As filed with the Securities and Exchange Commission on October __, 1998
                                                     REGISTRATION NO. 333-63083
===============================================================================




                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 Amendment No.1

                                RFS BANCORP, INC.
                 (Name of small business issuer in its charter)


              U.S.A.                                    6035                             Application Pending
 (State or other jurisdiction of   (Primary Standard Industrial Classification Code        (I.R.S. Employer
  incorporation or organization)                      Number)                            Identification No.)

                          310 BroadwayRevere, MA 02151
                                 (781) 284-7777

          (Address and telephone number of principal executive offices)
Address of principal place of business or intended principal place of business)

                                ----------------
                              Mr. James J. McCarthy
                      President and Chief Executive Officer
                             Revere Federal Savings
                                  310 Broadway
                                Revere, MA 02151
                                 (781) 284-7777

                                    Copy to:

                            Richard A. Schaberg, Esq.
                             Thacher Proffitt & Wood
                    1700 Pennsylvania Avenue, N.W. Suite 800
                             Washington, D.C. 20006
                                 (202) 347-8400
             (Name and address, and telephone of agent for service)

                                 ---------------

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
Title of Each Class of Securities   Amount to be       Proposed Maximum Offering        Proposed Maximum               Amount of
       to be Registered            registered(1)          Price Per Share (2)      Aggregate Offering Price (2)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $ 0.01 par value     590,496 shares               $ 10.00                    $5,904,960                  $1742.00
===================================================================================================================================

(1) Includes the maximum number of shares that may be issued in connection with this offering.
(2)  Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               RFS BANCORP, INC.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form SB-2:

         REGISTRATION STATEMENT                       LOCATION OR HEADINGS IN
            ITEM AND CAPTION                                 PROSPECTUS
---------------------------------------                ------------------------
1.       Forepart of the Registration                  Outside Front Cover Page
         Statement and Outside Front
         Cover Page of Prospectus

2.       Inside Front and Outside Back                 Inside Front  and Outside
         Cover Pages of Prospectus                     Back Cover Pages

3.       Summary Information and Risk                  Summary and Overview;Risk
         Factors                                       Factors

4.       Use of Proceeds                               Use of Proceeds

5.       Determination of Offering Price               The Reorganization--Stock
                                                       Pricing  and   Number  of
                                                       Shares to be Issued

6.       Dilution                                      Not Applicable

7.       Selling Security Holders                      Not Applicable

8.       Plan of Distribution                          Outside Front Cover Page;
                                                       The  Reorganization;  The
                                                       Offering  -- Subscription
                                                       Rights  --   Subscription
                                                       Offering   --   Community
                                                       Offering  --   Syndicated
                                                       Community  Offering    --
                                                       Marketing   and   Selling
                                                       Commissions

9.       Description of Securities to be               Certain  Restrictions  on
         Registered                                    Acquisition  of the Bank;
                                                       Description   of  Capital
                                                       Stock

10.      Interests of Named Experts and                Not Applicable
         Counsel

11.      Information with Respect to the               Outside Front Cover Page;
         Registrant                                    Selected   Financial  and
                                                       Other  Data of the  Bank;
                                                       Revere, MHC; RFS Bancorp,
                                                       Inc.;Revere       Federal
                                                       Savings;  Market  for the
                                                       Common             Stock;
                                                       Management's   Discussion
                                                       and Analysis of Financial
                                                       Condition  and Results of
                                                       Operations;  Business  of
                                                       the Company;  Business of
                                                       the   Bank;   Regulation;
                                                       Management     of     the
                                                       Company;   Management  of
                                                       the       Bank;       The
                                                       Reorganization;
                                                       Description   of  Capital
                                                       Stock;          Financial
                                                       Statements


12.      Disclosure of Commission Position             Not Applicable
         on Indemnification for Securities
         Act Liabilities

PROSPECTUS

[LOGO]

PMS GREEN 554

                                RFS BANCORP, INC.
              (Proposed Holding Company for Revere Federal Savings)
                      UP TO 590,496 SHARES OF COMMON STOCK

     Revere Federal Savings and Loan Association ("Revere Federal Savings"), a federal mutual savings association, is reorganizing into the mutual holding company form of organization. As part of the reorganization, Revere Federal Savings will convert to a stock savings bank and will become a wholly-owned subsidiary of RFS Bancorp, Inc., a federal corporation. RFS Bancorp, Inc. will become the majority-owned subsidiary of Revere, MHC, a federal mutual holding company. RFS Bancorp, Inc. will issue a majority of its common stock to Revere, MHC, and sell a minority of its common stock to the public. The shares of common stock of RFS Bancorp, Inc. are being offered to the public under the terms of a plan of reorganization that must be approved by members of Revere Federal Savings and by the Office of Thrift Supervision. The reorganization will not go forward if Revere Federal Savings does not receive these approvals, or if RFS Bancorp, Inc. does not sell at least a minimum number of shares of its common stock. Because the names of Revere Federal Savings, RFS Bancorp, Inc., and Revere, MHC are so similar, we will refer to Revere Federal Savings as the "Bank," we will refer to RFS Bancorp, Inc. as the "Stock Company," and we will refer to Revere, MHC as the "Mutual Company."

                                TERMS OF OFFERING


     An independent appraiser has estimated that the pro forma market value of the Stock Company to be between $8.1 million to $12.6 million. Based on this estimate, the Stock Company will issue between 807,500 and 1,256,374 shares of common stock. We are selling 47% of these shares, or between 379,525 and 590,496 shares, to the Bank's depositors, borrowers and the public and 53% of these shares, or between 427,975 and 665,878 shares, to the Mutual Company. Subject to regulatory approvals, we may increase the shares we issue in the reorganization and sell in the offering. After the reorganization is completed, stockholders other than the Mutual Company will own 47% of the shares of the common stock outstanding. Based in these estimates, we are making the following offering of shares of common stock.

                                     MINIMUM                MIDPOINT              MAXIMUM               ADJUSTED
                                     -------                --------              -------               --------
Price per share                  $    10.00              $    10.00             $    10.00          $    10.00
Number of shares                    379,525                 446,500                513,475             590,496
Reorganization expenses (1)      $  425,952              $  438,473             $  450,994          $  465,366
Net proceeds                     $3,369,298              $4,026,527             $4,683,756          $5,439,594
Net proceeds per share           $     8.88              $     9.02             $     9.12          $     9.21

-----------
(1) Includes Underwriting Commissions.


     PLEASE REFER TO THE RISK FACTORS SECTION BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

     THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Trident Securities, Inc. will use its best efforts to assist the Stock Company in selling at least the minimum number of shares, but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest bearing savings account at the Bank until the completion or termination of the Offering. We anticipate that the common stock (symbol "RFSB") will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board.

     For information on how to subscribe,  call the Stock Information  Center at
(781) ___-____.

                                 --------------
                            Trident Securities, Inc.
                                 --------------
                 The date of this Prospectus is ________, 1998.

                                    [ADD MAP]

                               [TO COME FROM RFS]

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING.............................
SUMMARY AND OVERVIEW.......................................................
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK.................
RECENT DEVELOPMENTS .......................................................
RISK FACTORS...............................................................
REVERE, MHC................................................................
RFS BANCORP, INC...........................................................
REVERE FEDERAL SAVINGS.....................................................
USE OF PROCEEDS............................................................
DIVIDEND POLICY............................................................
MARKET FOR THE COMMON STOCK................................................
CAPITALIZATION.............................................................
SHARES TO BE PURCHASED BY MANAGEMENT ......................................
PRO FORMA DATA.............................................................
CONSOLIDATED STATEMENTS OF INCOME..........................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................
BUSINESS...................................................................
FEDERAL AND STATE TAXATION.................................................
REGULATION.................................................................
MANAGEMENT.................................................................
THE REORGANIZATION.........................................................
THE OFFERING...............................................................
CERTAIN RESTRICTIONS ON ACQUISITION OF THE BANK............................
DESCRIPTION OF CAPITAL STOCK...............................................
TRANSFER AGENT AND REGISTRAR...............................................
EXPERTS....................................................................
LEGAL AND TAX MATTERS......................................................
ADDITIONAL INFORMATION.....................................................
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................


      This document contains forward-looking statements which involve risks and uncertainties. The Stock Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the "Risk Factors" section of this Prospectus.

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:   WHAT IS THE PURPOSE OF THE OFFERING?

A. We are selling shares of common stock so that we can raise capital to grow and compete more effectively, and so that our depositors, customers, employees, management and directors may obtain an equity ownership in the Bank. As part of the reorganization, you will have the opportunity to become a stockholder of the Stock Company, which will allow you to share indirectly in the future earnings and growth of our Bank. The offering will increase our capital for lending and investment activities. This will better enable us to continue the expansion of our retail banking franchise and to diversify operations. Further, as a stock bank operating through a holding company structure, we will improve our future access to the capital markets.

Q:   HOW DO I ORDER THE STOCK?

A: You must complete and return the stock order form and certification to us together with your payment, so that we receive it on or before 12:00 noon on _______ 1998.

Q:   HOW MUCH STOCK MAY I ORDER?

A. The minimum order is 25 shares (or $250). The maximum order for any individual person, persons on a single account, or persons acting together is 15,000 shares (or $150,000). We may decrease or increase the maximum purchase limitation without notifying you. However, if we increase the maximum purchase limitation, and you previously subscribed for the maximum number of shares, you will be given the opportunity to subscribe for additional shares.

Q:   WHO WILL BE PERMITTED TO PURCHASE STOCK?

A:   The stock will be offered on a priority basis to the following persons:

     o Persons who had aggregate deposit accounts of at least $50 with the Bank on December 31, 1996. Any remaining shares will be offered to:

     o The Stock Company's employee stock ownership plan. Any remaining shares will be offered to:

     o Persons who had aggregate deposit accounts of at least $50 with the Bank on September 30, 1998. Any remaining shares will be offered to:

     o Persons who were depositors or borrowers with the Bank on ___________, 1998.

     If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public, with preference given to natural persons residing in Revere, Massachusetts.

Q:   WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?

A. If the offering is oversubscribed, we will allocate shares based on the purchase priorities that we have adopted in the plan of reorganization and stock issuance plan. These purchase priorities are in accordance with regulations of the Office of Thrift Supervision. If the offering is oversubscribed in a particular category, then shares will be allocated among all subscribers in that category based on a formula that is described in detail in "The Reorganization and Offering."

Q: AS A DEPOSITOR OF THE BANK, WHAT WILL HAPPEN IF I DO NOT ORDER ANY COMMON STOCK?

A: You are not required to purchase common stock. Your deposit accounts, certificate accounts and any loans you may have with the Bank will not be affected by the reorganization.

Q:   HOW DO I DECIDE WHETHER TO BUY STOCK IN THE OFFERING?

A: In order to make an informed investment decision, you should read this entire prospectus, particularly the section titled "Risk Factors."

Q:   WHO CAN HELP ANSWER ANY QUESTIONS I MAY HAVE ABOUT THE OFFERING?

     If you have questions about the offering, you may contact:

                            STOCK INFORMATION CENTER
                   REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION

                                  310 BROADWAY
                           REVERE, MASSACHUSETTS 02151

                                 (781) ___-____

                              SUMMARY AND OVERVIEW

     This is a summary of selected information from this document and does not contain all the information that you need to know before making an informed investment decision. To understand the offering fully, you should read carefully this entire Prospectus, including the consolidated financial statements and the notes to the consolidated financial statements of the Bank. References in this document to the "Bank," "we," "us," or "our" refer to Revere Federal Savings. In certain instances where appropriate, "us" or "our" refers collectively to RFS Bancorp, Inc. and the Bank. References in this document to the "Stock Company" refer to RFS Bancorp, Inc. References to the "Mutual Company" refer to Revere, MHC.

THE REORGANIZATION AND OFFERING

         The reorganization involves a number of steps, including the following:

         o The Bank will establish the Stock Company and the Mutual Company, neither of which will have any assets prior to the completion of the reorganization.

         o The Bank will convert from the mutual form of organization to the capital stock form of organization and issue 100% of its capital stock to the Stock Company.

         o The Stock Company will issue between 807,500 and 1,256,374 shares of its common stock in the reorganization; 53% of these shares (or between 427,975 shares and 665,878 shares) will be issued to the Mutual Company, and 47% (or between 379,525 shares and 590,496 shares) will be sold to depositors, and possibly the public.

         o Membership interests that depositors and borrowers had in the Bank will become membership interests in the Mutual Company. As a result, former members of the Bank who controlled 100% of the votes eligible to be cast by the Bank's members prior to the reorganization will, through the Mutual Company, control 53% of the votes eligible to be cast by the Stock Company's stockholders immediately following the reorganization.

DESCRIPTION OF THE MUTUAL HOLDING COMPANY STRUCTURE

     The mutual holding company structure differs in significant respects from the savings and loan holding company structure that is used in a standard mutual to stock conversion. In a standard conversion, a converting mutual institution or its newly-formed holding company usually sells 100% of its common stock in a stock offering. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells less than half of its shares at the time of the reorganization. By doing so, a converting institution using the mutual holding company structure will raise less than half the capital that it would have raised in a standard mutual to stock conversion. Because of this, the Stock Company and the Bank will only raise an amount of capital which it believes it can prudently deploy.

     The shares that are issued to the Mutual Company may be subsequently sold to the Bank's depositors if the Mutual Company fully converts from the mutual to the stock form or organization. See "Conversion of the Mutual Company to the Stock Form of Organization." In addition, because the Mutual Company controls a majority of the Stock Company's common stock, we believe that the reorganization and offering will permit the Bank to achieve the benefits of a stock company without a loss of control that often follows a standard conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support for and involvement by financial institutions.

     Because the Mutual Company is a mutual corporation, its actions may not necessarily always be in the best interests of the Stock Company's stockholders. In making business decisions, the Mutual Company's Board of Directors will consider a variety of constituencies, including the depositors of the Bank, the employees of the Bank, and the communities in which the Bank operates. As the majority stockholder of the Stock Company, the Mutual Company is also interested in the continued success and profitability of the Bank and the Stock Company. Consequently, the Mutual Company will act in a manner that furthers the general interest of all of its constituencies, including, but not limited to, the interest of the stockholders of the Stock Company. The Mutual Company believes that the interests of the stockholders of the Stock Company, and those of the Mutual Company's other constituencies, are in many circumstances the same, such as the increased profitability of the Stock Company and the Bank and continued service to the communities in which the Bank operates.

BUSINESS PURPOSES OF THE REORGANIZATION

     The Board of Directors of the Bank has determined that the Reorganization is in the best interest of the Bank and its members. The Bank believes that the Reorganization will enable the Bank to compete more effectively with local community banks and thrift institutions and with statewide and regional banks. In particular, formation of the Stock Company as a subsidiary of the Mutual Company will permit the Stock Company to issue Common Stock, which is a source of capital not available to mutual savings banks.

     The sale of Common Stock will provide the Bank with new equity capital, which will support future deposit growth and expanded operations. The additional capital raised by the Bank in the Offering will raise the Bank's legal lending limit by 68.4%, allowing the Bank to originate larger balance loans in its market area. The proceeds of the Offering will also enable the Bank to grow its asset and deposit base by funding the construction and/or acquisition of one or more additional branch locations, modernize and expand our delivery systems and support our diversification into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies.


     Furthermore, since the Bank is competing with local and regional banks not only for customers, but also for employees, the Bank believes that the ability of the Stock Company to issue Common Stock also will better afford it the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, stock award plans and employee stock ownership plans. At the midpoint of the current Offering Range, approximately 35,720 shares of common stock are expected to be allocated to management and employees under the employee stock ownership plan at a total cost to the Stock Company of $357,200. In addition, the Bank expects to issue approximately 17,860 shares of Common Stock to management under a stock award plan subject to approval of the Stock Company's minority shareholders at an estimated cost of $178,600 (based on a price of $10.00 per share of common stock issued).


REVERE FEDERAL SAVINGS

     The Bank is a federally chartered mutual savings association which conducts business from its main office in Revere, Massachusetts, which is located five miles northeast of Boston, Massachusetts. The Bank's deposits are insured by the FDIC to the maximum extent permitted by law. At June 30, 1998, the Bank had total assets of $88.8 million, total deposits of $63.0 million and equity of $6.4 million.


     Formed in 1901, the Bank is a community-oriented savings institution whose business consists of accepting deposits from customers and investing those funds together with borrowings primarily in loans secured by single family homes. The Bank also serves the needs of small businesses and retail customers in its market area by originating commercial, commercial real estate, construction and development and consumer loans.

     The Bank invests in Treasury and Federal agency securities, asset-backed securities, mortgage-backed securities and other short term interest-bearing deposits. The Bank's principal sources of funds are deposits, borrowings and principal and interest payments on loans and investments. The principal source of income is interest and dividends on loans and investment securities. The Bank's principal expenses are interest paid on deposits, Federal Home Loan Bank ("FHLB") advances and general and administrative expenses.

     Business Strategy. Historically, the primary focus of the Bank has been to provide financing for single family housing in its market area of Revere, Massachusetts and surrounding communities. Indeed, at September 30, 1995, over 96% of the Bank's loan portfolio consisted of one- to four-family residential loans, and the Bank had no commercial real estate or commercial loans in its portfolio. Beginning in 1996, the Bank began to make significant investments in the human and technological resources necessary to create a platform for the future growth and profitability of the Bank. This strategy was designed to enhance the Bank's franchise value and strengthen earnings by diversifying its product lines, thereby increasing the size of the Bank's loan portfolio as well as its composition. Although the Bank believes the adoption of this strategy will increase profitability over the longer term, increases in operating expenses associated with this strategy will continue to put pressure on earnings in the short term.


o Retail Banking and Customer Service. The Bank continues to focus on expanding its residential lending and retail banking franchise and increasing the number of households served within the Bank's market area. For nearly 100 years, the Bank has served the needs of Revere and its surrounding communities and remains the only bank headquartered in Revere. Given the increasing consolidation in the financial services sector, the Bank believes that expanding its market share for traditional community banking products will enhance its reputation as a service oriented institution which meets the needs of the local community and provide inroads to new segments of the banking market.


o Small Business Banking. The Bank views its entry into the small business banking market as a natural outgrowth of its traditional community banking services. Since 1996, the Bank has made a major commitment to small business commercial lending (involving commercial and industrial loans and commercial real estate loans) as a means to increase the yield on its loan portfolio and attract lower cost transaction deposit accounts. The Bank has worked to develop a niche of making commercial loans to the small and medium sized companies in a wide variety of industries located in Revere and elsewhere in the greater Boston area. In particular, the Bank has expanded its lending to the business community surrounding the Logan International Airport which comprises a growing sector of the Revere and Chelsea markets. The Bank offers these businesses a variety of traditional loan products and commercial services administered by the Bank's commercial loan department which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the refinancing of existing corporate debt. As a result of the Bank's efforts, commercial business and commercial real estate loans have grown from zero at September 30, 1995 to approximately $7.0 million at June 30, 1998.


o Branch Expansion. The Bank believes that a branch network is crucial to increasing its market share in the traditional community banking and small business banking arenas and that its lending and deposit gathering activities are presently limited by the fact that it operates from only one location. The Bank has recently purchased its first branch facility in Chelsea, Massachusetts in a stable and growing small business market.

     In the future, the Bank expects to fund the construction and/or acquisition of one or more additional branch locations either de novo, or by purchasing an existing deposit base and/or location and to expand and renovate its main office to allow the Bank's administrative functions to be performed in a single facility. Expansion will facilitate greater services and increased loan originations within the Bank's existing underwriting standards.

o Expanded Delivery Systems. The increased use of alternative delivery channels has simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. In addition to conducting financial transactions at branch offices, customers are increasingly using ATMs, online banking and online bill payment and electronic fund transfer services. In response to these trends, the Bank offers 24 hour telebanking product which provides its customers with around the clock access to their accounts through the use of a touch tone telephone. The Bank also has located an ATM at Logan Airport and is currently in negotiations to open two additional ATMs in Revere and one ATM in downtown Boston in the fall of 1998. Finally, the Bank plans to introduce its home banking product which will give its customers access to their accounts through the use of their personal computers in the first quarter of 1999.

o Expansion of Product Lines. The Bank today has the opportunity to expand its market share and compete for an increased share of customers' financial services business by offering a diverse range of products and services that formerly may have been offered only by insurance companies and securities brokerage firms. The Bank intends to broaden its product line in order to better serve its customers, expand customer relations and diversify its income stream. In the near term, the Bank is contemplating offering various uninsured investment products, including fixed-rate and variable annuities and mutual funds, through relationships with third party broker-dealers and/or money managers that would service both retail and small business customers needs for investment products. The Bank also plans to investigate opportunities presented by affiliations with insurance agencies over the longer term. The Bank's strategy is to become a full service provider of financial services, enhancing the Bank's ability to attract and retain both retail and commercial customers.


     The brief description of the Bank in this summary should be considered in the context of the more detailed descriptions in this Prospectus, including "Risk Factors."

THE OFFERING

     We are offering a minimum of 379,525 shares and a maximum of 590,496 shares of Common Stock in the Offering, which will expire at 12:00 noon, Eastern time, on ________________, 1998 unless extended by us. Subject to the limitations set forth herein and our right to reject certain orders in whole or in part (as described under "The Offering -- Orders for Common Stock"), shares of Common Stock are being offered in descending order of priority to (1) Eligible Account Holders; (2) the ESOP; (3) Supplemental Eligible Account Holders; and (4) Other Members. At any time during or after the subscription offering, the Bank may offer shares to the general public, with a preference given to residents of Revere, Massachusetts. Consummation of the Offering is subject to (i) consummation of the Reorganization, which is conditioned on, among other things, approval by the members and the OTS, (ii) the receipt of all required federal approvals for the issuance of Common Stock in the Offering and (iii) the sale of a minimum of 379,525 shares of Common Stock. No assurance can be given that we will be able to obtain all regulatory approvals required to consummate the Reorganization.

     Trident will provide financial advice to us in connection with the Offering and will assist on a best efforts basis in the distribution of the Common Stock in the Offering. Trident may also manage a selling group of broker-dealers, which may include Trident, in a Syndicated Community Offering.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Offering, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Stock Issuance Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that any purchase of Common Stock will be solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of any shares purchased as a result of the exercise. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of such rights.

     Following the Offering, there generally will be no restrictions on the transfer or sale of shares by purchasers other than affiliates of the Bank and Stock Company or members of the National Association of Securities Dealers, Inc.

PURCHASE LIMITATIONS

     The Stock Issuance Plan provides that, except for the ESOP, no person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of the Common Stock offered in the Offering; provided that we may in our sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the number of shares offered in the Offering, or decrease it to as low as 0.5% of the number of shares offered in the Offering. If we increase such limitation, subscribers for the maximum amount will be, and certain other large purchasers in our sole discretion may be, given the opportunity to increase their orders up to the then applicable limit. We would only adjust the maximum purchase limitation if business circumstances or market conditions warrant such adjustment. No person may purchase fewer than 25 shares. The Bank's directors, officers and their "associates," may not purchase in the aggregate more than 34% of the Common Stock sold in the Offering.

PURCHASE PRICE AND STOCK PRICING

     We are offering the Common Stock at a fixed price of $10.00 per share. OTS regulations require that the aggregate purchase price of all shares to be issued in the Offering be consistent with an independent appraisal of the estimated pro forma market value of the Bank immediately prior to the consummation of the Offering. Based on the Independent Valuation, the estimated aggregate pro forma market value of the Bank is $9.5 million. Such appraisal is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock or as any form of assurance that, after the Offering, such shares may be resold at or above the Purchase Price. The Independent Valuation is based upon a number of factors and estimates derived from those factors, all of which are subject to change from time to time. See "The Reorganization" and "The Offering--Stock Pricing and Number of Shares to be Issued."

     Based upon the Independent Valuation and in consultation with Trident, we have established an offering range of between $3.8 million and $5.1 million, subject to adjustment up to $5.9 million to reflect any increase in the Independent Valuation (the "Offering Range"). We have established the Offering Range to provide the maximum flexibility in raising capital. Based upon the Independent Valuation, the shares that will be sold in the Offering as a percentage of the number of shares that will be outstanding after the Offering will be 47% at the minimum and maximum of the Offering Range.

      The Independent Valuation and the Minority Ownership Interest may be increased or decreased to reflect market and financial conditions immediately prior to the time the Offering is consummated. A change in the Independent Valuation will result in a corresponding increase or decrease in the Minority Ownership Interest and may, at the discretion of the Bank, result in an increase or decrease in the total number of shares being sold in the Offering. Regardless of a change in the Independent Valuation, the maximum of the Offering Range will not exceed 47% of the outstanding shares of Common Stock of the Stock Company. We are not required to notify you of a change in the Independent Valuation unless such change decreases the Independent Valuation by more than 15% below the midpoint of the Offering Range or increases the Independent Valuation by more than 15% above the maximum of the Offering Range.

     The Minority Ownership Interest will be determined as follows: (i) the numerator will be the product of (x) the number of shares of Common Stock sold in the Offering and (y) the Purchase Price ($10.00 per share); and (ii) the denominator will be the updated valuation of the estimated pro forma market value of the Bank immediately prior to conclusion of the Offering as determined by RP Financial. Regardless of a change in the Independent Valuation, the maximum shares sold in the Offering will not exceed 590,496 shares which, if the Independent Valuation increases by 15%, would result in a Minority Ownership Interest of 47%. The Minority Ownership Interest may decrease after the conclusion of the Offering if the Stock Company purchases additional shares of Common Stock in the open market.

PROPOSED PURCHASES BY MANAGEMENT


     Directors and executive officers of the Bank as a group (11 persons) are expected to purchase $907,000 of Common Stock in the Offering which, assuming the issuance of the anticipated midpoint 446,500 shares, would represent 20.3% of the Common Stock to be issued in the Offering. The ESOP intends to purchase up to 8% of the shares of Common Stock to be issued in the Offering which at the anticipated maximum is 41,078 shares.


BENEFITS TO MANAGEMENT AND DIRECTORS

     Stock Based Benefit Plans. As early as six months to one year following the completion of the Offering, the Stock Company intends to adopt certain stock-based benefit plans. These benefit plans include stock option plans providing for the grant of options to purchase shares of common stock equal to 10% of the Common Stock issued in the Offering (37,952 shares and 51,347 shares at the minimum and maximum of the Offering Range, or an aggregate dollar amount of $379,525 and $513,470, respectively, assuming an exercise price equal to the Purchase Price of $10.00 per share) and restricted stock programs providing for the grant of restricted stock awards of, in the aggregate, up to 4% of the shares of Common Stock issued in the Offering, or 15,181 shares and 20,539 shares at the minimum and maximum of the Offering Range, respectively. Such stock based benefit plans would have to be approved by a majority of the Minority Stockholders at an annual or special meeting of stockholders, to be held no earlier than six months after the completion of the Reorganization.

USE OF PROCEEDS

     The Stock Company will use the net proceeds from the offering as follows. The percentages we use are estimates:

o 85% will be added to the Bank's capital in exchange for all of the capital stock of the Bank.
o 8% will be loaned to the employee stock ownership plan to fund its purchase of common stock.
o    7% will be retained for general corporate purposes.

     The proceeds to be received by the Bank will be available for continued expansion of the retail banking franchise through the opening of new branches, deposit or bank acquisitions, continued growth in the loan portfolio, and the purchase of investment and mortgage related securities, in addition to general corporate purposes.


     Net proceeds from the sale of the Common Stock are estimated to be between $3.4 million and $4.7 million (or $5.4 million if the Independent Valuation is increased by 15%) depending on the number of shares sold and the expenses of the Offering. See "Pro Forma Data." Net proceeds will be used to support the Bank's expansion of its small business lending and other financial services and to expand the Bank's operations through the establishment of additional branch locations either de novo or through acquisitions and for expansion and renovation of the Bank's main office. The Bank is currently negotiating for the purchase of a second location in an adjacent market which the Bank considers a strong small business market. The estimated acquisition and renovation costs for the building are approximately $600,000. On an interim basis, it is anticipated that the net proceeds will be invested in instruments that qualify as short-term liquidity for regulatory purposes until such proceeds can be deployed in longer term investments. The Stock Company may also use such funds for other corporate purposes, including the funding of the ESOP loan and the funding of other employee benefit plans.


DIVIDENDS

     The Board of Directors does not anticipate paying a dividend in the near term. The Bank believes that its capital would be better deployed by expanding its small business lending and other corporate purposes. Declarations of dividends by the Board of Directors in the future will depend upon a number of factors, including the amount of the net proceeds, investment opportunities available to the Bank, capital requirements, regulatory limitations, the Bank's financial condition and results of operations, tax considerations and general economic conditions. There can be no assurance that dividends will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON STOCK

     To ensure that eligible members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form, giving all names on each deposit account and the account numbers at the applicable date. THE FAILURE TO PROVIDE ACCURATE AND COMPLETE ACCOUNT INFORMATION ON THE ORDER FORM MAY RESULT IN A REDUCTION OR ELIMINATION OF YOUR ORDER.

     Full payment by check, cash (except by mail), money order, bank draft or withdrawal authorization (payment by wire will not be accepted) must accompany an original order form. The Stock Company is not obligated to accept an order submitted on photocopies or telecopied order forms. We will not accept order forms if the certification appearing on the reverse side of the order form is not executed. We are not required to deliver a prospectus and order form by any means other than the U.S. postal service.

MARKET FOR THE COMMON STOCK

     We expect the Common Stock to be quoted on the OTC Bulletin Board under the symbol "RFSB". Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market will develop and be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00.

IMPORTANT RISKS IN PURCHASING AND OWNING RFS BANCORP'S COMMON STOCK

     Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages ____ to ____ of this prospectus, in addition to the other sections of this prospectus.

     The shares of common stock offered hereby:

     o    Are not deposit accounts;

     o Are not insured or guaranteed by the FDIC, or any other government agency; and

     o Are not guaranteed by the Stock Company, the Mutual Company, or the Bank.

     The common stock is subject to investment risk, including the possible loss of principal invested.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK

     The selected consolidated financial and other data of the Bank set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Bank and Notes thereto presented elsewhere in this Prospectus. The data presented for the nine months ended June 30, 1998 and 1997 was derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1998.

                                                                                          AT SEPTEMBER 30,
                                                 AT JUNE 30,-----------------------------------------------------------------------
                                                    1998           1997           1996          1995           1994      1993
                                             --------------------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
SELECTED FINANCIAL DATA:
     Total assets...........................      $  88,780  $   86,920           77,898        67,732        59,910     50,953
     Loans, net ............................         46,825      41,175           33,046        21,273        20,579     22,158
     Investments (1)........................         34,146      40,790           41,120        42,054        35,747     19,341
     Total deposits.........................         62,976      55,452           49,393        48,232        41,108     36,633
     FHLB advances..........................         19,284      25,104           22,712        13,818        13,482     10,000
     Total equity...........................          6,374       6,039            5,447         5,277         4,819      4,093
     Allowance for loan losses..............            506         377              325           206           187        67
     Non-performing loans...................            269         157              28            125           190        204
     Non-performing assets..................            269         157              28            125           298        332


                                                           FOR THE NINE
                                                           MONTHS ENDED
                                                             JUNE 30                        FOR THE YEAR ENDED SEPTEMBER 30,
                                                     -------------------------------------------------------------------------------
                                                         1998      1997        1997        1996          1995        1994      1993
                                                     -------------------------------------------------------------------------------
                                                                                       (IN THOUSANDS)
SELECTED OPERATING DATA:
     Interest and dividend income...................    $ 5,007  $   4,567   $   6,180   $   5,110  $   4,447 $    3,733   $   3,267
     Interest expense...............................      2,751      2,655       3,585       3,018      2,454      1,653       1,311
                                                        -------    -------     -------     -------    -------   --------     -------
     Net interest and dividend income...............      2,256      1,912       2,595       2,092      1,993      2,080       1,956
     Provision (benefit) for loan losses............        175         45          60         148         (2)       144         155
                                                        -------    -------     -------     -------    -------   --------     -------
     Net interest and dividend income after
       provision (benefit) for loan losses..........      2,081      1,867       2,535       1,944      1,995      1,936       1,801
     Total noninterest income.......................        117         81         116          67        348         42          44
     Total noninterest expense......................      1,865      1,373       1,888       1,891      1,531      1,261       1,190
                                                        -------    -------     -------     -------    -------   --------     -------
     Income before income taxes.....................        333        575         763         120        812        717         655
     Income taxes...................................        125        208         287          26        271        241         276
                                                        -------    -------     -------     -------    -------   --------     -------
     Net income.....................................    $   208    $   367     $   476     $    94    $   541   $    476     $   379
                                                        =======    =======     =======     =======    =======   ========     =======

                                                        (footnotes on next page)

                                                        AT OR FOR THE
                                                      NINE MONTHS ENDED
                                                          JUNE 30,                      AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                  ------------------------ ------------------------------------------------------
                                                      1998        1997         1997         1996         1995        1994    1993
                                                      ----        ----         ----         ----         ----        ----    ----
                                                                                   (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL RATIOS AND OTHER DATA(2)
   PERFORMANCE RATIOS:
     Return on average assets....................      0.31%        0.59%     0.56%          0.13%        0.86%        0.88%  0.89%
     Return on average equity....................      4.74         9.04      8.66           1.84         11.17        10.98  9.59
     Average equity to average assets............      6.60         6.49      6.52           7.13         7.69         8.00   9.24
     Equity to total assets at end of period.....      7.18         6.37      6.95           6.99         7.79         8.04   8.03
     Average interest rate spread................      3.16         2.88      2.89           2.72         2.99         3.71   4.50
     Net interest margin.........................      3.48         3.13      3.16           3.00         3.26         3.94   4.74
     Average interest-earning assets to average
       interest-bearing liabilities .............    107.52       106.01    106.16         106.60       106.66       107.06 107.57
     Total noninterest expense to average assets.      2.81         2.20      2.24           2.63         2.43         2.33   2.78
     Efficiency ratio(3).........................     78.63        68.89     69.64          87.59        65.36        59.43  59.50
   REGULATORY CAPITAL RATIOS:
     Tangible capital............................      6.63         6.66      6.54           6.69         7.56         7.68   8.03
     Core capital................................      6.63         6.66      6.54           6.69         7.56         7.68   8.03
     Risk-based capital..........................     17.89        20.21     21.33          24.03        33.42        33.12  28.12
   ASSET QUALITY RATIOS:
     Non-performing loans as a percent
       of loans..................................      0.57         0.00      0.38           0.08         0.58         0.91   0.92
     Non-performing assets as a percent
       of total assets...........................      0.30         0.00      0.18           0.04         0.18         0.50   0.65
     Allowance for loan losses as a percent
       of loans .................................      1.07         0.94      0.91           0.97         0.96         0.90   0.30
     Allowance for loan losses as a percent
       of non-performing loans ..................    188.12           N/A   240.03       1,159.67       164.86        98.33  32.76
   NUMBER OF:
     Loans outstanding...........................       834          717       775            569          440          436    487
     Deposit accounts............................     7,763        6,666     6,907          6,008        5,100        4,458  4,079
     Full-service offices........................         1            1         1              1            1            1      1
     Full-time equivalent employees .............        26           19        22             17           13           12     12

-------------

(1)  The  Association  adopted  Statement  of  Financial   Accounting  Standards
     ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") as of September 30, 1994.

(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.

                               RECENT DEVELOPMENTS

      The selected consolidated financial and other data presented below as of September 30, 1998, at and for the twelve months ended September 30, 1998, are derived from unaudited financial data, but, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such period.




                                                    AT SEPTEMBER 30,     AT SEPTEMBER 30,
                                                          1998                 1997
                                                  ---------------------------------------
                                                              (IN THOUSANDS)
SELECTED FINANCIAL DATA:
     Total assets.................................    $89,468             $ 86,920
     Loans, net...................................     46,852               41,175
     Investments (1)..............................     31,005               40,790
     Total deposits...............................     64,484               55,452
     FHLB advances................................     18,204               25,104
     Total equity.................................      6,484                6,039
     Allowance for loan losses....................        528                  377
     Non-performing loans.........................        199                  157
     Non-performing assets........................        199                  157




                                                     FOR THE YEAR ENDED
                                                          SEPTEMBER 30,
                                                   -----------------------
                                                      1998        1997
                                                   -----------------------
                                                        (IN THOUSANDS)
SELECTED OPERATING DATA:
     Interest and dividend income.................. $6,643        $6,180
     Interest expense..............................  3,604         3,585
                                                   --------------------
     Net interest and dividend income..............  3,039         2,595
     Provision for loan losses.....................    197           60
                                                   --------------------
     Net interest and dividend income after
        provision for loan losses..................  2,842         2,535
     Total noninterest income......................    155           116
     Total noninterest expense.....................  2,533         1,888
                                                   --------------------
     Income before income taxes....................    464           763
     Income taxes..................................    173           287
                                                   --------------------
     Net income.................................... $  291        $  476
                                                   ====================

                                                                         AT OR FOR THE YEAR
                                                                        ENDED SEPTEMBER 30,
                                                                 ------------------------------
                                                                       1998              1997
                                                                 ------------------------------
                                                                       (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL RATIOS AND OTHER DATA(2):
     Performance Ratios:
       Return on average assets..................................       0.33%          0.56%
       Return on average equity..................................       4.94           8.66
       Average equity to average assets..........................       6.66           6.52
       Equity to total assets at end of period...................       7.25           6.95
       Average interest rate spread..............................       3.20           2.89
       Net interest margin.......................................       3.53           3.16
       Average interest-earning assets to average
         interest-bearing liabilities............................     107.71         106.16
       Total noninterest expense to average assets...............       2.86           2.24
       Efficiency ratio(3).......................................      79.30          69.64
     REGULATORY CAPITAL RATIOS:
       Tangible capital..........................................       6.67           6.54
       Core capital..............................................       6.67           6.54
       Risk-based capital........................................      17.72          21.33
     ASSET QUALITY RATIOS:
       Non-performing loans as a percent of loans................       0.42           0.38
       Non-performing assets as a percent of total
         assets..................................................       0.22           0.18
       Allowance for loan losses as a percent of loans...........       1.11           0.91
       Allowance for loan losses as a percent of
         non-performing loans....................................     265.45         240.03
     NUMBER OF:
       Loans outstanding.........................................        857            775
       Deposit accounts..........................................      8,083          6,907
       Full-service offices......................................          1              1
       Full-time equivalent employees............................         27             22

------------------------
(1)  The  Association  adopted  Statement  of  Financial   Accounting  Standards
     ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") as of September 30, 1994.

(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(3) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest and dividend income and noninterest income.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997.

     The Bank's total assets increased by $2.6 million or 3.0% to $89.5 million at September 30, 1998 from $86.9 million at September 30, 1997. The net increase in total assets is primarily attributable to a $5.7 million increase in net loans and an increase in federal funds sold of $5.5 million, offset by a $9.8 million decrease in investment securities. Total net loans increased by $5.7 million or 13.8% to $46.9 million or 52.4% of total assets at September 30, 1998 as compared to $41.2 million or 47.4% of total assets at September 30, 1997. The Bank's loan growth reflected the continued emphasis on commercial and commercial real estate lending. Investment securities held by the Bank decreased by $9.8 million or 24.0% to $31.0 million at September 30, 1998 from $40.8 million at September 30, 1997. This decrease is primarily due to the call of $8.7 million of Agency Bonds.

     Total deposits increased by $9.0 million or 16.2% to $64.5 million at September 30, 1998 from $55.5 million at September 30, 1997. Total FHLB advances decreased by $6.9 million or 27.5% to $18.2 million at September 30, 1998 from $25.1 million at September 30, 1997. The Bank used proceeds from bonds called and excess cash to paydown advances during this period. Total equity increased by $445,000 or 7.4% to $6.5 million at September 30, 1998 from $6.0 million at September 30, 1997 principally as a result of net income $291,000.

COMPARISON OF THE OPERATING RESULTS FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997.

     Net Income. The Bank's net income for the twelve months ended September 30, 1998 was $291,000 as compared to $476,000 for the twelve months ended September 30, 1997. This $185,000 or 38.9% decrease in net income during the period was the result of an increase of $463,000 in interest and dividend income and an increase of $39,000 in other income, offset by an increase of $645,000 in operating expenses, an increase of $137,000 in provision for loan losses, an increase of $19,000 in interest expense, and a decrease in provision for income taxes of $114,000. The Bank's continued expansion of its lending activities accounted for the increase in interest income, while its operating expenses increased due to increased staffing and advertising. The return on average assets for the twelve months ended September 30, 1998 was .33% compared to .56% for the twelve months ended September 30, 1997.

     Interest and Dividend Income. Total interest and dividend income increased by $463,000 or 7.5% to $6.6 million for the twelve months ended September 30, 1998 from $6.2 million for the twelve months ended September 30, 1997. The increase in interest and dividend income was a result of a higher level of loans and a greater mix of higher yielding commercial and commercial real estate loans funded by bonds called. The average balance of net loans for the twelve months ended September 30, 1998 was $45.0 million compared to $36.3 million for the twelve months ended September 30, 1997. The average yield on net loans was 8.60% for the twelve months ended September 30, 1998 compared to 8.33% for the twelve months ended September 30, 1997, reflecting an increase in the amount of commercial and commercial real estate loans. The average balance of investment securities for the twelve months ended September 30, 1998 was $35.4 million compared to $44.1 million for the twelve months ended September 30, 1997. The average yield on investment securities was 6.98% for the twelve months ended September 30, 1998 compared to 6.96% for the twelve months ended September 30, 1997.

     Interest Expense. Interest expense increased by $19,000 or .53 % to $3.6 million for the twelve months ended September 30, 1998 from $3.6 million for the twelve months ended September 30, 1997. Interest expense increased as a result of increases in overall deposit balances as well as a decrease in Federal Home Loan Bank of Boston borrowings. Average interest-bearing deposits increased by $5.7 million or 11.2% to $57.1 million for the twelve months ended September 30, 1998. Deposit balances have increased as a result of offering free checking products and certificate of deposit products with competitive rates. Accordingly, interest expense on deposits increased $233,000 or 11.3% to $2.3 million during this period from $2.1 million during fiscal year 1997. Interest expense on advances from the Federal Home Loan Bank decreased $215,000 or 14.1% to $1.3 million for the year ended September 30, 1998 from $1.5 million for the year ended September 30, 1997.

     Net Interest and Dividend Income. The Bank's net interest and dividend income for the twelve months ended September 30, 1998 increased $444,000 or 17.1% to $3.0 million from $2.6 million for the twelve months ended September 30, 1997. The increase is attributed to a combination of the $463,000 increase in interest and dividend income and the $19,000 increase in interest expense on deposits and borrowed funds.

     The average yield on interest earning assets increased 19 basis points to 7.71% for the twelve months ended September 30, 1998 from 7.52 % for the twelve months ended September 30, 1997, while the average cost on interest-bearing liabilities increased by 12 basis points to 4.51% for the twelve months ended September 30, 1998 from 4.63% for the twelve months ended September 30, 1997. As a result of the Bank's strategy to restructure the balance sheet, the interest rate spread increased to 3.20% for the twelve months ended September 30, 1998 from 2.89% for the twelve months ended September 30, 1997 and the net interest margin improved from 3.16% to 3.53% during this period.

     Provision for Loan Losses. The allowance for loan losses is maintained through the provision for loan losses which is a charge to operations. The provision reflects management's assessment of potential losses and is based on a review of the risk characteristics as well as the growth of the loan portfolio. The Bank considers many factors in determining the level of the provision for loan losses. Collateral value on a loan by loan basis, trends of loan delinquencies, risk classification identified in the Bank's regular review of individual loans, and economic conditions are major factors in establishing the provision. The provision for loan losses increased by $137,000 or 228.3% to $197,000 for the twelve months ended September 30, 1998 from $60,000 for the twelve months ended September 30, 1997. At September 30, 1998, the balance of the allowance for loan losses was $528,000 or 1.11% of total loans versus $377,000 or .91% of total loans at September 30, 1997. The increase in the provision is due to the overall increase in loan volume and the increased focus on the origination of commercial real estate and commercial loans. As the Bank continues to expand its small business lending, additional increases to the provision are likely.

     Noninterest Income. Total noninterest income increased by $39,000 or 33.6% to $155,000 for the twelve months ended September 30, 1998 from $116,000 for the twelve months ended September 30, 1997. The increase was primarily the result of increased fees on transactional deposit accounts. The Bank anticipates increases to noninterest income as it continues to expand the volume of its deposit relationships. It is also the Bank's goal to increase its level of noninterest income by continually considering additional sources of revenue.

     Noninterest Expense. Noninterest expense increased by $645,000 or 34.2% to $ 2.5 million for the twelve months ended September 30, 1998 from $1.9 million for the twelve months ended September 30, 1997. The increase resulted primarily from a general increase in operating expenses. Salaries and employee benefits, the largest component of noninterest expense, was $1.2 million for the twelve months ended September 30, 1998 as compared to $919,000 for the twelve months ended September 30, 1997, an increase of $298,000 or 32.4%. This increase was primarily associated with an increase of five full time equivalent employees to staff the commercial lending and operations departments. During the period, professional fees increased from $122,000 to $213,000 or 74.6% due to the added cost of outside loan review and certain legal and consulting costs associated with the Bank's expansion. Occupancy expense increased by $40,000 or 35.0% to $155,000 for the twelve months ended September 30, 1998 as compared to $115,000 for the twelve months ended September 30, 1997, with the increase primarily related to additional space utilized for certain administrative functions. Other increases were incurred in the areas of equipment, data processing and advertising services, primarily related to the expansion of the Bank's product lines and additional services. Annual operating expenses are also expected to increase in future periods due to the increased cost of operating an additional branch location and as a stock institution.

     Income Taxes. The net provision for income taxes amounted to $173,000 for the year ended September 30, 1998 as compared to $287,000 for the year ended September 30, 1997, resulting in effective tax rate of 37.3% for the period. The effective tax rate reflects the Bank's utilization of a securities investment subsidiary to substantially reduce state income taxes.

                                  RISK FACTORS

     In addition to other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment decision.


ANTICIPATED LOW RETURN ON EQUITY AND INCREASED EXPENSES FOLLOWING REORGANIZATION

     Return on average equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a savings institution to its peers. As a result of the reorganization, our equity will increase substantially. Our expenses also will increase due to several factors. First, we will incur significant expenses in establishing our new branch office in Chelsea, Massachusetts. Our compensation expense may increase due to added personnel to staff our new branch. We will also see added expense associated with stock compensation plans, as well as with the costs of being a public company. Because of the increase in our equity and expenses, we expect our return on equity to decrease as compared to our performance in previous years. For the nine months ended June 30, 1998, the Bank's return on average equity was 4.74%. On a pro forma basis, for the nine months ended June 30, 1998, assuming the sale of the midpoint of 446,500 shares of Common Stock in the Reorganization at the beginning of the fiscal year, the Company's return on equity would have been 3.72%. A lower return on equity could reduce the trading price of our shares. While increases in our operating expenses may be offset by earnings on the offering proceeds, there can be no assurance that we will be able to increase net income in future periods.

RISKS ASSOCIATED WITH GROWTH OF THE BANK'S COMMERCIAL LOAN AND COMMERCIAL REAL ESTATE LOAN PORTFOLIO


     Beginning in 1996, our lending activities have increasingly emphasized commercial and commercial real estate loans to small businesses in our market area. At June 30, 1998, our total loan portfolio included commercial loans of $2.8 million, or 5.9% of total loans and commercial real estate loans of $4.2 million or 8.8% of total loans. Commercial loans accounted for 13.5% and 0% of our total loan originations during the fiscal years 1997 and 1996, respectively, and commercial real estate loans accounted for 15.6% and 2.3% of our total loan originations during the fiscal years 1997 and 1996, respectively. Additionally, because we have originated most of our commercial and commercial real estate loans within the past two years, the commercial and commercial real estate loan portfolio is relatively unseasoned, and there can be no guarantee as to the long-term performance of such loans.

     We attempt to collateralize all of our commercial loans with real estate or tangible commercial assets. Loans secured by commercial real estate properties generally involve a higher degree of risk than the single-family mortgages that we have traditionally emphasized. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Commercial and commercial real estate loans may also involve relatively large loan balances to single borrowers or groups of related borrowers. The repayment of commercial loans is typically dependent on the successful operation and income stream of the borrower. Such loans can be significantly affected by economic conditions. In addition, commercial and commercial real estate lending generally requires substantially greater oversight efforts compared to residential real estate lending.

GENERAL RISKS OF BRANCH EXPANSION AND GROWTH OPPORTUNITIES

     Our future growth will depend on the success of increasing our loan portfolio, expanding our product lines, opening de novo branches and/or the success of any future branch acquisitions. The Bank's ability to increase the origination of small business loans and expand product lines will depend on market conditions in the Bank's primary market area. The success of the branching opportunities will, in turn, depend on a number of factors, including, without limitation: our ability to integrate new branches into the current operations of the Bank; our success in attracting customers and a sufficient amount of deposits to make the new branches profitable; our ability to control the incremental noninterest expenses from the new branches in a manner that enables us to maintain a favorable overall efficiency ratio; our ability to attract and retain the appropriate personnel to staff any new branches; and our ability to earn acceptable levels of noninterest income from any new branches.


STRONG COMPETITION WITHIN THE BANK'S MARKET AREA


     We face competition for both the deposits we accept and the loans we make. We face direct competition from a number of financial institutions, such as other savings institutions, commercial banks, credit unions and other providers of financial services, many of which are significantly larger than us and, therefore, have greater financial and marketing resources than we do. In relation to some of our competitors and due to our size, we offer a more limited product line.


SENSITIVITY TO CHANGES IN INTEREST RATES ENVIRONMENT


     Our  results  of  operations  and  financial  condition  are  significantly affected by changes in interest rates. Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because, as a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income.

     Changes in interest rates also affect the value of our interest-earning assets, and in particular our investment securities portfolio. Generally, the value of investment securities fluctuates inversely with changes in interest rates. At June 30, 1998, our securities portfolio totaled $34.1 million, including $849,000 of securities available for sale. Unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale therefore could have an adverse affect on stockholders' equity.

     We are also subject to reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities.


RECENT STOCK MARKET VOLATILITY

     Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of the Company and general industry and economic conditions. Due to possible continued market volatility and to other factors, including certain Risk Factors discussed in this document, there can be no assurance that, following the reorganization, the trading price of our common stock will be at or above the $10.00 per share initial offering price.


DEPENDENCE ON KEY INDIVIDUALS

     The Bank is dependent in large part on its ability to retain the services of certain key personnel, including James J. McCarthy, President and Chief
Executive Officer and Anthony J. Patti, Executive Vice President and Chief Financial Officer. The departure of either of them could have a material adverse effect on the Bank's operations. The Bank intends to enter into employment agreements with these officers. The Bank's continued success is also dependent on its ability to retain and attract other qualified employees to meet the Bank's needs.

POTENTIAL DILUTION TO MINORITY STOCKHOLDERS RESULTING FROM ANY MUTUAL TO STOCK CONVERSION

     In the event of a full conversion to stock form, the Plan of Reorganization provides that, subject to written OTS approval, (i) the stockholders of the Stock Company will be entitled to exchange their shares of stock for shares of the converted Mutual Company in a manner that is fair and reasonable to such stockholders and subject to the stock purchase limitations of the OTS conversion regulations (which may, as a condition to OTS approval of the Conversion Transaction, in certain limited circumstances require certain insiders of the Stock Company who have accumulated shares in excess of the stock purchase limitations of the Conversion Transaction to divest such shares in connection with such Conversion Transaction, and also potentially restrict or prohibit additional purchases of Common Stock in the Conversion Transaction by other stockholders that would be in excess of such stock purchase limitations), or
(ii) the Mutual Company may purchase all shares not owned by it simultaneously with the consummation of the Conversion Transaction at the fair market value of such shares. The OTS has recently modified its policy with respect to dividends waived by mutual companies to require that, in the case of mutual to stock conversions of recently-formed mutual companies such as the

POSSIBLE DILUTIVE EFFECT OF STOCK OPTIONS AND RESTRICTED STOCK PROGRAMS


     We intend to establish an ESOP for the benefit of our employees, and no sooner than six months after the Reorganization, we intend to establish, if approved by the Minority Stockholders, stock option and restricted stock award programs for the benefit of directors, officers and employees (hereinafter "Stock Option Plans" and "Restricted Stock Program"). Assuming the sale of _________ shares, if all of the options under the proposed Stock Option plan were to be exercised using authorized but unissued Common Stock, the voting interests of existing stockholders would be diluted by approximately_____%. The Restricted Stock Program, if approved by the Minority Stockholders of the Company, will acquire up to 4% of the shares of Common Stock issued in the Offering (assuming OTS approval is obtained), either through open market purchases, if permitted, or from the issuance of authorized but unissued shares. Assuming the Stock Programs are funded by open market purchases, the voting interests of existing shareholders will not be diluted and assuming that the shares were acquired at the Purchase Price, the effect on pro forma net earnings per share and stockholders' equity per share would be as set forth under "Pro Forma Data."


MUTUAL COMPANY CONTROL OF STOCK COMPANY AND OTHER ANTI-TAKEOVER PROVISIONS

     Voting Control of the Mutual Holding Company. Under regulations of the OTS, the Plan of Reorganization and our governing corporate instruments, a majority of the Stock Company's voting shares must owned by the Mutual Company, and the Mutual Company will own 53.0% of the Common Stock outstanding at the completion of the Offering. The Mutual Company will be controlled by its executive officers and directors, who initially will consist of persons who are executive officers and directors of the Stock Company. Executive officers and directors of the Stock Company will own 90,700 shares of Common Stock or 20.3% of the Common Stock outstanding at the completion of the Offering (assuming shares are sold at the midpoint of the Offering Range and that executive officers and directors receive all of the shares for which they are expected to subscribe), and, based on such assumptions, the Mutual Company and executive officers and directors as a group would own 73.3% of the Common Stock outstanding at the conclusion of the Offering. If all shares issuable under the ESOP, the Restricted Stock Plan and the Stock Option Plan were issued to the management and directors of the Company, management and directors would control ___% of the total voting stock of the Company at the maximum of the offering range. The Mutual Company will elect all members of the Board of Directors of the Stock Company, and, with certain exceptions, will control the outcome of matters presented to the stockholders of the Stock Company for resolution by vote. The Mutual Company, acting through its Board of Directors, will be able to control the business and operations of the Stock Company and the Bank and will be able to prevent any challenge to the ownership or control of the Stock Company by stockholders other than the Mutual Company ("Minority Stockholders"). No assurance can be given that the Mutual Company will not take actions that may be considered adverse to the interests of minority stockholders. Although OTS regulations and the Plan of Reorganization permit the Mutual Company to convert from the mutual to the capital stock form of organization, there can be no assurance when, if ever, a conversion of the Mutual Company will occur.

     Anti-Takeover Provisions in the Stock Company's and the Bank's Governing Instruments. In addition, certain provisions of the Stock Company's charter and bylaws, particularly a provision limiting voting rights, as well as certain federal regulations will assist the Stock Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, staggered Boards of Directors, no cumulative voting for directors, limits on the calling of special meetings of shareholders, and limits on the ability to vote Common Stock in excess of 10% of outstanding shares (except as to shares held by the Mutual Holding Company and the ESOP). These provisions in the Bank's and the Stock Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management.


ABSENCE OF ACTIVE AND LIQUID MARKET FOR COMMON STOCK

     Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them. The common stock may not be appropriate as a short-term investment.

TECHNOLOGY RISKS AND YEAR 2000 PROBLEM


     Our future success will depend, in part, on our ability to address the needs of customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the Bank's operations. Many of our competitors have substantially greater resources than we do to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to the public.

     The use of technology-related products, services, delivery channels, and processes expose a bank to various risks, particularly transaction, strategic, reputation and compliance risk. There can be no assurance we will be able to successfully manage the risks associated with its increased dependence on technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


     The "Year 2000 Problem" centers on the inability of computer systems to precisely recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. Software, hardware, and equipment both within and outside the Bank's direct control and with whom the Bank electronically or operationally interfaces (e.g., third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. The Bank has taken steps to ensure that such systems will properly recognize information when the year changes to 2000 and that it is in compliance with federal bank regulatory directives in this area. Management of the Bank believes that the costs of addressing the Year 2000 Problems will not have a material adverse impact on the Bank's financial position, results of operations, or cash flows in the future periods. Nonetheless, the Bank's ability to predict the costs associated with Year 2000 compliance is subject to some uncertainties, and the Bank may incur additional unexpected expenditures in connection with Year 2000 compliance.

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

     The Bank is subject to extensive regulation and supervision as a federal savings association. The regulatory authorities have extensive discretion in connection with their supervision and enforcement activities and their examination policies, including the imposition of restrictions on the operation of a savings institution, the classification of assets by an institution and the imposition of an increase in a savings institution's allowance for loan losses. In addition, the Mutual Company, as a savings and loan holding company, will be subject to extensive regulation and supervision. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or Congress, could have a material impact on the Mutual Company, the Stock Company, the Bank, their operations or the Plan of Reorganization and Stock Issuance Plan.

IRREVOCABILITY OF ORDERS; RISK OF DELAYED OR CANCELLED OFFERING

     We expect to complete the Reorganization and Offering within the time periods indicated in this Prospectus. However, consummation of the Reorganization and Offering is conditioned on OTS approval of the Plan of Reorganization which is expected, but has not yet been received. If OTS approval is not received, all funds received from subscribers will be returned promptly with interest and all withdrawal authorizations will be terminated. In addition, it is possible, although not anticipated, that adverse market, economic or other factors could significantly delay the completion of the Reorganization and Offering and result in a delay in subscribers receiving their stock certificates, increased Offering costs or changes in the Offering Range. The Subscription Offering could be extended to ___________, 1998 and the Community Offering extended to as late as__________, 1998, before subscribers would have the right to modify or rescind their subscriptions. If the Subscription and Community Offerings are extended beyond such dates, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly, with interest, or to have their withdrawal authorization terminated.

                                   REVERE, MHC

     The Bank has submitted a Notice of Mutual Company Reorganization and Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company ("Notice") to the OTS pursuant to which the Bank has requested approval to reorganize into the mutual holding company structure. It is anticipated that the Bank will receive approval of the Notice; however, it is unknown prior to actual receipt of OTS approval what conditions, if any, the OTS may impose on the Reorganization. In the event the OTS approval contains conditions which, in the opinion of the Board of Directors of the Bank, are unacceptable, the Bank may determine to terminate the Reorganization and/or the Offering and return all subscription funds collected in connection with the Offering. As part of the Reorganization, the Bank will establish a federal mutual holding company under the laws of the United States with the powers set forth in its proposed charter and bylaws. Members of the Mutual Company (consisting of depositors of the Bank) shall have sole authority to elect the Board of Directors of the Mutual Company for so long as the Mutual Company remains mutually owned. Initially, the Mutual Company's principal assets will be the shares of Common Stock received in the Reorganization and up to $100,000 in cash.

     Immediately after consummation of the Reorganization, it is expected that the Mutual Company's operations will consist of activities relating to its investment in a majority of the Common Stock of the Stock Company and maintenance of books and records relating to members of the Mutual Company. The Mutual Company may accept dividends paid by the Stock Company in an amount necessary to pay expenses. In addition, the Mutual Company may accept dividends paid by the Stock Company to be used for other purposes, including purchasing Common Stock from time to time in the open market or from the Stock Company. The Mutual Company may participate in any such plan. There can be no assurances that the Mutual Company will accept dividends paid by the Stock Company, or if such dividends are accepted, that the Mutual Company will purchase shares of Common Stock in the open market. Any Mutual Company purchases of Common Stock will increase the percentage of the Stock Company's outstanding shares of Common Stock held by the Mutual Company and increase the number of shares eligible to be sold in any subsequent secondary offering or Conversion Transaction by the Mutual Company.

     The Mutual Company will be a mutual corporation chartered and regulated by the OTS. The Mutual Company will be subject to the limitations and restrictions imposed on savings institution mutual holding companies by Section 10(o)(5) of HOLA. See "Regulation -- Regulation of the Mutual Company."

     The Mutual Company's principal executive office will be located at 310 Broadway, Revere, Massachusetts 02151 and its telephone number will be (781) 284-7777.

                                RFS BANCORP, INC.

     The Stock Company will be formed as a federal corporation and will own 100% of the Bank's common stock. The Stock Company has not yet been formed, and accordingly, its financial statements are not included in this Prospectus. The OTS has approved an application for the Stock Company to become a savings and loan holding company through the acquisition of all of the capital stock of the Bank to be issued and outstanding upon completion of the Reorganization. The Stock Company will have all of the powers set forth in its federal charter and federal law and OTS regulations.

     The Stock Company will retain up to 15% of the net proceeds of the Offering. Part of the net proceeds will be used to fund a loan to the Bank's ESOP, which is expected to purchase up to 8% of the Common Stock sold in the Offering. The remainder of the net proceeds will be used for general corporate purposes. The holding company structure will provide the Stock Company with greater flexibility than is currently available to the Bank to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. The business activities of the Stock Company will be subject to the same restrictions under federal law as the Mutual Company. The Stock Company initially will not conduct any active business and does not intend to employ any person other than its officers, although it may utilize the Bank's support staff from time to time.

     The Stock Company's executive office will be located at the administrative offices of the Bank, at 310 Broadway, Revere, Massachusetts 02151. Its telephone number will be (781) 284-7777.

                             REVERE FEDERAL SAVINGS

     The Bank is a federally chartered mutual savings association which conducts business from its main office located in Revere, Massachusetts, which is located five miles northeast of Boston, Massachusetts. The Bank's deposits are insured by the FDIC to the maximum extent permitted by law. At June 30, 1998, the Bank had total assets of $88.8 million, total deposits of $63.0 million and equity of $6.4 million.

     The primary focus of the Bank is to provide financing for single family housing and small businesses in its market area of Revere, Massachusetts. The Bank originates one- to four-family residential mortgages and non-residential commercial real estate, commercial, consumer and construction loans. The Bank also invests its excess funds in Treasury and Federal agency securities, mortgage-backed securities, asset-backed securities and other short term interest-bearing deposits. The Bank's principal sources of funds are deposits, borrowings and principal and interest payments on loans. The principal source of income is interest on loans and investment securities. The Bank's principal expenses are interest paid on deposits and employee compensation and benefits. See "Business" on page ____.

     The Bank's executive office will be located at the administrative offices of the Bank, at 310 Broadway, Revere, Massachusetts 02151. Its telephone number will be (781) 284-7777.

                                 USE OF PROCEEDS

     An amount equal to 85% of the net proceeds from the sale of the Common Stock ($3.4 million at the midpoint of the Current Valuation Range) will be added to the general funds of the Bank and used for general corporate purposes, including the origination of loans, funding the construction and/or acquisition costs of establishing new branch locations and renovating existing facilities, and enhancing future access to capital markets. The Bank is currently negotiating a purchase of a second location. The estimated acquisition and renovation costs for the building are approximately $600,000. The Stock Company will retain the balance of the funds for its initial capitalization, with a portion of those funds ($357,200 at the midpoint of the Current Valuation Range) being loaned to the ESOP to fund its purchase of Common Stock in the Offerings following completion of the Offering. Subject to applicable limitations, the Stock Company may also use available funds to repurchase shares of Common Stock and for the payment of dividends. We expect that, in the interim, we will invest all or part of the net proceeds in U.S. Government and Agency securities and other short-term investments.

     The total number of shares of the Common Stock to be issued in the Reorganization cannot be stated with certainty at this time, because it will depend upon the estimated pro forma market value of the Common Stock at the time of sale. See "The Offering -- Stock Pricing and Number of Shares to be Issued." However, the net proceeds to the Company would be approximately $3,669,327 based upon the assumptions that (i) 446,500 shares of Common Stock are sold at a purchase price per share of $10.00 for an aggregate of $4,465,000 (the midpoint of the Offering Range) and (ii) the Offering expenses are $438,473 in the aggregate.

     THE ACTUAL NET PROCEEDS MAY BE MORE OR LESS THAN THE ESTIMATED AMOUNT BECAUSE THE TOTAL PROCEEDS FROM THE SALE OF THE COMMON STOCK MAY BE SIGNIFICANTLY MORE OR LESS THAN THE MIDPOINT OF THE CURRENT VALUATION RANGE AND BECAUSE ACTUAL REORGANIZATION EXPENSES MAY BE MORE OR LESS THAN THOSE CURRENTLY EXPECTED.

                                 DIVIDEND POLICY

     The Board of Directors does not anticipate paying a dividend in the near term. The Bank believes that its capital would be better deployed by expanding its small business lending and other general corporate purposes. Declarations of dividends by the Board of Directors in the future will depend upon a number of factors, including the amount of the net proceeds, investment opportunities available to the Bank, capital requirements, regulatory limitations, the Bank's financial condition and results of operations, tax considerations and general economic conditions. There can be no assurance that dividends will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. If the Mutual Company elects not to waive receipt of dividends from the Stock Company, the Stock Company will have reduced flexibility as to the amount of dividends that can be paid. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. No dividends will be paid as long as there is any impairment of capital.

     The Stock Company will not be subject to OTS regulatory restrictions on the payment of dividends although the source of such dividends depends in part upon the receipt of dividends from the Bank. The Bank must provide the OTS with 30 days prior notice of its intention to make a capital distribution to the Stock Company. OTS regulations in certain circumstances limit the amount of any capital distribution by federal savings associations. In addition, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Stock Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. The Stock Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create federal tax liabilities. See "Federal and State Taxation-Federal Taxation" and Note 8 to the Consolidated Financial Statements, and "Regulation-Federal Regulation of Savings Institutions-Limitations on Capital Distribution."

     Additionally, in connection with the Reorganization, the Stock Company and Bank have committed to the OTS that during the one-year period following the consummation of the Reorganization, the Stock Company will not declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

                           MARKET FOR THE COMMON STOCK

     As a newly organized company, the Stock Company has never issued capital stock, and consequently there is no established market for the common stock. Following the completion of the offering, it is anticipated that the common stock (symbol: RFSB) will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident is expected to make a market in the common stock by developing and maintaining historical stock trading records, soliciting potential buyers and sellers and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident will not be subject to any obligation with respect to such efforts. If the common stock cannot be quoted and traded on the OTC Bulletin Board, it is expected that the transactions in the common stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

     The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short-term investment. You may not be able to sell your shares at a price equal to or above the price you paid for the shares.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Bank at June 30, 1998, and the pro forma capitalization of the Company after giving effect to the Offering based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data." A change in the number of shares to be sold in the Offering may materially affect such pro forma capitalization.

                                                               COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                             BANK           -----------------------------------------------------------
                                          HISTORICAL                                                        MAXIMUM AS
                                        CAPITALIZATION       MINIMUM        MIDPOINT         MAXIMUM         ADJUSTED
                                             AS OF           379,525         466,500         513,475          590,496
                                         JUNE 30, 1998       SHARES          SHARES          SHARES          SHARES(1)
                                         -------------       ------          ------          ------          ---------
                                                                         (IN THOUSANDS)

Deposits(2)...........................    $ 62,976          $ 62,976        $ 62,976        $ 62,976        $ 62,976
Borrowed funds........................      19,284            19,284          19,284          19,284          19,284
                                          --------          --------        --------        --------        --------
Total deposits and borrowed funds.....    $ 82,260          $ 82,260        $ 82,260        $ 82,260        $ 82,260
                                          ========          ========        ========        ========        ========

Stockholders' equity:
     Common stock, $.01 par value,
       5,000,000 shares authorized;
       shares to be issued as reflected   $    ---          $      8        $    10         $     11        $     13
    Additional paid-in capital(3).....         ---             3,361          4,017            4,673           5,427
    Equity(4) ........................       6,374             6,374          6,374            6,374           6,374
Less:
     Common Stock acquired by ESOP(5).         ---              (304)          (357)            (411)           (472)
     Common Stock acquired by
       Restricted Stock Program(6)....         ---              (152)          (179)            (205)           (236)
                                          --------          --------        -------         --------        --------
Total stockholders' equity............    $  6,374          $  9,287        $ 9,865         $ 10,442        $ 11,106
                                          ========          ========        =======         ========        ========

---------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Company's Stock Option Plan intended to be adopted by the Stock Company. An amount equal to 10% of the shares of Common Stock issued in the Offering will be reserved for issuance upon the exercise of options to be granted under the Stock Option Plan. See "Risk Factors--Possible Dilutive Effect of Stock Option and Restricted Stock Programs" and "Management--Benefits--Stock Option Plan."

(4) The retained earnings of the Bank will be substantially restricted after the Reorganization. See "The Reorganization--Effects of the Reorganization--Liquidation Rights" and "Regulation--Regulation of Federal Savings Associations--Limitations on Capital Distributions."

(5) Assumes that 8% of the shares issued in connection with the Offering will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Stock Company. See "Use of Proceeds." The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Benefits--Employee Stock Ownership Plan and Trust" and Footnote 3 to the tables under "Pro Forma Data."

(6) Assumes that subsequent to the Reorganization, an amount equal to 4% of the shares of Common Stock issued in the Offering, is purchased by the Restricted Stock Program. The Common Stock purchased by the Stock Program is reflected as a reduction of stockholders' equity. See "Risk Factors--Possible Dilutive Effect of Stock Options and Restricted Stock Programs," Footnote 4 to the tables under "Pro Forma Data" and "Management--Benefits--Restricted Stock Program."

                      SHARES TO BE PURCHASED BY MANAGEMENT

     The following table sets forth, for each director of the Bank, for the executive officers of the Bank as a group and for all directors and executive officers as a group (including their associates) certain information as to the number of shares of Common Stock which they have advised the Bank that they intend to purchase. For purposes of the following table, it has been assumed that 446,500 shares of Common Stock will be offered at $10.00 per share, the midpoint of the Current Valuation Range (see "The Offering--Stock Pricing and Number of Shares to be Issued") and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                                            AGGREGATE PURCHASE
                                                  TOTAL SHARES            TOTAL                   PRICE OF
                   NAME                          OF COMMON STOCK        PERCENTAGE           PROPOSED PURCHASES
---------------------------------------------   ------------------   ------------------   ----------------------------
Arno P. Bommer.............................            9,200              2.1                     $92,000
Ernest P. Becker...........................            1,000              0.2                      10,000
Theodore E. Charles........................           15,000              3.4                     150,000
Anthony R. Conte...........................            3,500              0.8                      35,000
Carmen R. Mattuchio........................           15,000              3.4                     150,000
James J. McCarthy..........................           15,000              3.4                     150,000
Michael O'Brien............................            5,000              1.1                      50,000
Angelo A. Todisco..........................            2,000              0.4                      20,000
John D. Verrengia..........................           10,000              2.2                     100,000
All other executive officers (2 persons)
    as a group.............................           15,000              3.4                     150,000
                                                      ------              ---                    --------
Total shares to be purchased by
    directors and executive officers.......           90,700             20.3%                   $907,000
                                                      ======             ====                    ========

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is completed. However, net proceeds are currently estimated to be between $3.4 million and $4.7 million (or $5.4 million in the event the Independent Valuation is increased by 15%) based upon the following assumptions: (i) the shares of Common Stock will be sold in the Subscription and Community Offerings, as follows: (a) 8% will be sold to the ESOP; (b) an amount equal to 4% will be awarded pursuant to the Restricted Stock Program (which may be adopted no sooner than six months following the Offering) through authorized but unissued shares; and (c) depositors, officers and directors of the Bank and members of the general public will purchase all remaining shares; (ii) Trident will receive a marketing fee equal to 2% of the aggregate dollar amount of the shares sold in the Offering, Trident's total fees, consisting of advisory, management and marketing fees will be at least $102,156, excluding shares purchased by the ESOP, directors, officers, employees and immediate family of directors and officers, for which there is no fee; (iii) no shares are sold in the Syndicated Community Offering; and (iv) fixed expenses incurred in connection with the Offering are estimated to be $375,000, including a $40,000 advisory and management fee payable to Trident.

     Pro forma consolidated net income for the Stock Company for the nine months ended June 30, 1998 and the year ended September 30, 1997 has been calculated assuming the Common Stock had been sold at the beginning of the periods and the net proceeds had been invested at an average yield of 5.38% for the period ended September 30, 1997 and 5.37% for the period ended June 30, 1998, which approximates the yield on short-term U.S. government securities. The yield on short-term U.S. government securities, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the Offering. The pro forma after-tax yield or cost is assumed to be 3.30% for both the nine months ended June 30, 1998 and the year ended September 30, 1997, based on an effective tax rate of 39%. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted (in the case of pro forma net earnings per share) to give effect to the purchase of shares by the ESOP. Pro forma stockholders' equity amounts have been calculated as if the Common Stock had been sold on June 30, 1998 and September 30, 1997, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Bank computed in accordance with GAAP. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following table summarizes historical data of the Bank and pro forma data of the Bank at or for the nine month period ended June 30, 1998 and the fiscal year ended September 30, 1997, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Reorganization. The table below gives effect to the restricted stock program (the "RRP"), which is expected to be adopted by the Stock Company following the Reorganization and presented to stockholders for approval at a meeting of stockholders to be held no earlier than six months after completion of the Reorganization. No effect has been given in the table to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plans to be adopted by the Board of Directors of the Bank, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation.

See "The Reorganization--Effects of Reorganization--Liquidation Rights" and "Management--Benefits--Stock Option Plan."

                                                            AT OR FOR THE NINE MONTHS ENDED JUNE 30, 1998
                                                 --------------------------------------------------------------------
                                                                                                       MAXIMUM AS
                                                    MINIMUM           MIDPOINT         MAXIMUM          ADJUSTED
                                                 379,525 SHARES    446,500 SHARES   513,475 SHARES   590,496 SHARES
                                                   AT $10.00         AT $10.00        AT $10.00         AT $10.00
                                                   PER SHARE         PER SHARE        PER SHARE       PER SHARE(1)
                                               -----------------  ---------------- ---------------   ----------------
                                                          (Dollars in thousands, except per share amounts)

Gross Proceeds(2)..............................   $ 3,795           $ 4,465           $ 5,135          $ 5,905
Less:   Expenses...............................      (426)             (438)             (451)            (465)
                                                  -------           -------           ------           ------
   Estimated net proceeds......................     3,369             4,027             4,684            5,440
   Less: Common stock purchased by ESOP(3).....      (304)             (357)             (411)            (472)
   Less: Common stock purchased by RRP(4)......      (152)             (179)             (205)            (236)
                                                  -------           -------           -------          -------
Estimated net proceeds, adjusted...............   $ 2,913           $ 3,491           $ 4,068          $ 4,732
                                                  =======           =======           =======          =======
For the 9 months ended June 30, 1998
------------------------------------
Consolidated net income:
   Historical income...........................   $   208           $   208           $   208          $   208
   Pro forma income on net proceeds............        72                86               100              117
   Pro forma ESOP adjustment(3)................       (14)              (17)              (19)             (22)
   Pro forma RRP adjustment(4).................       (14)              (17)              (19)             (22)
                                                  -------           -------           -------          -------
     Pro forma net income......................   $   252           $   260           $   270          $   281
                                                  =======           =======           =======          =======
Per share net income:
   Historical income...........................   $  0.27           $  0.23           $  0.20          $  0.17
   Pro forma income on net proceeds............      0.09              0.09              0.09             0.10
   Pro forma ESOP adjustment(3)(5).............     (0.02)            (0.02)            (0.02)           (0.02)
   Pro forma RRP adjustment(4).................     (0.02)            (0.02)            (0.02)           (0.02)
                                                  -------            -------           -------          -------
     Pro forma net income per share............   $  0.32           $  0.28           $  0.25          $  0.23
                                                  =======           =======           =======          =======
At June 30, 1998
--------------------------------------
Stockholders' equity:
   Historical..................................   $ 6,374           $ 6,374           $ 6,374          $ 6,374
   Estimated net proceeds......................     3,369             4,027             4,684            5,440
   Less: Common Stock acquired by ESOP(3)......      (304)             (357)             (411)            (472)
   Less: Common Stock acquired by RRP(4).......      (152)             (179)             (205)            (236)
                                                  -------           -------           -------          -------
     Pro forma stockholders' equity............   $ 9,287           $ 9,865           $10,442          $11,106
                                                  =======           =======           =======          ========
Stockholders' equity per share(6):
   Historical..................................   $  7.89           $  6.71           $  5.83          $   5.07
   Estimated net proceeds......................      4.17              4.24              4.29              4.33
   Less: Common Stock acquired by ESOP(3)......     (0.38)            (0.38)            (0.38)           (0.38)
   Less: Common Stock acquired by RRP(4).......     (0.19)            (0.19)            (0.19)           (0.19)
                                                  -------           -------           -------          -------
     Pro forma stockholders' equity per share..   $ 11.49           $ 10.38           $  9.55          $  8.83
                                                  =======           =======           =======          =======
Ratio of offering price to pro forma
   net income per share (annualized)...........     23.26x            27.03x            30.30x           32.26x
                                                  -------           -------           -------          -------
Offering price as a percentage of pro forma
   stockholders' equity per share..............     87.03%            96.34%            104.71%          113.25%
                                                  -------           -------           --------         --------

                                                   (footnotes on following page)

(1) The Company reserves the right to issue up to a total of 590,496 shares at $10.00 per share, or 15% above the maximum of the Offering Range. Unless otherwise required by the OTS, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the Common Stock is increased to exceed $5,904,960 (i.e., 15% above the maximum of the Offering Range.)

(2) Withdrawals from deposit accounts for the purchase of stock have not been reflected in these adjustments. Management estimates that approximately 20% of all subscription orders may utilize funds currently on deposit at the Bank.

(3) Assumes 8% of the shares to be sold in the Offering are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Stock Company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Since the Stock Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. The provision of SOP 93-6 have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan and Trust."

(4) Assumes a number of issued and outstanding shares of Common Stock equal to 4% of the Common Stock to be sold in the Offering will be purchased by a restricted stock plan. The dollar amount of the Common Stock possibly to be purchased by the restricted stock plan is based on the price per share in the Offering and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share of the Offering. As the Bank accrues compensation expenses to reflect the vesting of such shares pursuant to the restricted stock plan, the charge against capital will be reduced accordingly. In the event the shares issued under the restricted stock plan consist of shares of Common Stock newly issued and the price per share in the Offering, the per share financial condition and result of operations of the Company would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 4.0%.

(5) The Bank intends to record compensation expense related to the ESOP in accordance with SOP 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of ESOP shares were committed to be released at June 30, 1998 and September 30, 1997.

(6) Stockholders' equity per share data is based upon 807,500, 950,000, 1,092,500 and 1,256,374 shares outstanding representing shares sold in the offering, and shares purchased by the ESOP and Restricted Stock Program.

                                                             AT OR FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                             -------------------------------------------
                                                                                                       MAXIMUM AS
                                                    MINIMUM           MIDPOINT         MAXIMUM          ADJUSTED
                                                 379,525 SHARES    446,500 SHARES   513,475 SHARES   590,496 SHARES
                                                   AT $10.00         AT $10.00        AT $10.00         AT $10.00
                                                   PER SHARE         PER SHARE        PER SHARE       PER SHARE(1)
                                               -----------------  ---------------- ---------------- ----------------
                                                          (Dollars in thousands, except per share amounts)
Gross Proceeds(2)..............................   $ 3,795           $ 4,465           $ 5,135          $ 5,905
Less: Expenses ................................      (426)             (438)             (451)            (465)
                                                  -------           -------           -------          -------
   Estimated net proceeds......................     3,369             4,027             4,684            5,440
   Less: Common stock purchased by ESOP(3).....      (304)             (357)             (411)            (472)
   Less: Common stock purchased by RRP(4)......      (152)             (179)             (205)            (236)
                                                  -------           -------           -------          -------
Estimated net proceeds, adjusted...............   $ 2,913           $ 3,491           $ 4,068          $ 4,732
                                                  =======           =======           =======          =======
For the 12 months ended September 30, 1997
------------------------------------------
   Consolidated net income:
   Historical income...........................   $   476           $   476           $   476          $   476
   Pro forma income on net proceeds............        96               115               134              156
   Pro forma ESOP adjustment(3)................       (19)              (22)              (25)             (29)
   Pro forma RRP adjustment(4).................       (19)              (22)              (25)             (29)
                                                  -------           -------           -------          -------
     Pro forma net income......................   $   534           $   547           $   560          $   574
                                                  =======           =======           =======          =======
Per share net income:
   Historical income...........................   $  0.61           $  0.52           $  0.45          $  0.39
   Pro forma income on net proceeds............      0.12              0.13              0.13             0.13
   Pro forma ESOP adjustment(3)(5).............     (0.02)            (0.02)            (0.02)           (0.02)
   Pro forma RRP adjustment(4).................     (0.02)            (0.02)            (0.02)           (0.02)
                                                  -------           -------           -------          --------
     Pro forma net income per share............   $  0.69           $  0.61           $  0.54          $  0.48
                                                  =======           =======           =======          =======
At September 30, 1997
---------------------
Stockholders' equity:
   Historical..................................   $ 6,039           $ 6,039           $ 6,039          $ 6,039
   Estimated net proceeds......................     3,369             4,027             4,684            5,440
   Less: Common Stock acquired by ESOP(3)......      (304)             (357)             (411)            (472)
   Less: Common Stock acquired by RRP(4).......      (152)             (179)             (205)            (236)
                                                  -------           -------           -------          -------
     Pro forma stockholders' equity............   $ 8,952           $ 9,530           $10,107         $ 10,771
                                                  =======           =======           =======         ========

Stockholders' equity per share(6):
   Historical..................................   $  7.48            $ 6.36           $  5.53         $   4.81
   Estimated net proceeds......................      4.17              4.24              4.29             4.33
   Less: Common Stock acquired by ESOP(3)......     (0.38)            (0.38)            (0.38)           (0.38)
   Less: Common Stock acquired by RRP(4).......     (0.19)            (0.19)            (0.19)           (0.19)
                                                  --------          --------          -------         --------
     Pro forma stockholders' equity per share..   $ 11.08           $ 10.03           $  9.25         $   8.57
                                                  =======           =======           =======         ========
Ratio of offering price to pro forma
   net income per share........................     14.49x            16.39x            18.52x           20.83x
                                                  -------           -------           -------          -------
Offering price as a percentage of pro forma
   stockholders' equity per share..............     90.25%            99.70%            108.11%          116.69%
                                                  -------           -------           --------         --------

                                                   (footnotes on following page)

(1) The Company reserves the right to issue up to a total of 590,496 shares at $10.00 per share, or 15% above the maximum of the Independent Valuation. Unless otherwise required by the OTS, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the Common Stock is increased to exceed $5,904,960 (i.e., 15% above the maximum of the Independent Valuation.)

(2) Withdrawals from deposit accounts for the purchase of stock have not been reflected in these adjustments. Management estimates that approximately 20% of all subscription orders may utilize funds currently on deposit at the Bank.

(3) Assumes 8% of the shares to be sold in the Offering are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Stock Company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Since the Stock Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. The provision of SOP 93-6 have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan and Trust."

(4) Assumes a number of issued and outstanding shares of Common Stock equal to 4% of the Common Stock to be sold in the Offering will be purchased by a restricted stock plan. The dollar amount of the Common Stock possibly to be purchased by the restricted stock plan is based on the price per share in the Offering and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share of the Offering. As the Bank accrues compensation expenses to reflect the vesting of such shares pursuant to the restricted stock plan, the charge against capital will be reduced accordingly. In the event the shares issued under the restricted stock plan consist of shares of Common Stock newly issued and the price per share in the Offering, the per share financial condition and result of operations of the Company would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 4.0%.

(5) The Bank intends to record compensation expense related to the ESOP in accordance with SOP 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of ESOP shares were committed to be released at June 30, 1998 and September 30, 1997.

(6) Stockholders' equity per share data is based upon 807,500, 950,000, 1,092,500 and 1,256,374 shares outstanding representing shares sold in the offering, and shares purchased by the ESOP and Restricted Stock Program.

                        CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income of the Bank for each of the years in the three year period ended September 30, 1997 have been audited by Shatswell, MacLeod & Company, P.C., independent certified public accountants, whose report thereon appears elsewhere herein. These statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The Consolidated Statements of Income for the nine month periods ended June 30, 1998 and 1997 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal recurring nature. The results for the nine month period ended June 30, 1998 are not necessarily indicative of the results of the Bank that may be expected for the entire year.

                                                        FOR THE NINE MONTHS                FOR THE YEAR ENDED
                                                          ENDED JUNE 30,                      SEPTEMBER 30,
                                                   ------------------------------------------------------------------
                                                        1998          1997          1997           1996          1995
                                                   ------------------------------------------------------------------
                                                           (UNAUDITED)
Interest income:
   Interest and fees on loans......................   $ 2,874,611    $ 2,182,236  $ 3,026,756    $ 2,362,623   $ 1,793,215
   Interest and dividends on securities:
     Taxable interest and dividends................     1,898,421      2,320,407    3,067,872      2,690,400     2,529,291
   Other interest..................................       234,399         63,977       85,681         57,446       124,236
                                                      -----------    -----------  -----------    -----------   ------------
     Total interest and dividend income............     5,007,431      4,566,620    6,180,309      5,110,469     4,446,742
                                                      -----------    -----------  -----------    -----------   -----------
Interest expense:
   Interest on deposits............................     1,696,613      1,514,063    2,058,688      1,969,730     1,686,004
   Interest on advances from Federal Home Loan Bank     1,054,804      1,140,841    1,526,633      1,048,212       767,982
                                                      -----------    -----------  -----------    -----------   -----------
     Total interest expense........................     2,751,417      2,654,904    3,585,321      3,017,942     2,453,986
                                                      -----------    -----------  -----------    -----------   -----------
     Net interest and dividend income..............     2,256,014      1,911,716    2,594,988      2,092,527     1,992,756
Provision (benefit) for loan losses................       174,500         45,000       60,000        148,500        (2,000)
                                                      -----------    -----------  -----------    -----------   -----------
     Net interest and dividend income after
       provision (benefit) for loan losses.........     2,081,514      1,866,716    2,534,988      1,944,027     1,994,756
                                                      -----------    -----------  -----------    -----------   -----------
Noninterest income:
   Service charges on deposit accounts.............       102,884         68,264       93,483         51,512        40,633
   Security gain...................................           ---            ---          ---            ---       294,531
   Other income....................................        14,124         12,716       22,982         15,131        12,827
                                                      -----------    -----------  -----------    -----------   -----------
     Total noninterest income......................       117,008         80,980      116,465         66,643       347,991
                                                      -----------    -----------  -----------    -----------   -----------
Noninterest expense:
   Salaries and employee benefits..................       902,584        666,169      919,443        752,042       628,619
   Occupancy expense...............................       116,670         86,942      114,788        111,220       111,341
   Equipment expense...............................       104,548         86,887      117,626        114,763       103,035
   FDIC insurance..................................        27,936         38,245       46,558        400,235        94,967
   Advertising expense.............................        95,356         30,000       45,000        125,618       111,754
   Office supplies expense.........................        72,093         47,023       59,188         49,304        32,320
   Data processing expense.........................       111,736         77,615      107,801         78,011        64,042
   Professional fees...............................       149,818         92,608      122,084         90,511        80,792
   Other expense...................................       284,823        247,060      355,318        168,980       303,435
                                                      -----------    -----------  -----------    -----------   -----------
     Total noninterest expense.....................     1,865,564      1,372,549    1,887,806      1,890,684     1,530,305
                                                      -----------    -----------  -----------    -----------   -----------
     Income before income taxes....................       332,958        575,147      763,647        119,986       812,442
Income taxes.......................................       124,979        208,234      287,245         25,579       271,097
                                                      -----------    -----------  -----------    -----------   -----------
     Net income....................................   $   207,979    $   366,913  $   476,402    $    94,407   $   541,345
                                                      ===========    ===========  ===========    ===========   ===========


     See accompanying "Notes to Consolidated Financial Statements" presented elsewhere in this Prospectus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist readers in understanding and evaluating the consolidated financial condition and results of operations of the Bank. This review should be read in conjunction with the Bank's financial statements and accompanying notes included elsewhere in this Prospectus. This analysis provides an overview of the significant changes that occurred during the periods presented.

GENERAL

     Our operating results are primarily dependent upon net interest and dividend income. Net interest income is the difference between income earned on our loan and investment portfolio and our cost of funds which consists of interest paid on deposits and borrowings. Operating results are also affected by the provision for loan losses, securities sales activities and service charges on deposit accounts as well as other fees. Our operating expenses consist of salaries and employee benefits, occupancy and equipment expenses, professional fees as well as marketing and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates and government and regulatory policies.


MANAGEMENT OF MARKET RISK

     Like other institutions, our most significant form of market risk is interest rate risk. We are subject to interest rate risk to the degree that our interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice at different rates than our interest-earning assets. We believe it is critical to manage the relationship between interest rates and the effect on our net portfolio value ("NPV"). This approach calculates the difference between the present vlaue of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. We manage assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by our Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.


     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. As we do not meet either of these requirements, we are not required to file Schedule CMR, although we do so voluntarily. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease
(whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

    Presented below, as of June 30, 1998, is an analysis performed by the OTS of our interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. Our exposure to interest rate risk results from the concentration of fixed rate mortgage loans in our portfolio.

                               Net Portfolio Value                          NPV as % of Present Value of Assets
       Change               ---------------------------            ----------------------------------------------------
      In Rates             $ Amount            $ Change             % Change           NPV Ratio             Change
-----------------------------------------------------------------------------------------------------------------------
                              (Dollars in thousands)
     +400 bp              $   6,520            $ (3,143)              (33)%               7.79%                (274) bp
     +300 bp                  7,531              (2,132)              (22)%               8.78%                (176) bp
     +200 bp                  8,466              (1,197)              (12)%               9.63%                 (91) bp
     +100 bp                  9,243                (420)               (4)%              10.28%                 (26) bp
     0 bp                     9,663                 ---                ---%              10.53%                 ---  bp
     -100 bp                  9,795                 132                  1%              10.50%                  (4) bp
     -200 bp                  9,489                (174)               (2)%              10.03%                 (50) bp
     -300 bp                  9,295                (368)               (4)%               9.68%                 (86) bp
     -400 bp                  9,257                (406)               (4)%               9.46%                (107) bp

---------------
* Basis points

     As with any method of measuring interest rate risk, the methods of analysis presented above have certain short comings. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

AVERAGE BALANCES, INTEREST, YIELDS AND RATES

     The following tables set forth certain information relating to the Bank at and for the nine months ended June 30, 1998 and 1997 and for the years ended September 30, 1997, 1996 and 1995, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average monthly balances. The yields include fees which are considered adjustments to yields.

                                                                               FOR THE NINE MONTHS ENDED JUNE 30,
                                               AT JUNE 30,   --------------------------------------------------------------------
                                                  1998                        1998                          1997
                                    ---------------------------------------------------------------------------------------------
                                                    WEIGHTED                          AVERAGE                            AVERAGE
                                                    AVERAGE       AVERAGE             YIELD/   AVERAGE                    YIELD/
                                        BALANCE     YIELD (1)     BALANCE    INTEREST COST     BALANCE     INTEREST       COST
                                    ------------   --------      ---------   -------- -----   ----------- ----------   ----------
                                                                                      (Dollars in thousands)
ASSETS:
INTEREST-EARNING ASSETS:
  Interest-bearing deposits ..........   $   799        4.77%     $   478    $    12   3.36%   $   427   $    13            4.07%
  Federal funds sold .................     2,909        5.88        5,395        222   5.50      1,481        51            4.60
  Investment securities(1) ...........    35,663        6.90       36,206      1,898   7.01     44,608     2,321            6.96
  Loans(2) ...........................    46,825        8.02       44,483      2,875   8.64     35,050     2,182            8.32
                                         -------       ------      ------    -------   ----    -------   -------
    Total interest-earning assets ....    86,196        7.45       86,562      5,007   7.73     81,566     4,567            7.49
Noninterest-earning assets ...........     2,584                    2,307    -------             2,038   -------
                                         -------                  -------                      -------
    Total assets .....................   $88,780                  $88,869                      $83,604
                                         =======                  =======                      =======

LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
  NOW accounts .......................   $ 4,526        1.07%     $ 4,191    $    33    1.05%   $ 3,361   $    25           0.99%
  Regular savings accounts ...........    16,352        1.41       15,018        142    1.26     14,520       119           1.10
  Money market accounts ..............     1,991        3.13        1,555         36    3.10        660        15           3.04
  Time deposits ......................    36,306        5.48       35,397      1,485    5.61     32,266     1,355           5.61
                                         -------                  -------    -------    ----    -------   -------
    Total interest-bearing deposits ..    59,175        3.94       56,161      1,696    4.04     50,807     1,514           3.98
  Advances from FHLB .................    19,284        5.45       24,344      1,055    5.79     26,137     1,141           5.84
                                         -------                  -------    -------            -------   -------
    Total interest-bearing liabilities    78,459        4.31       80,505      2,751    4.57     76,944     2,655           4.61
                                                                             -------                      -------
Demand deposits ......................     3,801                    2,441                         1,047
Other liabilities ....................       146                       61                           184
                                         -------                  -------                       -------
    Total liabilities ................    82,406                   83,007                        78,175
Equity ...............................     6,374                    5,862                         5,429
                                         -------                  -------                       -------
    Total liabilities and equity .....   $88,780                  $88,869                       $83,604
                                         =======                  =======                       =======

Net interest income ..................                                       $ 2,256                      $1,912
                                                                             =======                      ======
Net interest rate spread(3) ..........                                                   3.16%                              2.88%
                                                                                         ====                               ====
Net interest margin(4) ...............                   3.14%                           3.48%                              3.13%
                                                         ====                            ====                               ====
Ratio of interest-bearing assets to ..
   interest-bearing liabilities.......    109.86%                 107.52%                        106.01%
                                          ======                  ======                         ======

-----------------
(1) Includes investment securities available-for-sale, held-to-maturity and stock in FHLB-Boston.

(2) Amount is net of deferred loan origination fees, allowance for loan losses and includes non-accrual loans.

(3) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                                                     FOR THE YEAR ENDED SEPTEMBER 30,
                                        --------------------------------------------------------------------------------------------
                                                            1997                   1996                           1995
                                        -----------------------------  ------------------------------ ------------------------------
                                                               AVERAGE                        AVERAGE                       AVERAGE
                                            AVERAGE             YIELD/ AVERAGE                 YIELD/  AVERAGE               YIELD/
                                            BALANCE  INTEREST   COST   ALANCE      INTEREST    COST   BALANCE   INTEREST     COST
                                        ------------ -------- -------  -------- -----------  -------- ------- ------------  --------
ASSETS:                                                                     (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
     Interest-bearing deposits.........   $    453   $    16   3.53%   $    237    $    14    5.91%    $    460   $    25      5.43%
     Federal funds sold................      1,308        69   5.28         730         43    5.89        1,700        99      5.82
     Investment securities(1)..........     44,092     3,068   6.96      40,908      2,690    6.58       38,341     2,529      6.60
     Loans(2)..........................     36,324     3,027   8.33      27,849      2,363    8.49       20,568     1,794      8.72
                                          --------   -------           --------    -------             --------   -------
       Total interest-earning assets...     82,177     6,180   7.52      69,724      5,110    7.33       61,069     4,447      7.28
                                                     -------                       -------                        -------
     Noninterest-earning assets........      2,144                        2,078                           1,936
                                          --------                     --------                        --------
       Total assets....................   $ 84,321                     $ 71,802                        $ 63,005
                                          ========                     ========                        ========

LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
     NOW accounts......................   $  3,443        35   1.02%   $  2,041    $    23    1.13%    $  1,707       28       1.64%
     Regular savings accounts..........     14,548       161   1.11      14,743        157    1.06       15,436      230       1.49
     Money market accounts.............        739        23   3.11         212          6    2.83            6                3.30
     Time deposits.....................     32,634     1,839   5.64      30,763      1,784    5.79       26,660    1,428       5.35
                                          --------   -------           --------    -------             --------   ------
       Total interest-bearing deposits.     51,364     2,058   4.02      47,759      1,970    4.11       43,809    1,686       3.84
     Advances from FHLB................     26,044     1,527   5.86      17,648      1,048    5.94       13,445      768       5.71
                                          --------   -------           --------    -------             --------   ------
       Total interest-bearing liabilities   77,408     3,585   4.63      65,407      3,018    4.61       57,254    2,454       4.29
                                                     -------                       -------                        ------
Demand deposits........................      1,219                          914                             586
Other liabilities......................        199                          362                             323
                                          --------                     --------                        --------
       Total liabilities...............     78,826                       66,683                          58,163
Equity.................................      5,495                        5,119                           4,842
                                          --------                     --------                        --------
       Total liabilities and equity....   $ 84,321                     $ 71,802                        $ 63,005
                                          ========                     ========                        ========
Net interest income....................              $ 2,595                       $ 2,092                        $ 1,993
                                                     =======                       =======                        =======
Net interest rate spread(3)............                        2.89%                          2.72%                            2.99%
                                                               ====                           ====                             ====
Net interest margin(4).................                        3.16%                          3.00%                            3.26%
                                                               ====                           ====                             ====
Ratio of interest-earning assets to
   interest-bearing liabilities......       106.16%                       106.60%                          106.66%
                                            ======                        ======                           ======

------------------

(1) Includes investment securities available-for-sale, held-to-maturity and stock in FHLB-Boston.

(2) Amount is net of deferred loan origination fees, allowance for loan losses and includes non-accrual loans.

(3) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.

     The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate)
(ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).

                                             FOR THE NINE MONTHS ENDED  YEAR ENDED SEPTEMBER 30, 1997  YEAR ENDED SEPTEMBER 30, 1996
                                             JUNE 30, 1998 COMPARED TO      COMPARED TO YEAR ENDED         COMPARED TO YEAR ENDED
                                        NINE MONTHS ENDED JUNE 30, 1997       SEPTEMBER 30, 1996             SEPTEMBER 30, 1995
                                        --------------------------------------------------------------------------------------------
                                           INCREASE/(DECREASE)          INCREASE/(DECREASE)         INCREASE/(DECREASE)
                                                DUE TO                         DUE TO                       DUE TO
                                        ----------------------          -----------------        -----------------------
                                            VOLUME       RATE      NET   VOLUME   RATE     NET         VOLUME      RATE       NET
                                        -----------   --------   ------ -------- ------  ------- -------------   --------   --------
                                                                            (IN THOUSANDS)
Interest-earning assets:
  Interest-bearing deposits............   $     2      $   (3)  $    (1) $     4  $  (2)   $   2      $    (13)   $     2    $ (11)
  Federal funds sold...................       159          12       171       30     (4)      26           (57)         1      (56)
  Investment securities................      (440)         18      (422)     216    162      378           169         (8)     161
  Loans, net...........................       607          86       693      705    (41)     664           616        (47)     569
                                          ------------------------------------------------------------------------------------------
      Total interest-earning assets....       328         113       441      955    115     1070           715        (52)     663
                                          ------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  NOW accounts.........................         6           2         8       14     (2)      12             8        (13)      (5)
  Regular savings accounts.............         4          19        23       (2)     6        4           (10)       (63)     (73)
  Money market accounts................        21         ---        21       16      1       17           ---          6        6
  Time deposits........................       131          (1)      130       98    (43)      55           231        125      356
                                          ------------------------------------------------------------------------------------------
      Total deposits...................       162          20       182      126    (38)      88           229         55      284
  FHLB advances........................       (78)         (8)      (86)     492    (13)     479           249         31      280
                                          ------------------------------------------------------------------------------------------
      Total interest-bearing liabilities       84          12        96      618    (51)     567           478         86      564
                                          ------------------------------------------------------------------------------------------
Net change in net interest income......   $    24      $  101    $  345   $  337  $ 166   $  503      $    237    $  (138)   $  99
                                          ==========================================================================================

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND SEPTEMBER 30, 1997.

     The Bank's total assets increased by $1.9 million or 2.2% to $88.8 million at June 30, 1998 from $86.9 million at September 30, 1997. The Bank's asset growth was comprised of an increase in the net loan portfolio of $5.7 million or 13.7%. Net loans totaled $46.8 million or 52.7% of total assets at June 30, 1998 as compared with $41.2 million at September 30, 1997. The increase in the loan portfolio was funded by a decrease in investment securities, as $7.2 million of agency bonds were called, as well as by an increase in deposits. The Bank, as a part of its growth strategy, has begun to replace investment securities with residential and commercial loans and FHLB advances with core deposits.

     Total deposits increased by $7.5 million or 13.5% to $63.0 million at June 30, 1998 from $55.5 million at September 30, 1997. Total advances from the FHLB decreased by $5.8 million or 23.1% to $19.3 million at June 30, 1998 from $25.1 million at September 30, 1997. Total equity increased by $335,000 or 5.6% to $6.4 million at June 30, 1998 from $6.0 million at September 30, 1997 as a result of net income of $208,000 and an increase in the net unrealized gain on securities available for sale of $127,000.

COMPARISON OF THE OPERATING RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997.

     Net Income. The Bank's net income for the nine months ended June 30, 1998 was $208,000 as compared to $367,000 for the nine months ended June 30, 1997. During the period, the net interest rate spread and net interest margin increased 28 and 35 basis points, respectively. These improved ratios were offset during the period by an increase in general and administrative expenses to support the Bank's growth in retail and commercial lending. The return on average assets for the nine months ended June 30, 1998 was 0.31% compared to 0.59% for the nine months ended June 30, 1997.

     Interest and Dividend Income. Total interest and dividend income increased by $441,000 or 9.6% to $5.0 million for the nine months ended June 30, 1998 from $4.6 million for the nine months ended June 30, 1997. This increase was due to an increase in average interest-earning assets of $5.0 million or 6.1% to $86.6 million at June 30, 1998 from $81.6 million at June 30, 1997. During this period, the average balance of the loan portfolio increased $9.4 million or 26.8% and the average balance of the investment portfolio decreased $8.4 million or 18.8%, as investment securities were redeployed to fund loan originations. Accordingly, interest and dividend income on investment securities decreased by $422,000 or 18.3% to $1.9 million for the nine months ended June 30, 1998 as compared to $2.3 million for the nine months ended June 30, 1997. Interest income on loans increased by $693,000 or 31.5% to $2.9 million for the nine months ended June 30, 1998 as compared to $2.2 million for the nine months ended June 30, 1997. The average yield on the loan portfolio increased to 8.64% for the nine months ended June 30, 1998, as compared to 8.32% for the nine months ended June 30, 1997, reflecting an increase in the amount of commercial and commercial real estate loans.

     Interest Expense. Total interest expense increased by $96,000 or 3.6% to $2.8 million for the nine months ended June 30, 1998 from $2.7 million for the nine months ended June 30, 1997. Average interest-bearing liabilities increased by $3.6 million or 4.7% to $80.5 million at June 30, 1998 from $76.9 million at June 30, 1997. During this period, the average balance of interest bearing deposits increased $5.4 million or 10.6% and the average balance of FHLB advances decreased $1.8 million or 6.9% as deposit growth replaced FHLB advances as a source of funds. Deposit balances have increased as a result of offering free checking products and certificate of deposit products with competitive rates. Accordingly, interest expense on deposits increased $182,000 or 12.1% to $1.7 million for the nine months ended June 30, 1998 from $1.5 million for the nine months ended June 30, 1997. Interest expense on advances from the FHLB decreased $86,000 or 7.8% to $1.1 million for the nine months ended June 30, 1998 from $1.1 million for the nine months ended June 30, 1997.

     Net Interest and Dividend Income. The Bank's net interest and dividend income increased by $344,000 or 18.1% to $2.3 million for the nine months ended June 30, 1998 from $1.9 million for the nine months ended June 30, 1997. The increase in net interest income and dividend income was due to an increase in interest-earning assets along with an increase in interest-bearing liabilities.

     The average yield on interest-earning assets for the nine months ended June 30, 1998 was 7.73% which was an increase of 24 basis points from 7.49% for the nine months ended June 30, 1997. The average rate paid on interest-bearing liabilities for the nine months ended June 30, 1998 was 4.57% which was an decrease of 4 basis points from 4.61% for the nine months ended June 30, 1997. As a result of the Bank's strategy to restructure the balance sheet, the net interest rate spread increased from 2.88% to 3.16% during the period and the net interest margin improved from 3.13% to 3.48%.

     Provision for Loan Losses. The allowance for loan losses is maintained through the provision for loan losses which is a charge to operations. The provision reflects management's assessment of potential losses and is based on a review of the risk characteristics as well as the growth of the loan portfolio. The Bank considers many factors in determining the level of the provision for loan losses. Collateral value on a loan by loan basis, trends of loan delinquencies, risk classification identified in the Bank's regular review of individual loans, and economic conditions are major factors in establishing the provision. The provision for loan losses increased by $130,000 or 288.9% to $175,000 for the nine months ended June 30, 1998 from $45,000 for the nine months ended June 30, 1997. The allowance for loan losses was $506,000 or 1.07% of total loans at June 30, 1998 versus $370,000 or 0.94% of total loans at June 30, 1997. The increase in the provision is due to the overall increase in loan volume and the increased focus on the origination of commercial real estate and commercial loans. As the Bank continues to expand its small business lending, additional increases to the provision are likely.

     Noninterest Income. Noninterest income increased by $36,000 or 44.4% to $117,000 for the nine months ended June 30, 1998 as compared to $81,000 for the nine months ended June 30, 1997. The increase was primarily due to higher fee income on an increased volume of retail checking and commercial demand deposit accounts. The Bank anticipates increases to noninterest income as it continues to expand the volume of its deposit relationships. It is also the Bank's goal to increase its level of noninterest income by continually considering additional sources of revenue.

     Noninterest Expense. Noninterest expense increased by $493,000 or 35.2% to $1.9 million for the nine months ended June 30, 1998 as compared to $1.4 million for the nine months ended June 30, 1997. Salaries and employee benefits, the largest component of noninterest expense, was $903,000 for the nine months ended June 30, 1998 as compared to $666,000 for the nine months ended June 30, 1997, an increase of $237,000 or 35.6%. This increase was primarily associated with an increase of five full time equivalent employees to staff the commercial lending and operations departments.

     During the period, professional fees increased from $93,000 to $150,000 or 61.3% due to the added cost of outside loan review and certain legal and consulting costs associated with the Bank's expansion. Occupancy expense increased by $30,000 or 34.5% to $117,000 for the nine months ended June 30, 1998 as compared to $87,000 for the nine months ended June 30, 1997, with the increase primarily related to additional space utilized for certain administrative functions. Other increases were incurred in the areas of equipment, data processing and advertising services, primarily related to the expansion of the Bank's product lines and additional services. Annual operating expenses are also expected to increase in future periods due to future branching and product expansion and the increased cost of operating as a stock institution.

     Income Taxes. The net provision for income taxes amounted to $125,000 for the nine months ended June 30, 1998 as compared to $208,000 for the nine months ended June 30, 1997, resulting in effective tax rates of 37.5% and 36.2% for the respective periods. The effective tax rate reflects the Bank's utilization of a securities investment subsidiary to substantially reduce state income taxes.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND 1996.

     The Bank's total assets increased by $9.0 million or 11.6% to $86.9 million at September 30, 1997 from $77.9 million at September 30, 1996. The Bank's asset growth reflected commencement of the Bank's emphasis on commercial and commercial real estate lending and increased origination of commercial loans during 1997. Net loans were $41.2 million or 47.4% of total assets at September 30, 1997 as compared to $33.0 million or 42.4% of total assets at September 30, 1996, representing an increase of $8.2 million or 24.8%. The increase in loans was funded through FHLB borrowings and an increase in deposits. Investment securities held by the Bank decreased by $330,000 or 0.8% to $40.8 million in 1997 from $41.1 million in 1996. Total deposits increased by $6.1 million or 12.3% to $55.5 million at September 30, 1997 from $49.4 million at September 30, 1996. Deposits increased due to the increased profile of the Bank resulting from marketing efforts and the development of new deposit products which resulted in new deposit relationships. Total advances from the FHLB of Boston were $25.1 million at September 30, 1997 compared $22.7 million at September 30, 1996. Total equity increased by $592,000 or 11.0% to $6.0 million at September 30, 1997 from $5.4 million at September 30, 1996 as a result of net income of $476,000 and an increase in the net unrealized gain on securities available for sale of $116,000.

COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996.


     Net Income. The Bank's net income for the year ended September 30, 1997 was $476,000 as compared to $94,000 for the year ended September 30, 1996. This $382,000 or 406.4% increase in net income during the period was the result of an increase of $591,000 in net interest and dividend income after provision for loan losses, partially offset by an increase of $261,000 in income taxes. The increase in net interest and dividend income was due to the expansion of the Bank's lending activities and investment in higher yielding callable agency securities. During the same period, the Bank's salaries and employee benefits increased due to the higher compensation costs associated with the addition of employees to meet the staffing needs of the commercial lending department and the establishment of an operations department to handle increased customer service. The return on average assets for the year ended September 30, 1997 was 0.56% compared to 0.13% for the year ended September 30, 1996.


     Interest and Dividend Income. Total interest and dividend income increased by $1.1 million or 21.6% to $6.2 million for the year ended September 30, 1997 from $5.1 million for the year ended September 30, 1996. The increase in interest and dividend income was a result of a higher level of loan originations and increased investment in higher yielding callable agency securities, offset by the decrease in the average rate of one- to four-family loans.

     Interest Expense. Total interest expense increased by $567,000 or 18.9% to $3.6 million for the year ended September 30, 1997 from $3.0 million for the year ended September 30, 1996. Interest expense on deposits increased $89,000, or 4.5%, from $2.0 million at September 30, 1996 to $2.1 million at September 30, 1997. Interest expense on advances from the FHLB increased $478,000, or 47.8%, from $1.0 million at September 30, 1996 to $1.5 million at September 30, 1997. Such advances were used in order to finance the acquisition of higher yielding callable agency securities. Interest expense increased due to an increase in overall deposit balances as well as the increase in FHLB advances.

     Net Interest and Dividend Income. Net interest and dividend income for the year ended September 30, 1997 was $2.6 million as compared to $2.1 million for the year ended September 30, 1996. The $502,000 or 23.9% increase can be attributed to an increased volume of loan originations and investment in higher yielding callable agency securities and higher yielding commercial loans, offset by additional borrowing expenses. The average yield on interest-earning assets increased 19 basis points to 7.52% for the year ended September 30, 1997 from 7.33% for the year ended September 30, 1996, while the average cost of interest-bearing liabilities increased by 2 basis points to 4.63% for the year ended September 30, 1997 from 4.61% for the year ended September 30, 1996. During this period, the Bank began originating commercial loans. As a result, the net interest rate spread increased to 2.89% for the year ended September 30, 1997 from 2.72% for the year ended September 30, 1996 and the net interest margin increased to 3.16% from 3.00% for the same periods.

     Provision for Loan Losses. The provision for loan losses was $60,000 for the year ended September 30, 1997 as compared to $148,000 for the year ended September 30, 1996. The provision in 1996 was in response to the Bank's commencement of small business lending. At September 30, 1997, the balance of the allowance for loan losses was $377,000 or 0.91% of total loans. During the year ended September 30, 1997, $8,000 was charged against the allowance for loan losses. At September 30, 1996, the balance of the allowance for loan losses was $325,000 or 0.97% of total loans. During the year ended September 30, 1996, $29,000 was charged against the allowance for loan losses.

     Noninterest Income. Noninterest income was $116,000 for the year ended September 30, 1997 compared to $67,000 for the year ended September 30, 1996. The $49,000 or 73.1% increase was primarily the result of a $42,000 increase in service charges on deposit accounts and an $8,000 increase in other income. These increases were due to the increase in transactional accounts.

     Noninterest Expense. Noninterest expense for the year ended September 30, 1997 remained relatively stable when compared to the year ended September 30, 1996. While the amounts of noninterest expense were comparable, the 1996 period includes a one-time charge in FDIC Insurance to recapitalize the SAIF deposit insurance fund. During 1997, the decrease in deposit insurance expense was offset by an increase of $167,000 in salaries and employee benefits resulting from the addition of five employees in the commercial loan department and an increase of $183,000 in other expenses. Annual operating expenses are also expected to increase in future periods due to future branching and product expansion and the increased cost of operating as a stock institution.

     Income Taxes. Income tax expense was $287,000 for the year ended September 30, 1997 as compared to $26,000 for the year ended September 31, 1996, resulting in an effective tax rate at September 30, 1997 of 37.6% compared to 21.3% for the prior period.

IMPACT OF NEW ACCOUNTING STANDARDS

     Accounting for Long Lived Assets. In March 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of" ("SFAS No. 121"). This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Statement required that long-lived assets and certain identifiable intangibles to be held and used by an institution be reviewed for impairment whenever events change and circumstances indicate the carrying amount of the asset may not be recoverable. This Statement became effective for the Bank on October 1, 1996. Adoption of this Statement did not have a material impact on the earnings or financial position of the Bank.

     Accounting for Stock-Based Compensation. In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). This statement established financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permitted the Bank to choose either a new fair value based method or the current Accounting Principles Board ("APB") Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 required pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under APB Opinion 25. SFAS No. 123 applied to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS No. 123 also applied to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., Stock Option Plan, stock purchase plans, restricted stock plans and stock appreciation rights). The statement also specified the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS No. 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements will apply to all transactions entered into in fiscal years that begin after December 15, 1995. Any effect that this statement will have on the Stock Company will be applicable upon the consummation of the Reorganization. The Stock Company intends to follow the APB Opinion 25 method upon adoption, but will provide pro forma disclosure as if the fair value method had been applied.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996 the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities "("SFAS No. 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and does not recognize financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that exited prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, applied prospectively. Earlier or retroactive application of this Statement is not permitted. The adoption of the non-deferred provisions of this Statement as of January 1, 1997 did not have a material impact on the Bank's consolidated financial statements. The Bank believes that the impact of the adoption as of January 1, 1998 of the deferred provisions of this Statement will not be material to its future consolidated financial statements.

     Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," ("SFAS No. 130"). This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general- purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It does not address issues of recognition or measurement for comprehensive income and its components. SFAS No. 130 is effective for fiscal years beginning after December 31, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Bank does not expect that upon adoption, this statement will have a material effect on its consolidated financial statements.

     Disclosures about Segments of an Enterprise and Related Information. In June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS No. 131"). This Statement establishes standards for the way public business enterprises report information about operating segments in financial statements. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Bank does not expect that under this statement it will be required to report additional information because its present organization consists of only one operating segment as defined by the Statement.

     Other New Accounting Standards. SFAS No. 128 "Earnings per Share" ("SFAS No. 128") is effective for periods ending after December 15, 1997. SFAS No. 129, "Disclosure of Information about Capital Structure " ("SFAS No. 129") is effective for periods ending after December 15, 1997. The Stock Company expects that the adoption of these standards will not have a material impact on the Stock Company's consolidated financial statements.


     Disclosures about Pensions and Other Postretirement Benefits. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclousres about Pensions and Other Postretirement Benefits- an amendment of FASB Statements No. 87, 88 and 106" ("SFAS No. 132") which revises employers' disclosures about pension and other postretirement benefit plans, though it does not change the measurement or recognition of those plans. The Bank will adopt SFAS No. 132 for the fiscal year beginning on October 1, 1998. Adoption of this Statement will not have a material impact on the Stock Company's or the Bank's financial position or results of operations.


     Accounting for Derivative Instruments and Hedging Activities. In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No.133") This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives.) It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. It is not expected that the adoption of this statement will have a material impact on the Stock Company's financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary sources of funds are deposits, proceeds from the principal and interest payments on loans, debt and equity securities, and to a lesser extent, borrowings and proceeds from the sale of fixed rate mortgage loans to the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales, and borrowings are greatly influenced by general interest rates, economic conditions and competition.

     Our primary investing activities are the origination of various types of loans and the purchase of debt and equity securities. During the nine months ended June 30, 1998 and the years ended September 30, 1997, 1996 and 1995, our loan originations totaled $18.9 million, $14.4 million, $20.3 million and $4.7 million, respectively. These activities are funded primarily by deposit growth, principal repayment of loans, and interest and dividend income from debt and equity securities. Loan sales provide an additional source of liquidity, totaling $6.0 million, $2.8 million, $3.4 million and $599,000 for the nine months ended June 30, 1998 and the years ended September 30, 1997, 1996 and 1995, respectively.

     We experienced a net increase in total deposits of $7.5 million, $6.1 million, $1.2 million, and $7.1 million for the nine months ended June 30, 1998 and the years ended September 30, 1997, 1996 and 1995, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors.

     We closely monitor our liquidity position on a daily basis. Excess short-term liquidity is usually invested in overnight federal funds sold. In the event we require funds beyond our ability to generate them internally, additional sources of funds are available through the use of FHLB advances. At June 30, 1998, we had $19.3 million outstanding in FHLB advances.

     Loan commitments totaled $1.6 million at June 30, 1998, comprised of $758,000 at variable rates and $810,000 at fixed rates. We anticipate that we will have sufficient funds available to meet current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from June 30, 1998, totaled $27.2 million. Based upon this experience and our current pricing strategy, we believe that a significant portion of such deposits will remain with the Bank.

     In 1998, we plan to continue expanding our retail banking franchise by opening a branch location. The acquisition and renovation of this office is expected to cost approximately $600,000. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 1998.

     At June 30, 1998, we exceeded all of our regulatory capital requirements with a tangible capital level of $5.9 million, or 6.63% of adjusted assets, which is above the required level of $1.3 million, or 1.5% and total risk-based capital of $6.3 million, or 17.89% of adjusted assets, which is above the required level of $2.8 million, or 8.00%. See "Regulatory Capital Compliance" and "Regulation - Regulatory Capital Requirements."

     Our most liquid assets are cash, federal funds sold and interest-bearing demand accounts. The level of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 1998, cash, federal funds sold and interest-bearing demand accounts totaled $4.5 million, or 5.1% of total assets.

YEAR 2000

     The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Bank and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Bank's direct control and with whom the Bank electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Bank could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     In addition, noninformation technology systems, such as equipment like telephones, copiers and elevators may also contain embedded technology which controls its operation and which may be effected by the Year 2000 Problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to deal with the date 01/01/00, and may not be able to deal with operational 'cycles' such as 'do X every 100 days'. Thus, even noninformation technology systems may affect the normal operations of the Bank upon the arrival of the Year 2000.

     Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Bank's products, services and competitive condition.

     In order to address the Year 2000 issue and to minimize its potential adverse impact, management has begun a process to identify areas that will be affected by the Year 2000 Problem, assess its potential impact on the operations of the Bank, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. A committee of senior officers of the Bank has been formed to evaluate the effects that the upcoming Year 2000 could have on computer programs utilized by the Bank. The Bank's plan is divided into the five phases: (1) awareness - define the problem, obtain executive level support and develop an overall strategy. This phase was completed in September, 1997; (2) assessment - identify all systems and the criticality of the systems. This phase was completed in September, 1997; (3) renovation - program enhancements, hardware and software upgrades, system replacements, and vendor certifications. This phase is in process and with a scheduled completion date of December, 1998; (4) validation - test and verify system changes and coordinate with outside parties. This phase is in process with a scheduled completion date of December, 1998; and (5) implementation - components certified as year 2000 compliant and moved to production. This phase is in process with a scheduled completion date of December, 1998.

     Third party vendors provide the majority of software used by the Bank. All of the Bank's vendors are aware of the Year 2000 situation, and each has assured the Bank that it is currently working to have its software compliant by December, 1998, and testing for the critical applications began in April, 1998. This will enable the Bank to devote substantial time to the testing of the upgraded systems prior to the arrival of the millennium. The Bank utilizes the service of a third party vendor to provide the software which is used to process and maintain most mortgage and deposit customer-related accounts. This vendor has provided the Company with a software version which has been certified to be Year 2000 compliant. Testing by the Bank is underway to verify compliance for its application and usage. The Bank presently believes that with modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without causing a material adverse impact on the operations of the Bank. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Problem could have an impact on the operations of the Bank.


     In addition, monitoring and managing the year 2000 project will result in additional direct and indirect costs to the Stock Company and the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Bank has spent approximately $20,500 on Year 2000 related costs to date and estimates that it will spend an additional $25,000 for Year 2000 compliance. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. The Bank does not believe that such costs will have a material effect on results of operations. However, there can be no guarantee that the systems of other companies on which the Bank's systems rely will be timely converted, or that a failure to convert by another company or a conversion that is incompatible with the Bank's systems, would not have material adverse effect on the Bank. Although no independent analysis of the Bank's potential exposure has been obtained, the Bank believes it has no exposure to contingencies related to the Year 2000 Problem for the products it has sold. The Bank's network consultant, EOS Systems, Inc., has examined the hardware and software used by the Bank and has certified that such hardware and software is Year 2000 compliant.


     The costs of the project and the date on which the Bank plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties. The Bank has not developed a contingency plan which would be implemented in the unlikely event that it is not Year 2000 compliant. The Bank will continue to closely monitor the progress of its Year 2000 compliance plan and will determine by December 31, 1998 if the need for a contingency plan exists.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and accompanying footnotes have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Bank are primarily monetary in nature and changes in market interest rates have a greater impact on the Bank's performance than do the effects of inflation.

                                    BUSINESS

THE STOCK COMPANY

     Prior to the Reorganization, the Stock Company will not transact any material business. Following the Reorganization, in addition to directing, planning and coordinating the business activities of the Bank, the Stock Company will invest the proceeds of the Offering which are retained by it. See "Use of Proceeds." Upon consummation of the Reorganization, the Stock Company will have no significant assets other than the shares of the Bank's capital stock acquired in the Reorganization, the loan receivable held with respect to its loan to the ESOP and that portion of the net proceeds of the Offering retained by it, and will have no significant liabilities. Cash flow to the Stock Company will be dependent upon investment earnings from the net proceeds retained by it, payments on the ESOP loan and any dividends received from the Bank. Initially, the Stock Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Stock Company does not intend to employ any persons other than its officers (who are not anticipated to be separately compensated by the Stock Company), but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Stock Company expands its business in the future. In the future, the Stock Company will consider using some of the proceeds of the Offering retained by it to expand its operations in its existing primary market and other nearby areas by acquiring other financial institutions which could be merged with the Bank or operated as separate subsidiaries. Presently, there are no agreements or understandings for expansion of the Stock Company's operations.

THE BANK

     The business of the Bank primarily consists of attracting savings deposits from the general public and investing such deposits in mortgage loans secured by single-family residential real estate, commercial real estate, commercial assets and investment securities, including U.S. Government and Federal Agency securities, asset- backed securities, FNMA, GNMA and FHLMC mortgaged-backed securities and interest-earning deposits. The Bank's commercial and commercial real estate borrowers are comprised of diverse small businesses, without a particular concentration in any one industry. The Bank also makes consumer loans, including home equity loans, automobile, loans on deposit accounts and other consumer loans. The Bank offers both fixed-rate and adjustable-rate loans and emphasizes the origination of residential real estate mortgage loans and commercial loans with adjustable interest rates.

     The Bank's principal sources of income are interest, dividends and fees on loans and investments, and the Bank's principal expenses are interest paid on deposit accounts, borrowings, and general operating expenses.

MARKET AREA


     The Bank's office is located in Revere, Suffolk County, Massachusetts. The City of Revere, containing approximately 39,000 residents, is located approximately five miles from downtown Boston in the northern suburbs of Boston, bounded by the towns of Chelsea, Everett, Malden and Lynn. The City of Revere is easily accessible from downtown Boston via Route 1, Route 1A, Route 16 and other state roads connecting the communities within the Logan Airport corridor northeast of Boston. As an established metropolitan suburb, Revere consists mostly of developed single- and multi-family properties within a network of well-maintained neighborhoods.

     The majority of the Bank's lending and deposit activity has historically been in Revere. In recent years, the Bank's lending operations have expanded beyond the Revere city limits to include other areas of the Boston metropolitan region, including the cities of Chelsea, Everett, Malden and Saugus. These cities contain an active and growing commercial business environment for financial institutions. Logan International Airport is located in East Boston, a portion of the city of Boston, which is adjacent to Revere and Chelsea. The Bank has recently targeted the area surrounding Logan International Airport as a source of potential business, and fully intends to increase activities in that area. The Bank's commercial loan department has been largely responsible for expanded business in this area and throughout Suffolk County.

     The economic base of the Bank's market area is diversified and includes a multitude of small businesses including services, wholesale and retail trade, government, air freight forwarding and other businesses servicing Logan Airport. Over the past few years, the regional economy in the Bank's primary market area, based on economic indicators such as unemployment rates, residential and commercial real estate values and vacancy rates and household income trends, has strengthened. However, unemployment rates for both Revere and Suffolk County remain slightly above statewide averages.


BUSINESS STRATEGY


     Historically, the primary focus of the Bank has been to provide financing for single family housing in its market area of Revere, Massachusetts and surrounding communities. Indeed, at September 30, 1995, over 96% of the Bank's loan portfolio consisted of one- to four-family residential loans, and the Bank had no commercial real estate or commercial loans in its portfolio. Beginning in 1996, the Bank began to make significant investments in the human and technological resources necessary to create a platform for the future growth and profitability of the Bank. While the Bank believes growth-oriented business strategy is best for its long term success and viability, it has been and will continue to be necessary for the Bank to increase investment in infrastructure, product development, and technology enhancements. As evidenced by the Bank's recent efficiency ratio decline, non-interest expenses have steadily increased since 1995 and should continue to grow until the Bank has adequate resources in place to offer an expanded range of service. Consequently, short-term net income may remain flat. Long-term profitability, however, should improve as the Bank realizes the benefits of diversified product lines and market share growth.


o Retail Banking and Customer Service. The Bank continues to focus on expanding its residential lending and retail banking franchise and increasing the number of households served within the Bank's market area. For nearly 100 years, the Bank has served the needs of Revere and its surrounding communities and remains the only bank headquartered in Revere. The Bank's Board of Directors and its management are active in many charitable organizations throughout Revere and the Bank's employees have taken pride in providing hands on, personal service. The Bank views its reputation as a service oriented institution which meets the needs of the local community as one of its greatest assets. Given the increasing consolidation in the financial services sector, the Bank believes that expanding its market share for traditional community banking products will enhance this reputation and provide inroads to new segments of the banking markets.

o Small Business Banking. The Bank views its entry into the small business banking market as a natural outgrowth of its traditional community banking services. Since 1996, the Bank has made a major commitment to small business commercial lending (involving commercial and industrial loans and commercial real estate loans) as a means to increase the yield on its loan portfolio and attract lower cost transaction deposit accounts. The Bank has worked to develop a niche of making commercial loans to the small and medium sized companies in a wide variety of industries located in Revere and elsewhere in the greater Boston area. In particular, the Bank has expanded its lending to the business community surrounding the Logan International Airport which comprises a growing sector of the Revere and Chelsea markets. The Bank offers these businesses a variety of traditional loans products and commercial services administered by the Bank's commercial loan department which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the refinancing of existing corporate debt. In addition, in order to better serve the unique financing needs of its commercial customers, the Bank also offers specialized products such as direct courier pick up for deposits. The Bank has also recently applied to become an approved lender of the Small Business Administration to better serve the needs of local businesses. The Bank has staffed its commercial lending department with the addition of a senior commercial loan officer with considerable commercial lending expertise in the Boston area and has developed a staff to support the commercial loan department. The Bank has recently added a second commercial lending officer to the small business banking area and will add additional qualified employees as market conditions warrant.

o Branch Expansion. The Bank believes that a branch network is crucial to increasing its market share in the traditional community banking and small business banking arenas and that its lending and deposit gathering activities are presently limited by the fact that it operates from only one location. The Bank is currently negotiating for the purchase of its first branch facility which the Bank believes is strategically located in a stable and growing small business market. This branch location will emphasize convenience for the Bank's small business clients and be designed to augment the Bank's small business lending activities. In the future, the Bank expects to fund the construction and/or acquisition of one or more additional branch locations either de novo, or by purchasing an existing deposit base and/or location and to expand and renovate its main office to allow the Bank's administrative functions to be performed in a single facility. Expansion will facilitate greater services and increased loan originations within the Bank's existing underwriting standards.

o Expanded Delivery Systems. The increased use of alternative delivery channels has simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. In addition to conducting financial transactions at branch offices, customers are increasingly using ATMs, online banking and online bill payment and electronic fund transfers to communicate with financial services providers. The Bank has responded to these market trends in several ways. First, since May 1997, the Bank has offered its 24 hour telebanking product which provides its customers with around the clock access to their accounts through the use of a touch tone telephone. The Bank also has located an ATM at Logan Airport and is currently in negotiations to open two additional ATMs in Revere and one ATM in downtown Boston in the fall of 1998. Finally, the Bank plans to introduce its home banking product which will give its customers access to their accounts through the use of their personal computers in the first quarter of 1999.

o Expansion of Product Lines. Regulatory changes and cross-sector acquisitions have diminished the distinctions among various types of financial institutions such as banks, insurance companies and securities brokerage firms. Financial institutions today have the opportunity to leverage their client base, expand their market share and compete for an increased share of customers' financial services business by offering a diverse range of products and services that formerly may have been offered only by one particular type of financial institution. Recognizing this trend, the Bank intends to broaden its product line in order to better serve its customers, expand customer relations and diversify its income stream. In the near term, the Bank is contemplating offering various uninsured investment products, including fixed-rate and variable annuities and mutual funds, through relationships with third party broker-dealers and/or money managers that would service both retail and small business customers needs for investment products. The Bank also plans to investigate opportunities presented by affiliations with insurance agencies over the longer term. The Bank's strategy is to become a full service provider of financial services, enhancing the Bank's ability to attract and retain both retail and commercial customers.

LENDING ACTIVITIES

     General. The Bank originates loans through its office located in Revere, Massachusetts. The principal lending activities of the Bank are the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential properties and the origination of commercial loans secured by commercial real estate and commercial assets. To a lesser extent, the Bank also originates consumer loans, including home equity and loans on deposit accounts, construction loans and multifamily residential real estate loans.


     The Bank's ten largest borrowing relationship, outstanding as of June 30, 1998, ranged from $380,000 to $605,000.

         The following table sets forth the composition of the Bank's mortgage and other loan portfolios in dollar amounts and percentages at the dates indicated.

                                                                                      AT SEPTEMBER 30,
                                 AT JUNE 30,    ------------------------------------------------------------------------------------
                                   1998              1997             1996             1995            1994               1993
                             ------------------ ----------------  ---------------- ---------------- ---------------  ---------------
                                       PERCENT          PERCENT           PERCENT          PERCENT         PERCENT           PERCENT
                              AMOUNT  OF TOTAL  AMOUNT  OF TOTAL  AMOUNT  OF TOTAL AMOUNT  OF TOTAL AMOUNT OF TOTAL  AMOUNT OF TOTAL
                              ------  --------  ------  --------  ------  -------- ------  -------- ------ --------  ------ --------
                                                                    (DOLLARS IN THOUSANDS)
Mortgage loans:
   One- to four-family .......$34,495  72.79% $ 32,928  79.11% $ 30,046   89.84% $ 20,630   95.91%$ 20,349    97.85%$ 21,825  98.02%
   Commercial real estate ....  4,157   8.77     2,577   6.19       460    1.38        --      --       --       --       --     --
   Construction and land .....  1,518    3.2       815   1.96     1,075    3.21       174    0.81       80     0.38       88    0.4
                               ------  -----    ------  -----    ------   -----    ------   -----   ------    -----   ------  -----
     Total mortgage loans .... 40,170  84.76    36,320  87.26    31,581   94.43    20,804   96.72   20,429    98.23   21,913  98.42
                               ------  -----    ------  -----    ------   -----    ------   -----   ------    -----   ------  -----
Commercial loans .............  2,789   5.89     1,684   4.04        49    0.15        --      --       --       --       --     --
                               ------  -----    ------  -----    ------   -----    ------   -----   ------    -----   ------  -----
Consumer loans:
   Home equity lines .........  3,301   6.96     2,761   6.63     1,303    3.9        364    1.69       30     0.14       --     --
   Secured by deposit accounts    621   1.31       374    0.9       370    1.11       314    1.46      266     1.28      242   1.09
   Auto loans ................    425   0.90       413   0.99       121    0.36        --      --       --       --       --     --
   Other consumer loans ......     84   0.18        73   0.18        19    0.05        27    0.13       72     0.35      109   0.49
                               ------  -----    ------  -----    ------   -----    ------   -----   ------    -----   ------  -----
     Total consumer loans ....  4,431   9.35     3,621    8.7     1,813    5.42       705    3.28      368     1.77      351   1.58
                               ------  -----    ------  -----    ------   -----    ------   -----   ------    -----   ------  -----
     Total loans receivable .. 47,390 100.00%   41,625 100.00%   33,443  100.00%   21,509  100.00%  20,797   100.00%  22,264 100.00%
                                      ======           ======            ======            ======            ======          ======

LESS:
   Allowance for loan losses .   (506)            (377)            (325)             (206)            (187)              (67)
   Deferred loan origination
     fees, net ...............    (59)             (73)             (72)              (30)             (31)              (39)
                                              --------         --------          --------          -------           -------
     Loans, net ..............$46,825         $ 41,175         $ 33,046          $ 21,273          $20,579           $22,158
                              ========        ========         ========          ========          =======           =======


     One- to Four-Family Residential Real Estate Lending. The primary emphasis of the Bank's lending activity is the origination of conventional mortgage loans on one- to four-family residential dwellings located in the Bank's primary market area. As of June 30, 1998, loans on one- to four-family residential properties accounted for 72.8% of the Bank's total loan portfolio.

     The Bank's mortgage loan originations are for terms of up to 30 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option, without penalty. Conventional residential mortgage loans granted by the Bank customarily contain "due-on-sale" clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property.

     The Bank makes conventional mortgage loans and uses standard Federal National Mortgage Association ("FNMA") documents, to allow for the sale of qualifying loans in the secondary mortgage market. The Bank lends up to a maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties of 100% of the lesser of the appraised value or purchase price of the property, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%. To a lesser extent, the Bank originates non-conforming loans which are tailored for its local community, but which may not satisfy the various requirements imposed by FNMA. On a limited basis the Bank offers special products, including mortgage loans with a 100% loan-to-value ratio without private mortgage insurance to customers with co-signers or who have excellent credit and income, for which the Bank receives a rate premium over conventional loans.

     The Bank offers adjustable-rate mortgage loans with terms of up to 30 years. Adjustable-rate loans offered by the Bank include loans which reprice every one, three, five or seven years and provide for an interest rate which is based on the interest rate paid on U.S. Treasury securities of a corresponding term, plus a margin of up to 2.75%. The Bank currently offers adjustable-rate loans with initial rates below those which would prevail under the foregoing computations, based upon the Bank's determination of market factors and competitive rates for adjustable-rate loans in its market area. For adjustable-rate loans, borrowers are qualified at the initial rate.

     The Bank's adjustable-rate mortgages include limits on increases or decreases of the interest rate of the loan. The interest rate may increase or decrease by 2.0% per year and 6.0% over the life of the loan for all of the Bank's adjustable rate mortgages. The retention of adjustable-rate mortgage loans in the Bank's loan portfolio helps reduce the Bank's exposure to fluctuations in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of the repricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.


     During the year ended September 30, 1997, the Bank originated $1.9 million in adjustable-rate mortgage loans and $5.5 million in fixed-rate mortgage loans. Of the fixed-rate loans originated, the Bank sold $2.1 million of fixed-rate loans and retained $3.4 million of fixed-rate loans based on the rate of the loans. Approximately 38% of all loan originations during fiscal 1997 were refinancings of loans already in the Bank's loan portfolio. At June 30, 1998, the Bank's loan portfolio included $9.8 million in adjustable-rate one- to four-family residential mortgage loans or 20.8% of the Bank's total loan portfolio, and $24.8 million in fixed-rate one- to four-family residential mortgage loans, or 52.4% of the Bank's total loan portfolio.

     Commercial Real Estate Loans. The Bank originates commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. In underwriting commercial real estate loans, consideration is given to the property's historical cash flow, current and projected occupancy, location and physical condition. At June 30, 1998, the Bank's commercial real estate loan portfolio consisted of 24 loans, totaling $4.2 million, or 8.8% of total loans. The Bank's largest loan is a commercial real estate loan with an outstanding balance of $494,000 at June 30, 1998 secured by a commercial property located in downtown Boston. The Bank's commercial real estate loan portfolio is diverse, and does not have any significant loan concentration by type of property or borrower.

     Commercial real estate lending entails additional risks compared with one- to four-family residential lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers and the payment experience on such loans is typically dependent on the successful operation of a real estate project and/or the collateral value of the commercial real estate securing the loan. See " Risk Factors--Growth of the Bank's Commercial Loan and Commercial Real Estate Loan Portfolio."

     Commercial Loans. In the past two years, the Bank has made a major commitment to small business commercial lending. The Bank has worked to develop a niche of making commercial loans to small and medium sized businesses in a wide variety of industries located in the Bank's market area and has recently applied to become an approved lender of the Small Business Administration. Small business loans are expected to comprise a growing portion of the Bank's loan portfolio in the future. At June 30, 1998, the Bank's commercial loan portfolio consisted of 58 loans, totaling $2.8 million, or 5.9% of total loans.

     Unless otherwise structured as a mortgage on commercial real estate, such loans generally are limited to terms of five years or less. Substantially all such commercial loans have variable interest rates tied to the prime rate as reported in the Wall Street Journal. Whenever possible, the Bank collateralizes these loans with a lien on commercial real estate, or alternatively, with a lien on business assets and equipment and the personal guarantees from principals of the borrower.

     The Bank offers commercial services administered by the Bank's commercial loan department which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the refinancing of existing corporate debt. In addition, the Bank has tailored certain products and services (such as courier pick up of deposits) to better serve the unique needs of local businesses. The Bank has staffed its commercial lending department with the addition of a senior commercial loan officer with considerable commercial lending expertise in the Boston area and has developed a staff to support the commercial loan department. The Bank has recently added a second commercial lending officer to the small business banking area and will add additional qualified employees as market conditions warrant.

     Commercial loans are generally considered to involve a higher degree of risk than residential mortgage loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. The Bank utilizes the services of an outside consultant to conduct quarterly on-site reviews of the commercial loan portfolio to ensure adherence to underwriting standards and policy requirements.

     Consumer Loans. The Bank's consumer loans consist of home equity loans, loans secured by deposits, and other consumer loans, including automobile loans. At June 30, 1998, the consumer loan portfolio totaled $4.4 million or 9.4% of total loans. Consumer loans (other than home equity loans) generally are offered for terms of up to five years at fixed interest rates and do not exceed $25,000 individually.

     The Bank's home equity loans are secured by available equity based on the appraised value of owner-occupied one- to four-family residential property. Home equity loans will be made for up to 80% of the appraised value of the property (less the amount of the first mortgage). Home equity loans are offered at adjustable rates. The adjustable interest rate is prime minus 0.5% for the first year and the prime rate as reported in the Wall Street Journal for the remaining life of the loan. The Bank's home equity loans generally have a five-year draw (renewable for up to an additional five years) with a ten year repayment period. At June 30, 1998, the Bank had $3.3 million in home equity loans with unused credit available to existing borrowers of $2.0 million.

     The Bank makes loans secured by deposit accounts up to 90.0% of the amount of the depositor's savings account balance. The interest rate on the loan is 2.5% higher than the rate being paid on passbook accounts and 2.0% higher than the rate being paid on Certificates of Deposit. The Bank also makes other consumer loans, which may or may not be secured. The terms of such loans vary depending on the collateral.

     The Bank makes loans for automobiles, both new and used, directly to the borrowers. The loans are generally limited to 80.0% of the purchase price or the retail value listed by the National Automobile Dealers Book. The terms of the loans are determined by the age and condition of the collateral. The Bank obtains title to the vehicle and collision insurance policies are required on all these loans.

     Consumer loans are generally originated at higher interest rates than residential mortgage loans but also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. Despite these risks, the Bank's level of consumer loan delinquencies generally has been low. No assurance can be given, however, that the Bank's delinquency rate on consumer loans will continue to remain low in the future, or that the Bank will not incur future losses on these activities.

     Construction Loans. The Bank engages in a limited amount of construction lending usually for the construction of single family residences or commercial real estate. Most are construction/permanent loans to the future occupants, structured to become permanent loans upon the completion of construction. All construction loans are secured by first liens on the property. Loan proceeds are disbursed as construction progresses and inspections warrant. Loans involving construction financing present a greater risk than loans for the purchase of existing homes, since collateral values and construction costs can only be estimated at the time the loan is approved. Due to the small amount of construction loans in the Bank's portfolio, the risk in this area is limited.

     Origination, Sale and Servicing of Loans. The Bank's lending activities are conducted through its office in Revere, Massachusetts. The Bank's ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future levels of interest rates. The Bank is a qualified seller/servicer for FNMA and has applied to be an approved SBA lender. Historically, the Bank sells certain of its fixed-rate loans to FNMA based on liquidity needs and prevailing market conditions. All of the Bank's sales to FNMA have been made with servicing retained on the loans. At June 30, 1998, the Bank was servicing $18.3 million in loans for FNMA.

     Originations for the nine months ended June 30, 1998, compared to the prior period, have increased due to the addition of a commercial lending officer. Loan sales also increased during the same period. In January 1998, the Bank has also entered into a participation agreement with a local bank for a commercial real estate loan for the development of 14 single family homes on a fourteen acre subdivision in Saugus,

Massachusetts. The following table sets forth information with respect to originations, sales of loans and principal repayments during the periods indicated.

                                           FOR THE NINE MONTHS
                                              ENDED JUNE 30,        FOR THE YEAR ENDED SEPTEMBER 30,
                                          ----------------------------------------------------------
                                           1998           1997        1997         1996      1995
                                           ----           ----        ----         ----      ----
                                                                    (In thousands)
Beginning balance, loans, net ...........   $ 41,175    $ 33,046    $ 33,046    $ 21,273    $ 20,579
                                            --------    --------    --------    --------    --------
Loans originated:
     Mortgage loans:
       One- to four-family ..............     11,869       4,521       6,843      18,385       3,402
       Commercial real estate ...........      1,000       1,799       2,245         463        --
       Construction and land ............        885         519       1,047         511         718
                                            --------    --------    --------    --------    --------
         Total mortgage loans ...........     13,754       6,839      10,135      19,359       4,120
     Commercial loans ...................      1,627       1,310       1,946        --          --
     Consumer loans .....................      3,538       1,392       2,329         965         537
                                            --------    --------    --------    --------    --------
         Total loans originated .........     18,919       9,541      14,410      20,324       4,657
                                            --------    --------    --------    --------    --------
   Total ................................     60,094      42,587      47,456      41,597      25,236
Principal repayments and other, net .....     (7,263)     (1,461)     (3,463)     (5,110)     (3,385)
Loan charge-offs, net ...................        (46)       --            (8)        (29)         21
Sale of mortgage loans, principal balance     (5,960)     (2,209)     (2,810)     (3,412)       (599)
                                            --------    --------    --------    --------    --------
Ending balance, loans, net ..............   $ 46,825    $ 38,917    $ 41,175    $ 33,046    $ 21,273
                                            ========    ========    ========    ========    ========

     The following table sets forth the dollar amounts in each loan category at June 30, 1998 and September 30, 1997 that are due after June 30, 1999 and September 30, 1998, and whether such loans have fixed or adjustable interest rates.

                                                                DUE AFTER JUNE 30, 1999
                                   ---------------------------------------------------------------------
                                               FIXED                 ADJUSTABLE                 TOTAL
                                   ---------------------------------------------------------------------
                                                                     (In thousands)
Mortgage loans:
     One-to four-family ........             $24,597                  $   122                  $24,719
     Commercial real estate ....                 987                    2,597                    3,584
     Construction and land .....                 811                      382                    1,193
                                             -------                  -------                  -------
       Total mortgage loans ....              26,395                    3,101                   29,496
                                             -------                  -------                  -------
Commercial loans ...............               1,344                     --                      1,344
                                             -------                  -------                  -------
Consumer loans:
     Home equity lines .........                --                       --                       --
     Secured by deposit accounts                 117                     --                        117
     Auto loans ................                 445                     --                        445
     Other consumer loans ......                   5                     --                          5
                                             -------                  -------                  -------
       Total consumer loans ....                 567                     --                        567
                                             -------                  -------                  -------
       Total loans .............             $28,306                  $ 3,101                  $31,407
                                             =======                  =======                  =======




                                                              DUE AFTER SEPTEMBER 30, 1998
                                   ----------------------------------------------------------------------
                                              FIXED                 ADJUSTABLE                 TOTAL
                                   ----------------------------------------------------------------------
                                                                     (In thousands)
Mortgage loans:
     One-to four-family ........             $23,882                  $   235                  $24,117
     Commercial real estate ....                 915                    1,436                    2,351
     Construction and land .....                 315                       --                      315
                                             -------                  -------                  -------
       Total mortgage loans ....              25,112                    1,671                   26,783
                                             -------                  -------                  -------
Commercial loans ...............                 635                       --                      635
                                             -------                  -------                  -------
Consumer loans:
     Home equity lines .........                  --                       --                       --
     Secured by deposit accounts                 352                       --                      352
     Auto loans ................                 428                       --                      428
     Other consumer loans ......                  36                       --                       36
                                             -------                  -------                  -------
       Total consumer loans ....                 816                       --                      816
                                             -------                  -------                  -------
       Total loans .............             $26,563                  $ 1,671                  $28,234
                                             =======                  =======                  =======


     Loan Commitments. The Bank generally makes loan commitments to borrowers not exceeding 30 days. At June 30, 1998, the Bank had $1.6 million in loan commitments outstanding, primarily for the origination of one- to four-family residential real estate loans, commercial loans and commercial real estate loans.

     Loan Solicitation. Loan originations are derived from a number of sources, including the Bank's existing customers, referrals, realtors, advertising and "walk-in" customers at the Bank's office.

     Loan Administration. Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. For all mortgage loans, an appraisal of real estate intended to secure the proposed loan is obtained from an independent appraiser who has been approved by the Bank's Board of Directors. Fire and casualty insurance are required on all loans secured by improved real estate. Insurance on other collateral is required unless waived by the Loan Approval Committee. The Board of Directors of the Bank has the responsibility and authority for the general supervision over the loan policies of the Bank. The Board has established written lending policies for the Bank.

     All residential and commercial real estate mortgages and commercial business loans must be ratified by the Loan Approval Committee of the Bank's Board of Directors. In addition, certain designated officers of the Bank have authority to approve loans not exceeding specified levels, while the Loan Approval Committee of the Board of Directors must approve loans in excess of (a) $50,000 for commercial real estate loans; (b) $50,000 for commercial loans; (c) loans over the current FNMA limit for residential mortgage loans; and (d) $75,000 for consumer loans. All loans in excess of $250,000 must be ratified by the Board of Directors as a whole.

     Interest rates charged by the Bank on all loans are primarily determined by competitive loan rates offered in its market area and interest rate costs of the source of funding for the loan. The Bank generally charges an origination fee on new mortgage loans. The origination fees, net of direct origination costs, are deferred and amortized into income over the life of the loan. At June 30, 1998, the amount of net deferred loan origination fees was $59,000.

     Loan Maturity and Repricing. The following tables shows the maturity or period to repricing of the Bank's loan portfolio at June 30, 1998 and September 30, 1997. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization.

                                                                      AT JUNE 30, 1998
                                           ---------------------------------------------------------------------------------
                                                              MORTGAGE LOANS
                                           ---------------------------------------------------------------------------------
                                           ONE- TO FOUR-    COMMERCIAL   CONSTRUCTION
                                            FAMILY         REAL ESTATE     AND LAND     COMMERCIAL   CONSUMER    TOTAL
                                           ---------------------------------------------------------------------------------
Amount due:                                                         (In thousands)

     One year or less ..................   $  9,776         $    573       $    325       $  1,445   $  3,864   $ 15,983
                                           --------         --------       --------       --------   --------   --------
After one year:
     More than one year to three years .         72              452             90             99        290      1,003
     More than three years to five years        476            2,008             85            763        230      3,562
     More than five years to ten years .      2,240              204             --            425         --      2,869
     More than ten years to twenty years      6,551              920            150             57         47      7,725
     More than twenty years ............     15,380               --            868             --         --     16,248
                                           --------         --------       --------       --------   --------   --------
       Total due after one year ........     24,719            3,584          1,193          1,344        567     31,407
                                           --------         --------       --------       --------   --------   --------
       Total amount due ................   $ 34,495         $  4,157       $  1,518       $  2,789   $  4,431     47,390
                                           ========         ========       ========       ========   ========   ========
Less:
     Allowance for loan losses .........                                                                            (506)
     Deferred loan origination fees, net                                                                             (59)
                                                                                                                --------
Loans, net .............................                                                                        $ 46,825
                                                                                                                ========

                                       61

                                                                                    AT SEPTEMBER 30, 1997
                                         ---------------------------------------------------------------------------------
                                                           MORTGAGE LOANS
                                         ---------------------------------------------------------------------------------
                                         ONE- TO FOUR-      COMMERCIAL    CONSTRUCTION
                                            FAMILY         REAL ESTATE     AND LAND     COMMERCIAL   CONSUMER    TOTAL
                                         ---------------------------------------------------------------------------------
Amount due:                                                               (In thousands)
     One year or less ..................   $  8,811         $    226       $    500       $  1,049   $  2,805   $ 13,391
                                           --------         --------       --------       --------   --------   --------
After one year:
     More than one year to three years .         69              374             --            105        252        800
     More than three years to five years        495            1,016            113            471        262      2,357
     More than five years to ten years .      1,746              362             --             --         --      2,108
     More than ten years to twenty years      6,131              599             --             59         48      6,837
     More than twenty years ............     15,676               --            202             --        254     16,132
                                           --------         --------       --------       --------   --------   --------

       Total due after one year ........     24,117            2,351            315            635        816     28,234
                                           --------         --------       --------       --------   --------   --------
       Total amount due ................   $ 32,928         $  2,577       $    815       $  1,684   $  3,621     41,625
                                           ========         ========       ========       ========   ========   ========

Less:
     Allowance for loan losses .........                                                                            (377)
     Deferred loan origination fees, net                                                                             (73)
                                                                                                                --------
Loans, net .............................                                                                        $ 41,175
                                                                                                                ========

     Non-Performing Assets, Asset Classification and Allowances for Losses. Management and the Loan Approval Committee of the Board of Directors perform a monthly review of all delinquent loans and loans are placed on a nonaccrual status when loans are 90 days past due or, in the opinion of management, the collection of principal and interest are doubtful. One of the primary tools used to manage and control problem loans is the Bank's "Watch- List," a listing of all loans or commitments that are considered to have characteristics that could result in loss to the Bank if not properly supervised. The list is managed by the Loan Approval Committee which meets periodically to discuss the status of the loans on the Watch List and to add or delete loans from the list. At June 30, 1998, the Bank had $38,000 in assets classified as special mention. There were none classified as doubtful or loss.


     Real estate acquired by the Bank as a result of foreclosure is classified as other real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair value. Any required write-down of the loan to its fair value is charged to the allowance for loan losses.

     The following table set forth the Bank's non-performing assets at the dates indicated.

                                          AT JUNE 30,                AT SEPTEMBER 30,
                                       --------------     ------------------------------------------
                                       1998      1997     1997     1996        1995     1994    1993
                                       ----      ----     ----     ----        ----     ----    ----
                                                           (DOLLARS IN THOUSANDS)
Non-performing loans:
    Mortgage loans:
      One-to four-family .............   $142    $  --  $  144    $     28    $   125    $ 190   $ 203
      Commercial real estate .........     --       --      --          --         --       --      --
      Construction and land ..........     --       --      --          --         --       --      --
                                       ------    -----  ------    --------    -------    -----   -----
        Total mortgage loans .........    142       --     144          28        125      190     203
                                       ------    -----  ------    --------    -------    -----   -----
    Commercial loans .................    124       --      --          --         --       --      --
                                       ------    -----  ------    --------    -------    -----   -----
    Consumer loans:
      Home equity lines ..............     --       --      --          --         --       --      --
      Security by deposit accounts ...     --       --      --          --         --       --      --
      Auto loans .....................     --       --      --          --         --       --      --
      Other consumer loans ...........      3       --      13          --         --       --       1
                                       ------    -----  ------    --------    -------    -----   -----
        Total consumer loans .........      3       --      13          --         --       --       1
                                       ------    -----  ------    --------    -------    -----   -----
        Total non-performing loans(1)     269       --     157          28        125      190     204
Other real estate owned, net .........     --       --      --          --         --      108     128
                                       ------    -----  ------    --------    -------    -----   -----
        Total non-performing assets(2) $  269    $  --  $  157    $     28    $   125    $ 298   $ 332
                                       ======    =====  ======    ========    =======    =====   =====

Allowance for loan losses
    as a percent of loans(3) .........   1.07%    0.94%   0.91%       0.97%      0.96%    0.90%   0.30%
                                       ======    =====  ======    ========    =======    =====   =====
Allowance for loan losses as a percent
    of non-performing loans(4) ....... 188.12%     N/A  240.03%   1,159.67%    164.86%   98.33%  32.76%
                                       ======           ======    ========    =======    =====   =====
Non-performing loans as a percent
    of loans(3)(4) ...................   0.57%    0.00%   0.38%       0.08%      0.58%   0.91%   0.92%
                                       ======     ====  ======    ========    =======    =====   ====
Non-performing assets as a percent
    of total assets(2) ...............   0.30%    0.00%   0.18%       0.04%      0.18%   0.50%   0.65%
                                       ======     ====  ======    ========    =======    =====   =====

-------------

(1) Non-performing loans at June 30, 1998 includes non-accrual loans of $145,000 and loans past due 90 days or more and still accruing of $124,000. For all other periods presented, the non-performing loans consisted entirely of non-accrual loans.

(2) Non-performing assets consist of non-performing loans and other real estate owned.


(3) Loans are presented before allowance for loan losses and deferred loan origination fees, net.

(4)  Non-performing  loans  consist  of all  loans 90 days or more  past due and
     other  loans  which  have  been   identified  by  the  Bank  as  presenting
     uncertainty with respect to the collectibility of interest or principal.

     The following tables set forth delinquencies of the Bank's loan portfolio by type of loan at the dates indicated:

                                                      JUNE 30, 1998                              AT SEPTEMBER 30, 1997
                                     -----------------------------------------     ------------------------------------------------

                                        30-89 DAYS          90 DAYS OR MORE            30-89 DAYS              90 DAYS OR MORE
                                     --------------------  -------------------     -------------------        ---------------------

                                      NUMBER    PRINCIPAL   NUMBER    PRINCIPAL     NUMBER     PRINCIPAL       NUMBER     PRINCIPAL
                                     OF LOANS    BALANCE   OF LOANS    BALANCE     OF LOANS     BALANCE       OF LOANS     BALANCE
                                     --------    -------   --------    -------     --------     -------       --------    ---------
                                                                      (DOLLARS IN THOUSANDS)

Mortgage loans:
          One-to four-family......         4        $ 231        1         $  142       8        $  565             1     $  144
          Commercial real estate..       ---          ---      ---            ---       1           100           ---        ---
          Construction and land...       ---          ---      ---            ---     ---           ---           ---        ---
                                       -----          ---     ----         ------    ----        ------         -----     ------
             Total mortgage loans.         4          231        1            142       9           665             1        144
                                        ----        -----     ----         ------    ----        ------          ----     ------
Commercial loans..................         1           13        2            124     ---           ---           ---        ---
                                        ----        -----     ----         ------    ----        ------        ------     ------
Consumer loans:

          Home equity loans.......         1            8      ---            ---       3            84           ---        ---
          Secured by savings                                                                                      ---
              accounts............         3           11      ---            ---       1             7           ---        ---
          Auto loans..............         2            8      ---            ---     ---           ---           ---        ---
          Other consumer loans....         6            5        3              3       3             8             2         13
                                        ----        -----     ----           ----    ----        ------          ----     ------

             Total consumer loans.         12           32       3              3       7           99              2         13
                                        -----       ------    ----           ----    ----        -----           ----      -----
Total loans.......................         17       $  276       6         $  269      16       $  764              3     $  157
                                        =====       ======    ====         ======    ====       ======           ====     ======
Delinquent loans to loans, net....                    0.59%                  0.57%                1.86%                     0.38%
                                                    =======                ======               =======                   ======




                                                    AT SEPTEMBER 30, 1996                        AT SEPTEMBER 30, 1995
                                   -------------------------------------------------------------------- -----------------------

                                        30-89 DAYS          90 DAYS OR MORE           30-89 DAYS         90 DAYS OR MORE
                                   --------------------------------- ----------------------------------------------------------
                                    NUMBER   PRINCIPAL     NUMBER   PRINCIPAL     NUMBER     PRINCIPAL   NUMBER    PRINCIPAL
                                   OF LOANS   BALANCE     OF LOANS   BALANCE      LOANS       BALANCE   OF LOANS   BALANCE
                                   --------------------------------------------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS)

Mortgage loans:
          One-to four-family .....      8      $477          1         $ 28             8      $330          2      $125
          Commercial real estate .     --        --         --           --           --         --         --        --
          Construction and land ..     --        --         --           --           --         --         --        --
                                     ----      ----       ----         ----          ----      ----       ----      ----
             Total mortgage loans       8       477          1           28             8       330          2       125
                                     ----      ----       ----         ----          ----      ----       ----      ----
Commercial loans .................     --        --         --           --            --        --         --        --
                                     ----      ----       ----         ----          ----      ----       ----      ----
Consumer loans:

          Home equity loans ......     --        --         --           --            --        --         --        --
          Secured by savings .....     --
              accounts ...........      1         3         --           --             2         6         --        --
          Auto loans .............     --        --         --           --            --        --         --        --
          Other consumer loans ...     --        --         --           --            --        --         --        --
                                     ----      ----       ----         ----          ----      ----       ----      ----

            Total consumer loans        1         3         --           --             2         6         --        --
                                     ----      ----       ----         ----          ----      ----       ----      ----
Total loans ......................      9      $480          1         $ 28            10      $336          2      $125
                                     ====      ====       ====         ====          ====      ====       ====      ====
Delinquent loans to loans, net ...                                                   1.45%     0.08%      1.58%     0.58%
                                                                                     ====      ====       ====      ====

     During the year ended September 30, 1997, gross interest income of $12,000, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Of this amount, $8,000 of interest on such loans was included in income during the period. At June 30, 1998, management was not aware of any loans not currently classified as nonaccrual, 90 days past due or restructured but which may be so classified in the near future because of concerns over the borrower's ability to comply with repayment terms.

     Federal regulations require each banking institution to classify its asset quality on a regular basis. In addition, in connection with examinations of such banking institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. An asset is classified substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. As a general rule, the Bank will classify a loan as substandard if the Bank can no longer rely on the borrower's income as the primary source for repayment of the indebtedness and must look to secondary sources such as guarantors or collateral. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a banking institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require a banking institution to establish general allowances for loan losses. If an asset or portion thereof is classified as a loss, a banking institution must either establish specific allowances for loan losses in the amount of the portion of the asset classified as a loss, or charge off such amount. Examiners may disagree with a banking institution's classifications and amounts reserved. If a banking institution does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the OTS. At June 30, 1998, the Bank had $38,000 in assets classified as special mention, doubtful or loss, and $144,000 in assets designated as substandard.

     In originating loans, the Bank recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate general allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Further, after properties are acquired following loan defaults, additional losses may occur with respect to such properties while the Bank is holding them for sale. The Bank increases its allowances for loan losses and losses on other real estate owned by charging provisions for losses against the Bank's income. Specific reserves are also recognized against specific assets when management believes it is warranted.

     In the past few  years,  there  has been a  greater  level of  scrutiny  by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of the institution by federal regulators. Results of recent examinations indicate that these regulators may be applying more conservative criteria in evaluating real estate market values, requiring significantly increased provisions for potential loan losses. While the Bank believes it has established its existing allowances for loan losses in accordance with GAAP there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings. Alternately, there can be no assurance that increases in the Bank's allowance for loan losses will occur.

         The following table sets forth activity in the Bank's allowance for loan losses and other ratios at or for the dates indicated.


                                               AT OR FOR THE NINE
                                                  MONTHS ENDED                   AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                    JUNE 30,
                                           --------------------------- -----------------------------------------------------------
                                               1998          1997          1997       1996         1995        1994        1993
                                           ------------- ------------- ------------ ------------ ------------ ----------- -------
                                                                             (DOLLARS IN THOUSANDS)

Balance at beginning of period............    $ 377         $ 325         $ 325     $  206          $ 187        $ 67        $161
                                              -----         -----         -----     ------          -----        ----        ----
Provision (benefit) for loan losses.......      175            45            60        148             (2)        144         155
                                              -----         -----         -----     ------          -----        ----        ----
Charge-offs:
   Mortgage loans:
     One-to four-family...................      ---           ---           ---         16            ---          23         251
     Commercial real estate...............      ---           ---           ---        ---            ---         ---         ---
     Construction and land................      ---           ---           ---        ---            ---         ---         ---
   Commercial loans.......................      ---           ---           ---        ---            ---         ---         ---
   Consumer loans:
     Home equity lines....................      ---           ---           ---        ---            ---         ---         ---
     Secured by deposit accounts..........      ---           ---           ---        ---            ---         ---         ---
     Auto loans...........................       40           ---           ---        ---            ---         ---         ---
     Other consumer loans.................        6           ---             8         13            ---           1         ---
                                                ---         -----           ---     ------          -----         ---        -----
       Total charge-offs..................       46           ---             8         29            ---          24         251
                                               ----         -----           ---     ------          -----        ----        ----
Recoveries................................      ---           ---           ---        ---             21         ---           2
                                              -----         -----         -----     ------          -----        ----         ---
Balance at end of period..................    $ 506         $ 370         $ 377     $  325          $ 206        $187        $ 67
                                              =====         =====         =====     ======          =====        ====        ====

Ratio of net charge-offs to average loans
   outstanding during the period(1).......     0.14%         0.00%         0.02%      0.10%         (0.10)%      0.11%       1.08%
                                               ====          ====         =====      =====          =====        ====        ====
Allowance for loan losses as a
   percent of loans ......................     1.07%         0.94%         0.91%      0.97%          0.96%       0.90%        0.3
                                              =====          ====          ====       ====           ====        ====         ===
Allowance for loan losses as a
  percent of non-performing loans........    188.12%          N/A        240.03%  1,159.67%        164.86%      98.33%      32.76%
                                             ======                      ======   ========         ======       =====       =====

--------------

(1) Ratio is annualized for the nine month periods.

     The following tables set forth the Bank's allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated.

                                                  AT JUNE 30, 1998                            AT SEPTEMBER 30, 1997
                                  ---------------------------------------------------------------------------------------
                                                                PERCENT OF                                PERCENT OF
                                                PERCENT OF       LOANS IN                  PERCENT OF      LOANS IN
                                                 ALLOWANCE         EACH                     ALLOWANCE        EACH
                                                  TO TOTAL      CATEGORY TO                 TO TOTAL      CATEGORY TO
                                      AMOUNT     ALLOWANCE      TOTAL LOANS       AMOUNT    ALLOWANCE     TOTAL LOANS
                                  ---------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Mortgage loans:
     One-to four-family ............   $208       41.11%          72.79%        $201          53.32%       79.11%
     Commercial  real estate .......     68       13.44            8.77           35           9.28         6.19
     Construction and land .........      6        1.19            3.20          --              --         1.96
                                       ----      ------          ------         ----         ------       ------
       Total mortgage ..............    282       55.74           84.76          236          62.60        87.26
Commercial .........................     79       15.61            5.89           39          10.34         4.04
Consumer loans .....................      7        1.38            9.35            5           1.33         8.70
Unallocated ........................    138       27.27              --           97          25.73           --
                                       ----    --------          ------         ----         ------       ------

     Total allowance for loan losses   $506      100.00%         100.00%        $377         100.00%      100.00%
                                       ====    ========          ======         ====         ======       ======

                                                         AT SEPTEMBER 30, 1996
                                        ------------------------------------------
                                                                      PERCENT OF
                                                      PERCENT OF       LOANS IN
                                                       ALLOWANCE         EACH
                                                       TO TOTAL      CATEGORY TO
                                         AMOUNT        ALLOWANCE     TOTAL LOANS
                                        ------------------------------------------
                                               (Dollars in thousands)
Mortgage loans:
     One-to four-family ............      $178          54.77%         89.84%
     Commercial  real estate .......         7           2.15           1.38
     Construction and land .........        --             --           3.21
                                          ----         ------         ------
       Total mortgage ..............       185          56.92          94.43
Commercial .........................         1           0.31           0.15
Consumer loans .....................         2           0.62           5.42
Unallocated ........................       137          42.15             --
                                          ----         ------         ------

     Total allowance for loan losses      $325         100.00%        100.00%
                                          ====         ======         ======

                                       AT SEPTEMBER 30, 1995                 AT SEPTEMBER 30, 1994
                                  ---------------------------------  --------------------------------------
                                                        PERCENT OF                           PERCENT OF
                                           PERCENT OF    LOANS IN            PERCENT OF      LOANS IN
                                            ALLOWANCE      EACH               ALLOWANCE        EACH
                                             TO TOTAL   CATEGORY TO            TO TOTAL      CATEGORY TO
                                  AMOUNT    ALLOWANCE   TOTAL LOANS  AMOUNT   ALLOWANCE     TOTAL LOANS
                                  -------------------------------------------------------------------------
                                                              (Dollars in thousands)
Mortgage loans:
     One-to four-family .......   $156       75.73%      95.91%       $ 132      70.59%       97.85%
     Commercial  real estate ..    --           --          --           --         --           --
     Construction and land ....    --           --        0.81           --         --         0.38
                                  ----       ------      ------        ----     ------       ------
       Total mortgage .........    156       75.73       96.72          132      70.59        98.23
Commercial ....................    --          --           --           --         --           --
Consumer loans ................    --          --         3.28            1       0.53         1.77
Unallocated ...................     50       24.27          --           54      28.88           --
                                  ----       ------      ------        ----     ------       ------
       Total allowance for loan
          losses ..............   $206      100.00%     100.00%        $187     100.00%      100.00%
                                  ====      ======      ======         ====     ======       ======

                                              AT SEPTEMBER 30, 1993
                                  ----------------------------------------------
                                                                PERCENT OF
                                                 PERCENT OF      LOANS IN
                                                 ALLOWANCE        EACH
                                                 TO TOTAL      CATEGORY TO
                                   AMOUNT        ALLOWANCE     TOTAL LOANS
                                  ----------------------------------------------
Mortgage loans:
     One-to four-family .......     $ 55           82.09%          98.02%
     Commercial  real estate ..       --              --              --
     Construction and land ....       --              --            0.40
                                    ----           ------          ------
       Total mortgage .........       55           82.09           98.42
Commercial ....................       --              --              --
Consumer loans ................        1            1.49            1.58
Unallocated ...................       11           16.42              --
                                    ----           -----           -----
       Total allowance for loan
          losses ..............     $ 67          100.00%         100.00%
                                    ====          ======          ======

INVESTMENT ACTIVITIES

     General. The Bank is required to maintain an amount of liquid assets appropriate for its level of net savings withdrawals and current borrowings. It has generally been the Bank's policy to maintain a liquidity portfolio in excess of regulatory requirements. At June 30, 1998, the Bank's liquidity ratio was 7.43%. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, management's expectations of the level of yield that will be available in the future and management's projections as to the short-term demand for funds to be used in the Bank's loan origination and other activities.

     Interest income from investments in various types of liquid assets provides a significant source of revenue for the Bank. The Bank invests in U.S. Treasury and Federal Agency securities, asset-backed securities and FNMA, GNMA and FHLMC mortgage-backed securities. The balance of investment securities maintained by the Bank in excess of regulatory requirements reflects management's historical objective of maintaining liquidity at a level that assures the availability of adequate funds, taking into account anticipated cash flows and available sources of credit, for meeting withdrawal requests and loan commitments and making other investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" As part of its business strategy, depending on market conditions, the Bank is restructuring its balance sheet to increase the size of its loan portfolio relative to the investment portfolio.

     The Bank purchases securities through a primary dealer of U.S. Government obligations or such other securities dealers authorized by the Board of Directors and requires that the securities be delivered to a safekeeping agent before the funds are transferred to the broker or dealer. The Bank purchases investment securities pursuant to an investment policy established by the Board of Directors.

     Investment securities are recorded on the books of the Bank in accordance with GAAP. The Bank does not purchase investment securities for trading. Effective September 30, 1994, the Bank implemented SFAS No. 115. Available for sale securities are reported at fair value with unrealized gains or losses reported as a separate component of equity, net of tax effects. Held-to-maturity securities are carried at amortized cost. Substantially all purchases of investment securities conform to the Bank's interest rate risk policy.

     The following table sets forth activity in the Bank's mortgage-backed securities held-to-maturity portfolio for the periods indicated.

                                      FOR THE NINE MONTHS ENDED         FOR THE YEAR ENDED
                                                 JUNE 30,                  SEPTEMBER 30,
                                        ------------------------ --------------------------------
                                           1998        1997        1997        1996       1995
                                        ---------    --------    --------   ----------  --------
                                                                           (IN THOUSANDS)
Beginning balance ....................   $ 25,144    $ 24,945    $ 24,945   $  23,085   $  21,183
Purchases ............................         --       2,962       2,962       4,950       3,494
Maturities ...........................        (52)         --          --          --          --
Principal repayments .................     (3,442)     (1,772)     (2,737)     (3,054)     (1,568)
Premium and discount amortization, net        (15)        (22)        (26)        (36)        (24)
                                         --------    --------    --------   ---------   ---------
Ending balance .......................   $ 21,635    $ 26,113    $ 25,144   $  24,945   $  23,085
                                         ========    ========    ========   =========   =========

         The following table sets forth certain information regarding the amortized cost and fair value of the Bank's securities at the dates indicated.

                                                                                              AT SEPTEMBER 30,
                                                            AT JUNE 30,    ---------------------------------------------------------
                                                               1998               1997                1996               1995
                                                        ----------------------------------------------------------------------------
                                                       AMORTIZED    FAIR    AMORTIZED  FAIR    AMORTIZED  FAIR    AMORTIZED    FAIR
                                                        COST       VALUE     COST      VALUE    COST      VALUE    COST        VALUE
                                                        ----------------------------------------------------------------------------
                                                                                           (In thousands)
Held-to-maturity:
     Investment securities .........................   $ 6,499   $ 6,430   $ 9,202   $ 9,207   $ 8,500   $ 8,502   $12,552   $12,610
     Mortgage-backed and mortgage-related securities    21,635    22,016    25,144    25,458    24,945    24,609    23,085    22,940
     Asset-backed securities........................     5,162     5,212     5,807     5,842     7,235     7,245     6,105     6,119
                                                       -------   -------   -------   -------   -------   -------   -------   -------
       Total held-to-maturity.......................    33,296    33,658    40,153    40,507    40,680    40,356    41,742    41,669
Available-for-sale(1) ..............................        24       849        24       636        24       441        24       312
                                                       -------   -------   -------   -------   -------   -------   -------   -------
       Total securities ............................   $33,320   $34,507   $40,177   $41,143   $40,704   $40,797   $41,766   $41,981
                                                       =======   =======   =======   =======   =======   =======   =======   =======

------------------
(1)  Consists of marketable equity securities.

     The following table sets forth the amortized cost and fair value of the Bank's mortgage-backed and mortgage-related securities, all of which were classified as held-to-maturity at the dates indicated.


                                                                                       AT SEPTEMBER 30,
                                           AT JUNE 30,             -----------------------------------------------------------------
                                              1998                                1997                          1996
                                  -------------------------------  ------------------------------------- ---------------------------
                                   AMORTIZED  PERCENT OF   FAIR      AMORTIZED    PERCENT OF     FAIR      AMORTIZED   PERCENT OF
                                     COST      TOTAL(1)   VALUE        COST       TOTAL(1)      VALUE       COST       TOTAL(1)
                                  ---------  ----------  ------------------------------------- ---------- --------------------------
                                                                     (Dollars in thousands)
Mortgage-backed and mortgage-
    related securities
     Fixed rate:
       GNMA ....................   $14,203   65.65%    $14,452     $15,851         63.04%    $15,963    $ 13,910         55.76%
       FHLMC ...................       191    0.88         201         238          0.95         250         300          1.20
                                   -------   -----     -------     -------         -----     -------     -------       ----------
         Total fixed rate ......    14,394   66.53      14,653      16,089         63.99      16,213      14,210         56.96
                                   -------   -----     -------     -------         -----     -------     -------       ----------
     Adjustable rate:
       GNMA ....................     6,451   29.82       6,565       7,910         31.46       8,085       9,282         37.21
       FHLMC ...................       265    1.22         272         365          1.45         376         418          1.68
       FNMA ....................       525    2.43         526         780          3.10         784       1,035          4.15
                                   -------   -----     -------     -------         -----     -------     -------       ----------
         Total adjustable rate..     7,241   33.47       7,363       9,055         36.01       9,245      10,735         43.04
                                   -------   -----     -------     -------         -----     -------     -------       ----------
           Total mortgage-backed
           and mortgage-related
           securities ..........   $21,635  100.00%    $22,016     $25,144        100.00     $25,458     $24,945        100.00
                                   =======  ======     =======     =======        ======     =======     =======        ======

                                      AT
                                 SEPTEMBER 30,         AT SEPTEMBER 30,
                                 -------------------------------------------------
                                     1996                  1995
                                 -------------------------------------------------
                                      FAIR      AMORTIZED    PERCENT OF    FAIR
                                     VALUE       COST        TOTAL(1)     VALUE
                                 ------------- ------------- --------------------

Mortgage-backed and mortgage-
    related securities
     Fixed rate:
       GNMA ....................    $13,489    $ 9,646          41.79%     $ 9,385
       FHLMC ...................        316        386           1.67          406
                                    -------    -------      ---------      -------
         Total fixed rate ......     13,805     10,032          43.46        9,791
                                    -------    -------      ---------      -------
     Adjustable rate:
       GNMA ....................      9,341     11,086          48.02       11,163
       FHLMC ...................        427        601           2.60          611
       FNMA ....................      1,036      1,366           5.92        1,375
                                    -------    -------      ---------      -------
         Total adjustable rate .     10,804     13,053          56.54       13,149
                                    -------    -------      ---------      -------
           Total mortgage-backed
           and mortgage-related
           securities ..........    $24,609    $23,085         100.00%     $22,940
                                    =======    =======         ======      =======

-----------------------
(1)      Based on amortized cost.

     The following table sets forth certain information regarding the amortized cost, fair value and weighted average rate of the Bank's mortgage-backed and investment securities held-to-maturity at June 30, 1998, by remaining period to contractual maturity. With respect to mortgage-backed securities, the entire amount is reflected in the maturity period that includes the final security payment date, and accordingly, no effect has been given to periodic repayments or possible prepayments.

                                                                     AT JUNE 30, 1998
                                      ---------------------------------------------------------------------------------------------
                                                               MORE THAN ONE YEAR      MORE THAN FIVE YEARS
                                        ONE YEAR OR LESS         TO FIVE YEARS             TO TEN YEARS         MORE THAN TEN YEARS
                                      ---------------------------------------------------------------------------------------------
                                                   WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                                       CARRYING    AVERAGE    CARRYING     AVERAGE     CARRYING    AVERAGE       CARRYING  AVERAGE
                                        AMOUNT      YIELD      AMOUNT       YIELD       AMOUNT      YIELD         AMOUNT    YIELD
                                      ---------------------------------------------------------------------------------------------
                                                                     (In thousands)
Debt securities:
   Investment securities(1) ........   $500         6.61%      $ --           -- %     $1,500        6.80%      $  4,500      7.02%
Mortgage-backed and mortgage-related
     securities:
     Fixed rate:

       GNMA ........................     --         --           --           --         --            --         14,203      7.28
       FHLMC .......................     --         --           31          7.88         90          8.30            70     10.46
     Adjustable rate:

       GNMA ........................     --         --           --           --         --            --          6,451      7.05
       FHLMC .......................     --         --           --           --         --            --            265      7.06
       FNMA ........................     74        7.06          --           --         --            --            451      6.90

   Asset-backed securities .........     --         --           527         9.39         262         8.17         4,372      6.94
                                      -------                  -------                -------                    -------
       Total debt securities .......   $574       6.65%        $ 558         9.27%    $ 1,852         7.04%      $30,312      7.16%
                                      =======    =======       =======      =======   ========        =======     =======  ======

                                                  TOTAL
                                          ----------------------
                                                        WEIGHTED
                                          CARRYING      AVERAGE
                                           AMOUNT        YIELD
                                         -----------------------
Debt securities:
 Investment securities(1) ........        $6,500           6.99%
Mortgage-backed and mortgage-related
     securities:
     Fixed rate:
       GNMA ........................      14,203           7.28
       FHLMC .......................         191           9.42
     Adjustable rate:
       GNMA ........................       6,451           7.05
       FHLMC .......................         265           7.06
       FNMA ........................         525           6.90
 Asset-backed securities ...........       5,161           7.01
                                         --------
       Total debt securities .......     $33,296           7.16%
                                         ========        =======

-----------
(1)   Consists of U.S. Treasury and government agency obligations.

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from principal repayments and interest payments on loans and investments as well as other sources arising from operations in the production of net earnings. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes.

     Deposits. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments, including passbook savings, NOW accounts, demand deposits, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

     The Bank's policies are designed primarily to attract deposits from local residents and businesses rather than to solicit deposits from areas outside its primary market. The Bank does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     The Bank has a significant amount of regular savings accounts which the Bank believes constitute "core deposits." In addition, since September 30, 1995, the Bank has attracted $2.3 million in no-cost demand deposit accounts, resulting from the increase in commercial customers during this time period, and $5.2 million in NOW accounts and Money Market accounts, resulting from increased marketing and competitive fee structure. At June 30, 1998, such accounts represented approximately 16.4% of the Bank's total deposits compared to 5.9% at September 30, 1995.

     The following table sets forth the distribution of the Bank's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented. Averages for the periods presented utilize month-end balances.


                                                                            AT SEPTEMBER 30,
                                    -----------------------------------------------------------------------------------------------
                                          AT JUNE 30, 1998                   1997                                1996
                                    -----------------------------    ---------------------------  ---------------------------------
                                            PERCENT OF                     PERCENT OF                        PERCENT OF
                                              TOTAL      WEIGHTED             TOTAL      WEIGHTED               TOTAL      WEIGHTED
                                   AVERAGE   AVERAGE     AVERAGE    AVERAGE  AVERAGE     AVERAGE     AVERAGE   AVERAGE     AVERAGE
                                   AMOUNT    DEPOSITS     RATE      AMOUNT   DEPOSITS      RATE       AMOUNT   DEPOSITS      RATE
                                   ------------------------------------------------------------------------------------------------
                                                                          DOLLARS IN THOUSANDS)

Demand deposits.................    $2,441     4.17%       ---%   $ 1,219      2.23%      ---%       $ 914      1.88%        ---%
Now accounts....................     4,191     7.15       1.05      3,443      6.55      1.02        2,041      4.19         1.13
Regular savings accounts........    15,018    25.63       1.26     14,548     27.67      1.11       14,743     30.29         1.06
Money market accounts...........     1,555     2.65       3.10        739      1.40      3.11          212      0.44         2.83
                                    ------    -----               --------   -------                -------    ------
      Total.....................    23,205    39.60       1.22     19,949     37.94      1.17       17,910     36.80         1.09
                                    ------    -----               --------   -------                -------    ------
Time deposits:(1)
    6 months or less............     3,973     6.78       4.98      3,612      6.87      4.73        4,561      9.37         4.91
    Over 6 months through 12 months 13,759    23.48       5.30     12,026     22.87      5.20       12,569     25.82         5.66
    Over 12 through 36 months...    15,713    26.81       5.91     15,168     28.84      6.09       11,934     24.52         6.15
    Over 36 months..............     1,952     3.33       6.64      1,828      3.48      6.67        1,699      3.49         6.66
                                    ------    -----               --------   -------                -------   ------
      Total time deposits.......    35,397    60.40       5.61     32,634     62.06      5.64       30,763     63.20         5.79
                                    ------    -----               --------   -------                -------   ------
      Total average deposits....   $58,602   100.00%      3.87%   $52,583    100.00%     4.02%     $48,673    100.00%        4.11%
                                    ======   ======              ========   =======                =======   =======


                                    -----------------------------
                                        AT SEPTEMBER 30, 1995
                                    -----------------------------
                                            PERCENT OF
                                              TOTAL      WEIGHTED
                                   AVERAGE   AVERAGE      AVERAGE
                                   AMOUNT    DEPOSITS      RATE
                                   ------------------------------


Demand deposits.................    $   586      1.32%        ---%
Now accounts....................      1,707      3.85        1.64
Regular savings accounts........     15,436     34.78        1.49
Money market accounts...........          6      0.01        3.30
                                        ---     ------
      Total.....................     17,735     39.96        1.50
                                    --------   -------
Time deposits:(1)
    6 months or less............      5,639     12.70        4.79
    Over 6 months through 12 months  10,333     23.28        5.22
    Over 12 through 36 months...      9,483     21.37        5.66
    Over 36 months..............      1,205      2.69        6.71
                                    -------    ------
      Total time deposits.......     26,660     60.04        5.35
                                    --------   -------
      Total average deposits....   $ 44,395    100.00%       3.84
                                    ========   ======

--------------
(1)   Based on remaining maturity of deposits.

      For more information on the Bank's deposit accounts, see Note 6 of Notes to Consolidated Financial Statements.

     The following table represents, by interest rate ranges, the amount of time deposits outstanding at the dates indicated and the periods to maturity of the certificates of deposit outstanding at June 30, 1998.

                                           PERIOD TO MATURITY AT JUNE 30, 1998
                             ----------------------------------------------------------------
                                 LESS THAN              ONE TO                FOUR TO
     INTEREST RATE RANGE         ONE YEAR             THREE YEARS            FIVE YEARS
---------------------------- -----------------  ---------------------- ----------------------
Time deposits:                                     (In thousands)
    0 to 4.00%..............     $ 371              $ ---                  $ ---
    4.01% to 5.00%..........       10,680             141                    ---
    5.01% to 6.00%..........       14,223             5,557                  265
    6.01% to 7.00%..........       1,829              2,153                  91
    7.01% to 8.00%..........       96                 900                    ---
    8.01% to 9.00%..........       ---                ---                    ---
    Over 9.01%..............       ---                ---                    ---
                                 -----              -----                  -----

      Total.................     $ 27,199           $ 8,751                $ 356
                                 ========           =======                =====


                                                                           AT SEPTEMBER 30,
                                                     ------------------------------------------------------------
                                   AT JUNE 30,
     INTEREST RATE RANGE               1998                   1997                    1996            1995
----------------------------  ---------------------- ----------------------  ---------------------- -------------
Time deposits:                                                     (In thousands)
    0 to 4.00%..............     $   371               $   187                 $     53                $   702
    4.01% to 5.00%..........      10,821                 9,912                   11,515                  4,434
    5.01% to 6.00%..........      20,045                17,698                   12,255                 12,665
    6.01% to 7.00%..........       4,073                 2,420                    2,802                  6,938
    7.01% to 8.00%..........         996                 4,501                    4,516                  5,560
    8.01% to 9.00%..........         ---                    ---                     ---                    152
    Over 9.01%..............         ---                    ---                     ---                    ---
                                 -------                -------                 -------                -------
      Total.................     $36,306                $34,718                 $31,141                $30,451
                                 =======                =======                 =======                =======

     The following table presents the deposit activity of the Bank for the periods indicated.

                                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                        FOR THE NINE MONTHS    -------------------------------------------
                                        ENDED JUNE 30, 1998     1997              1996              1995
                                     ---------------------------------------------------------------------
                                                                      (In thousands)
Net deposits (withdrawals)...........       $5,827             $4,000             $ (809)            $5,438
Interest credited on deposit
    accounts.........................       1,697               2,059              1,970             1,686
                                            -----               -----              -----             -----
Total increase in deposit
    accounts.........................       $7,524             $6,059             $1,161            $7,124
                                            ======              ======             ======            ======

          At June 30, 1998, the Bank had $9.6 million in jumbo certificates of deposit (accounts in amounts over $100,000) maturing as follows:

                                                                           WEIGHTED AVERAGE
                                                        AMOUNT                   RATE
                                                --------------------------------------------
                                                            (Dollars in thousands)
Maturity Period:
Within three months.............................   $   2,277                   5.54%
    After three but within six months...........         894                   5.57
    After six but within twelve months..........       3,084                   5.46
    After twelve months.........................       3,394                   6.03
                                                    --------
       Total                                       $   9,649                   5.69%
                                                   =========

     Borrowings. Savings deposits historically have been the primary source of funds for the Bank's lending and investment activities and for its general business activities. The Bank is authorized, however, to use advances from the FHLB to supplement its supply of lendable funds and to meet liquidity requirements. Due to recent lending activity and demand for liquidity, the Bank has utilized this borrowing power, and has received advances from the FHLB. Advances from the FHLB are secured by the Bank's mortgage loans and investment securities. The Bank had FHLB advances of $19.3 million outstanding at June 30, 1998.

     The FHLB functions as a central reserve bank providing credit for savings institutions and certain other financial institutions. As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by the United States) provided certain standards related to creditworthiness have been met.


     Prior to 1997, the Bank supplemented deposits with borrowings in order to grow its balance sheet. During such periods, the decision to leverage the Bank's capital allowed it to earn wider spreads by investing borrowed funds in agency securities than was possible if such funds were invested in single-family residential mortgages. Upon its entry into the small business lending market in 1996, the Bank has used available liquidity to fund commercial loans with higher spreads. In the nine months ended June 30, 1998, the FHLB called nine agency bonds for $7.2 million and the Bank used such funds to pay down its borrowings. The Bank may continue to match borrowings against investments after the Offering is consummated.


     The following tables sets forth certain information regarding the Bank's borrowed funds at or for the periods ended on the dates indicated:

                                           AT OR FOR THE NINE MONTHS    AT OR FOR THE YEAR ENDED
                                                 ENDED JUNE 30,                  SEPTEMBER 30,
                                          --------------------------  --------------------------
                                             1998      1997            1997      1996        1998
                                          --------------------------  --------------------------
                                                          (Dollars in thousands)
FHLB of Boston advances:
     Average balance outstanding ........   $24,344    $26,137        $26,044    $17,648    $13,445
     Maximum amount outstanding at any
       month-end during the period ......    25,019     26,958         26,958     23,007     14,553
     Balance outstanding at end of period    19,284     26,868         25,104     22,712     13,818
     Weighted average interest rate
       during the period ................      5.79%      5.84%          5.86%      5.94%      5.71%
     Weighted average interest rate at
       end of period ....................      5.45%      5.86%           5.84%     5.81%      5.94%

COMPETITION

     The Bank experiences competition both in attracting and retaining savings deposits and in the making of mortgage, commercial and other loans. Direct competition for savings deposits primarily comes from larger commercial banks and other savings institutions located in or near the Bank's primary market area which often have significantly greater financial and technological resources than the Bank. Additional significant competition for savings deposits comes from credit unions, money market funds and brokerage firms.

     With regard to lending competition in the local market area, the Bank experiences the most significant competition from the same institutions providing deposit services, most of whom have placed an emphasis on real estate lending as a line of business. In addition, the Bank competes with local and regional mortgage companies, independent mortgage brokers and credit unions in originating mortgage and non-mortgage loans. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by the various financial institutions.

     Competition from other financial institutions operating in the Bank's local community includes a number of both large and small commercial banks and savings institutions. As of June 30, 1998, the Bank's market share was approximately 14.0% of overall financial institution deposits in the City of Revere. The Bank has experienced growth in deposits in recent years primarily due to an increased emphasis on marketing products and services. However, competition remains high in the marketplace.

PROPERTIES

     The following table sets forth certain information at June 30, 1998 regarding the Bank's office facilities, which are owned by the Bank and certain other information relating to its property at that date.

                                   YEAR COMPLETED         SQUARE FOOTAGE            BOOK VALUE
                                ---------------------------------------------------------------
Main Office:   310 Broadway
               Revere, MA            1977                   3,500                $449,000

     In addition to its main office, the Bank leases office space in an adjacent building to house certain administrative personnel. The Bank also has a full service ATM at Logan Airport. At June 30, 1998, the book value of the Bank's computer equipment and other furniture, fixtures and equipment at its existing offices totaled $760,000. For more information, see note 5 of the Notes to Consolidated Financial Statements.

EMPLOYEES

     At June 30, 1998, the Bank had 21 full-time and 8 part-time employees. None of the Bank's employees is represented by a collective bargaining agreement. Management of the Bank believes that it enjoys excellent relations with its personnel.

LEGAL PROCEEDINGS

     Although the Bank, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Bank, its directors or its officers is a party or to which any of its property is subject.

SUBSIDIARY ACTIVITIES

     The Bank's subsidiary, RFS Investment Corp., holds certain investments of the Bank and is a tax- advantaged qualified "security corporation" under Massachusetts law. The Bank's investment in its wholly-owned service corporation, RFS Investments Corp., which was $24.5 million at June 30, 1998.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank, Mutual Company or Stock Company. For federal income tax purposes, the Bank reports its income on the basis of a taxable year ending September 30, using the accrual method of accounting, and is subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's tax reserve for bad debts, discussed below. Following the Reorganization, the Bank and Stock Company will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Because Mutual Company will own less than 80% of the Common Stock, it will not be a member of such affiliated group and will report its income on a separate return.

     Bad Debt Reserves. The Bank, as a "small bank" (one with assets having an adjusted tax basis of $500 million or less) is permitted to maintain a reserve for bad debts with respect to "qualifying loans," which, in general, are loans secured by certain interests in real property, and to make, within specified formula limits, annual additions to the reserve which are deductible for purposes of computing the Bank's taxable income. Pursuant to the Small Business Job Protection Act of 1996, the bank is now recapturing (taking into income) over a multi-year period a portion of the balance of its bad debt reserve as of September 30, 1996. Since the bank has already provided a deferred tax liability equal to the amount of such recapture, the recapture will not adversely impact the bank's financial condition or results of operations.

     Distributions. To the extent that the Bank makes "non-dividend distributions" to shareholders, such distributions will be considered to result in distributions from the Bank's "base year reserve," i.e., it reserve as of September 30, 1988, to the extent thereof and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute non-dividend distributions and, therefore, will not be included in the Bank's income.

     The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of the Bank's base year reserve and supplemental reserve for losses on loans; or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate.

     Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code"), imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). Although the corporate environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2.0 million has expired, under current Administration proposals, such tax will be retroactively reinstated for taxable years beginning after December 31, 1996 and before January 2008.

     Elimination of Dividends; Dividends Received Deduction. The Stock Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. Because, following completion of the Reorganization, Mutual Company will not be a member of such affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Stock Company so long as it owns more than 20% of the Common Stock.

STATE TAXATION

     Prior to July, 1995, the Bank was subject to an annual Massachusetts excise (income) tax equal to 12.54% of its pre-tax income. In 1995, legislation was enacted to reduce the Massachusetts bank excise (income) tax rate and to allow Massachusetts-based financial institutions to apportion income earned in other states. Further, this legislation expands the applicability of the tax to non-bank entities and out-of-state financial institutions. The Massachusetts excise tax rate for co-operative banks is currently 11.32% of federal taxable income, adjusted for certain items. It is anticipated that this rate will be gradually reduced over the next few years so that the Bank's tax rate will become 10.5% by March 31, 2000. Taxable income includes gross income as defined under the Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Code. No deductions, however, are allowed for dividends received until July 1, 1999. In addition, carryforwards and carrybacks of net operating losses are not allowed. As a "financial institution" under Massachusetts law, the Company will be subject to an annual Massachusetts excise (income) tax equal to 10.50% of its pre-tax income.

     The Bank's active subsidiary, RFS Investments Corp., was established solely for the purpose of acquiring and holding investments which are permissible for banks to hold under Massachusetts law. RFS Investments Corporation is classified with the Massachusetts Department of Revenue as a "security corporation" under Massachusetts law, qualifying it to take advantage of the low 1.32% income tax rate on gross income applicable to companies that are so classified.

                                   REGULATION

GENERAL

     The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency. The Bank's savings deposit accounts are insured up to applicable limits by the FDIC, and the Bank is a member of the FHLB of Boston. The Bank must file reports with the OTS concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association can engage and is intended primarily for the protection of the insurance fund and depositors.

     The OTS has significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS or the Congress, could have a material adverse impact on the Mutual Company, the Stock Company or the Bank.

     The following discussion is intended to be a summary of the material statutes and regulations applicable to savings associations and their holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

REGULATION OF FEDERAL SAVINGS ASSOCIATIONS

     Business Activities. The Bank derives its lending and investment powers from the Home Owners' Loan Act, as amended (the "HOLA"), and the regulations of the OTS thereunder. Under these laws and regulations, the Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities and certain other assets. The Bank may also establish service corporations that may engage in activities not otherwise permissible for the Bank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to various limitations, including (a) a prohibition against the acquisition of any corporate debt security that is not rated in one of the four highest rating categories; (b) a limit of 400% of an association's capital on the aggregate amount of loans secured by non-residential real estate property;
(c) a limit of 20% of an association's assets on the aggregate amount of commercial loans, with the amount of commercial loans in excess of 10% of assets being limited to small business loans; (d) a limit of 35% of an association's assets on the aggregate amount of consumer loans and acquisitions of certain debt securities; (e) a limit of 5% of assets on non-conforming loans (loans in excess of the specific limitations of the HOLA); and (f) a limit of the greater of 5% of assets or an association's capital on certain construction loans made for the purpose of financing what is or is expected to become residential property.

     Loans to One Borrower. Under the HOLA, savings associations are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the association's unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily-marketable collateral. Such collateral is defined to include certain debt and equity securities and bullion, but generally does not include real estate. At June 30, 1998, the Bank's regulatory limit on loans to one borrower was $883,000. As a result of the offering, the Bank's regulatory limit on loans to one borrower will increase to $1,487,000 (at the midpoint of the current valuation range). At June 30, 1998, the Bank's largest aggregate amount of loans to one borrower was $604,608, and the second largest borrower had an aggregate balance of $585,752. The Bank is in compliance with all applicable limitations on loans to one borrower.

     QTL Test. The HOLA requires a savings association to meet a qualified thrift lender, or "QTL" test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" means, in general, an association's total assets less the sum of (a) specified liquid assets up to 20% of total assets,
(b) goodwill and other intangible assets, and (c) the value of property used to conduct the association's business. "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of an association's portfolio assets. Recent legislation broadened the scope of "qualified thrift investments" to include 100% of an institution's credit card loans, education loans, and small business loans. A savings association may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986. At June 30, 1998, the Bank maintained 89.54% of its portfolio assets in qualified thrift investments. The Bank had also met the QTL test in each of the prior 12 months and was, therefore, a qualified thrift lender.

     A savings association that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. The initial restrictions include prohibitions against (a) engaging in any new activity not permissible for a national bank, (b) paying dividends not permissible under national bank regulations, (c) obtaining new advances from any Federal Home Loan Bank and (d) establishing any new branch office in a location not permissible for a national bank in the association's home state. In addition, within one year of the date that a savings association ceases to meet the QTL test, any company controlling the association would have to register under, and become subject to the requirements of, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). If the savings association does not requalify under the QTL test within the three-year period after it failed the QTL test, it would be required to terminate any activity and to dispose of any investment not permissible for a national bank and would have to repay as promptly as possible any outstanding advances from a Federal Home Loan Bank. A savings association that has failed the QTL test may requalify under the QTL test and be free of such limitations, but it may do so only once.

     Capital Requirements. The OTS regulations require savings associations to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations, a leverage ratio requirement of 3% of core capital to such adjusted total assets and a risk-based capital ratio requirement of 8% of core and supplementary capital to total risk-weighted assets. The OTS and the federal banking regulators have proposed amendments to their minimum capital regulations to provide that the minimum leverage capital ratio for a depository institution that has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Ratings System will be 3% and that the minimum leverage capital ratio for any other depository institution will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. In determining compliance with the risk-based capital requirement, a savings association must compute its risk-weighted assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset.

     Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain mortgage servicing rights) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

     The OTS has promulgated a regulation that requires a savings association with "above normal" interest rate risk, when determining compliance with its risk-based capital requirement, to hold additional capital to account for its "above normal" interest rate risk. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) resulting from a hypothetical 2% increase or decrease in market rates of interest, divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. At the times when the 3-month Treasury bond equivalent yield falls below 4%, an association may compute its interest rate risk on the basis of a decrease equal to one-half of that Treasury rate rather than on the basis of 2%. A savings association whose measured interest rate risk exposure exceeds 2% would be considered to have "above normal" risk. The interest rate risk component is an amount equal to one-half of the difference between the association's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Any required deduction for interest rate risk becomes effective on the last day of the third quarter following the reporting date of the association's financial data on which the interest rate risk was computed. The regulations authorize the Director of the OTS to waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has indefinitely deferred the implementation of the interest rate risk component in the computation of an institution's risk-based capital requirements. The OTS continues to monitor the interest rate risk of individual institutions and retains the right to impose additional capital requirements on individual institutions. At June 30, 1998, the Bank was not required to maintain any additional risk-based capital under this rule.

     At June 30, 1998, the Bank met each of its capital requirements.

     The table below presents the Bank's regulatory capital as compared to the OTS regulatory capital requirements at June 30, 1998.

                                                                                                           TO BE WELL CAPITALIZED
                                                                                                                UNDER-PROMPT
                                                                                    FOR CAPITAL               CORRECTIVE ACTION
                                                          ACTUAL               ADEQUACY  PURPOSES              PROVISIONS
                                               ---------------------------   ------------------------       ------------------------
                                                  AMOUNT          RATIO         AMOUNT          RATIO        AMOUNT         RATIO
                                                  ------          -----         ------          -----        ------         -----
                                                                              (DOLLARS IN THOUSANDS)
As of June 30, 1998 (unaudited)
 Total Capital (to Risk Weighted Assets)....     $6,332         17.89%        $2,831          >=8.0%       $3,539          >=10.0%
 Core Capital (to Adjusted Tangible Assets).      5,889          6.63          3,555           >=4.0        4,443           >=5.0
 Tangible Capital (to Tangible Assets)......      5,889          6.63          1,333           >=1.5        N/A             N/A
 Tier 1 Capital (to Risk Weighted Assets)...      5,889         16.64            N/A             N/A        2,124           >=6.0

     A reconciliation between the Bank's regulatory capital and GAAP capital at June 30, 1998 is presented below.


Equity........................................................  $  6,374,214
Less: Unrealized holding gain on securities
   available-for-sale, net of taxes                                  (485,503)
                                                                -------------
Tangible/core capital.........................................      5,888,711
Plus: Allowance for loan losses...............................        443,000
                                                                -------------
Total risk based capital......................................  $   6,331,711
                                                                =============



     Limitation on Capital Distributions. OTS regulations currently impose limitations upon capital distributions by a savings association, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. At least 30-days written notice must be given to the OTS of a proposed capital distribution by a savings association, and capital distributions in excess of specified earnings or by certain institutions are subject to approval by the OTS. An association that has capital in excess of all fully phased-in regulatory capital requirements before and after a proposed capital distribution and that is not otherwise restricted in making capital distributions, may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (a) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or
(b) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In addition, the OTS can prohibit a proposed capital distribution, otherwise permissible under the regulation, if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution by an association would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, the Bank would be prohibited from making any capital distribution if, after the distribution, the Bank failed to meet its minimum capital requirements, as described above. See "-- Prompt Corrective Regulatory Action." The OTS has proposed amendments of its capital distribution regulations to reduce regulatory burdens on savings associations. If adopted as proposed, certain savings associations will be permitted to pay capital distributions within the amounts described above for Tier 1 institutions without notice to, or the approval of, the OTS. However, a savings association subsidiary of a savings and loan holding company, such as the Bank after the Reorganization, will continue to have to file a notice unless the specific capital distribution requires an application.

     Liquidity. The Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, certain bankers' acceptances, specified United States Government, state and federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 4%. Monetary penalties may be imposed for failure to meet the liquidity requirement. The Bank's average liquidity ratio for the month ended June 30, 1998 was 9.78% which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

     Assessments. Savings associations are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly Thrift Financial Report. During January and July 1998, the Bank paid assessments of $14,272 and $14,911, respectively.

     The OTS has proposed amendments to its regulations that are intended to assess savings associations on a more equitable basis. The proposed regulations would base the assessment for an individual savings associaton on three components: the size of the association, on which the basic assessment would be based; the associaton's supervisory condition, which would result in percentage increases for any savings institution with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and the complexity of the association's operations, which would result in percentage increases for a savings association that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion. In order to avoid a disproportionate impact on the smaller savings institutions, the OTS is proposing to permit the portion of the assessment based on assets size either under the current regulations or under the amended regulations. Management believes that, assuming the proposed regulations are adopted as proposed, any change in its rate of OTS assessments will not be material.

     Branching. Subject to certain limitations, the HOLA and the OTS regulations permit federally chartered savings associations to establish branches in any state of the United States. The authority to establish such branches is available (a) in states that expressly authorize branches of savings associations located in another state or (b) to an association that qualifies as a "domestic building and loan association" under the Internal Revenue Code of 1986, which imposes qualification requirements similar to those for a "qualified thrift lender" under the HOLA. See "-- QTL Test." The authority for a federal savings association to establish an interstate branch network would facilitate a geographic diversification of the association's activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings associations.

     Community Reinvestment. Under the Community Reinvestment Act (the "CRA"), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings association, to assess the association's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a "Satisfactory" CRA rating in its most recent examination.

     In April 1995, the OTS and the other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests: (a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process.

     Transactions with Related Parties. The Bank's authority to engage in transactions with its "affiliates" is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). In


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
general, an affiliate of the Bank is any company that controls the Bank or any other company that is controlled by a company that controls the Bank, excluding the Bank's subsidiaries other than those that are insured depository institutions. The OTS regulations prohibit a savings association including any of its subsidiaries (a) from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHC Act and (b) from purchasing the securities of any affiliate other than a subsidiary. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings association and also limits the aggregate amount of transactions with all affiliates to 20% of the savings association's capital and surplus. Extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the association as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

     The Bank's authority to extend credit to its directors, executive officers, and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the association's capital. In addition, extensions of credit in excess of certain limits must be approved by the association's Board of Directors.

     Enforcement. Under the Federal Deposit Insurance Act (the "FDI Act"), the OTS has primary enforcement responsibility over savings associations and has the authority to bring enforcement action against all "institution-affiliated parties," including any controlling stockholder or any stockholder, attorney, appraiser or accountant who knowingly or recklessly participates in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause a more than a minimal loss or other significant adverse effect on an insured savings association. Civil penalties cover a wide range of violations and actions and range from $5,000 for each day during which violations of law, regulations, orders, and certain written agreements and conditions continue, up to $1 million per day for such violations if the person obtained a substantial pecuniary gain as a result of such violation or knowingly or recklessly caused a substantial loss to the institution. Criminal penalties for certain financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to take enforcement action against an institution that fails to comply with its regulatory requirements, particularly with respect to its capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances.

     Standards for Safety and Soundness. Pursuant to the FDI Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Community Development Act"), the OTS and the federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder. In addition, the OTS adopted regulations that authorize, but do not require, the OTS to order an institution that has been given notice by the OTS that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the OTS may seek to enforce such order in judicial proceedings and to impose civil money penalties.

     Real Estate Lending Standards. The OTS and the other federal banking agencies adopted regulations to prescribe standards for extensions of credit that (a) are secured by real estate or (b) are made for the purpose of financing the construction of improvements on real estate. The OTS regulations require each savings association to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying OTS guidelines, which include loan-to-value ratios for the different types of real estate loans. Associations are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also describe the procedures to be followed for loans that would be exceptions to the loan-to-value standards.

     Prompt Corrective Regulatory Action. Under the OTS prompt corrective action regulations, the OTS is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association would be placed in one of five categories based on the association's capital. Generally, a savings association is treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0%, its ratio of core capital to risk-weighted assets is at least 6.0%, its ratio of core capital to total assets is at least 5.0%, and it is not subject to any order or directive by the OTS to meet a specific capital level. A savings association will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8.0%, its ratio of core capital to risk-weighted assets is at least 4.0%, and its ratio of core capital to total assets is at least 4.0% (3.0% if the association receives the highest rating under the Uniform Financial Institutions Rating System). A savings association that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% (3.0% leverage ratio if the association receives the highest rating under the Uniform Financial
Institutions Rating System) is considered to be "undercapitalized." A savings association that has a total risk-based capital of less than 6.0% or a Tier 1 risk-based capital ratio or a leverage ratio of less than 3.0% is considered to be "significantly undercapitalized." A savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of an association's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements. See "-- Capital Requirements."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as an association's capital deteriorates within the three undercapitalized categories. All associations are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the association would be undercapitalized. An undercapitalized association is required to file a capital restoration plan within 45 days of the date the association

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
receives notice that it is within any of the three undercapitalized categories. The OTS is required to monitor closely the condition of an undercapitalized association and to restrict the asset growth, acquisitions, branching, and new lines of business of such an association. Significantly undercapitalized associations are subject to restrictions on compensation of senior executive officers; such an association may not, without OTS consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation (excluding bonuses, stock options and profit-sharing) during the 12 months preceding the month when the association became undercapitalized. A significantly undercapitalized association may also be subject, among other things, supervisory orders to change the composition of its Board of Directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondent associations, further restrictions on asset growth, restrictions on rates paid on deposits, direction to terminate or reduce activities deemed risky, and any further operational restriction deemed necessary by the OTS.

     If one or more grounds exist for appointing a conservator or receiver for an association, the OTS may require the association to issue additional debt or stock, sell assets, be acquired by a depository association holding company or combine with another depository association. The OTS and the FDIC have a broad range of grounds under which they may appoint a receiver or conservator for an insured depository association. Under FDICIA, the OTS is required to appoint a receiver (or with the concurrence of the FDIC, a conservator) for a critically undercapitalized association within 90 days after the association becomes critically undercapitalized or, with the concurrence of the FDIC, to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90- day periods. However, if the association continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the OTS makes certain findings with which the FDIC concurs and the Director of the OTS and the Chairman of the FDIC certify that the association is viable. In addition, an association that is critically undercapitalized is subject to more severe restrictions on its activities, and is prohibited, without prior approval of the FDIC from, among other things, entering into certain material transactions or paying interest on new or renewed liabilities at a rate that would significantly increase the association's weighted average cost of funds.

     When appropriate, the OTS can require corrective action by a savings association holding company under the "prompt corrective action" provisions of FDICIA.

     Insurance of Deposit Accounts. The Bank is a member of the SAIF, and the Bank pays its deposit insurance assessments to the SAIF. The FDIC also maintains another insurance fund, the Bank Insurance Fund (the "BIF"), which primarily insures the deposits of banks and state chartered savings banks.

     Pursuant to FDICIA, the FDIC established a new risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information as of the reporting period ending seven months before the assessment period. The three capital categories consist of (a) well capitalized,
(b) adequately capitalized, or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27%


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
of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%. As a result of the Deposit Insurance Funds Act of 1996 (the "Funds Act"), both the BIF and the SAIF currently satisfy the reserve ratio requirement. If the FDIC determines that assessment rates should be increased, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and could raise insurance assessment rates in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

     The Funds Act also amended the FDIA to expand the assessment base for the payments on the FICO bonds. Beginning January 1, 1997, the assessment base for the FICO bonds included the deposits of both BIF- and SAIF-insured institutions. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. The annual rate of assessments for the payments on the FICO bonds for the semi-annual period beginning on July 1, 1998 was 0.0122% for BIF-assessable deposits and 0.0610% for SAIF-assessable deposits.

     The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter. The Funds Act required the Secretary of the Treasury to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and abolition of separate charters for banks and thrifts and to report the Secretary's conclusions and findings to the Congress. The Secretary of the Treasury recommended to the Congress that the separate charter for thrifts be eliminated only if other legislation is adopted that permits bank holding companies to engage in certain non-financial activities. However, the current version of bank modernization legislation, The Financial Services Act of 1998, H.R. 10, which was passed by the U.S. House of Representatives in May 1998 and is currently being considered by the U.S. Senate, does not require thrift institutions to convert to bank charter.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Federal Home Loan Bank System. The Bank is a member of the FHLB of Boston, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions. The Bank, as a member of the FHLB of Boston, is required to acquire and hold shares of capital stock in the FHLB of Boston in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 1/20 of its advances (borrowings) from the FHLB of Boston. The Bank was in compliance with this requirement with an investment in the capital stock of the FHLB of Boston at June 30, 1998, of $1.5 million. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. The FHLB of Boston paid dividends on the Bank's capital stock of $91,000, $60,000 and $53,000 during the years ended September 30,


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
1997, 1996 and 1995, respectively. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, the Bank's net interest income would likely also be reduced.

     Federal Reserve System. The Bank is subject to provisions of the FRA and the FRB's regulations pursuant to which depository institutions may be required to maintain noninterest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained in the amount of 3% of the aggregate of transaction accounts up to $47.8 million. The amount of aggregate transaction accounts in excess of $47.8 million are currently subject to a reserve ratio of 10%, which ratio the FRB may adjust between 8% and 12%. The FRB regulations currently exempt $4.7 million of otherwise reservable balances from the reserve requirements, which exemption is adjusted by the FRB at the end of each year. The Bank is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve "discount window," but FRB regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

REGULATION OF THE HOLDING COMPANY

     General. The Mutual Company and the Stock Company are holding companies chartered pursuant to Section 10(o) of the HOLA. As such, the Mutual Company and the Stock Company are registered with and subject to OTS examination and supervision as well as certain reporting requirements. In addition, the OTS has enforcement authority over the Mutual Company and the Stock Company and any of its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings institution. Unlike bank holding companies, federal mutual holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve System.

     Restrictions Applicable to Activities of Mutual Holding Companies. Pursuant to Section 10(o) of the HOLA, a mutual holding company, such as the Mutual Company, and a federally chartered mid-tier holding company such as the Stock Company may engage only in the following activities: (i) investing in the stock of a savings institution; (ii) acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;
(iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings institution; (iv) investing in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or associations have their home offices; (v) furnishing or performing management services for a savings institution subsidiary of such holding company; (vi) holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company; (vii) holding or managing properties used or occupied by a savings institution subsidiary of such company;
(viii) acting as trustee under a deed of trust; (ix) any other activity (a) that the FRB, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the BHC Act, unless the Director of the OTS, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (b) in which multiple savings and loan holding companies were authorized by regulation to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the OTS. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only

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
invest in assets and engage in activities listed above, and it has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

     Restrictions Applicable to All Savings and Loan Holding Companies. The HOLA prohibits a savings and loan holding company, including the Stock Company and the Mutual Company, directly or indirectly, from acquiring (i) control (as defined under HOLA) of another savings institution (or a holding company parent thereof) without prior OTS approval; (ii) more than 5% of the voting shares of another savings institution (or holding company parent thereof) that is not a subsidiary, subject to certain exceptions; (iii) through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company thereof) without prior OTS approval; or (iv) control of any depository institution not insured by the FDIC (except through a merger with and into the holding company's savings institution subsidiary that is approved by the OTS).

     A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except (i) in the case of certain emergency acquisitions (as defined under HOLA) approved by the FDIC; (ii) if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987, or (iii) if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located or by a holding company that controls such a state chartered association. The conditions imposed upon interstate acquisitions by those states that have enacted authorizing legislation vary. Some states impose conditions of reciprocity, which have the effect of requiring that the laws of both the state in which the acquiring holding company is located (as determined by the location of its subsidiary savings institution) and the state in which the association to be acquired is located, have each enacted legislation allowing its savings institutions to be acquired by out-of-state holding companies on the condition that the laws of the other state authorize such transactions on terms no more restrictive than those imposed on the acquirer by the state of the target association. Some of these states also impose regional limitations, which restrict such acquisitions to states within a defined geographic region. Other states allow full nationwide banking without any condition of reciprocity. Some states do not authorize interstate acquisitions of savings institutions. In evaluating an application by a holding company to acquire a savings institution, the OTS must consider the financial and managerial resources and future prospects of the company and savings institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community, and competitive factors.

     If the savings institution subsidiary of a federal mutual holding company fails to meet the QTL test set forth in Section 10(m) of the HOLA and regulations of the OTS, the holding company must register with the FRB as a bank holding company under the BHC Act within one year of the savings institution's failure to so qualify.

FEDERAL SECURITIES LAWS

     The Common Stock to be issue in the Offering will be registered with the SEC under the Exchange Act. The Stock Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.


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
                                   MANAGEMENT

     The Board of Directors of the Bank is divided into three groups, each of which contains approximately one-third of the Board. The directors are elected for staggered three-year terms, or until their successors are elected and qualified. One group of directors, consisting of Messrs. Todisco, Verrengia, and Mattuchio has a term of office expiring at the first annual meeting of stockholders; a second group, consisting of Messrs. McCarthy, Becker, and O'Brien, has a term of office expiring at the second annual meeting of stockholders; and a third group, consisting of Messrs. Bommer, Conte, and Charles has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "-- Directors."

DIRECTORS

     The following table sets forth certain information regarding the Board of Directors of the Bank in its mutual form who will initially serve on the Board of Directors of the Bank in its stock form and on the Board of Directors of the Stock Company.

                                                                                                            CURRENT
                                                                                           DIRECTOR          TERM
DIRECTORS                                    AGE(1)               POSITION                  SINCE            EXPIRES
-----------                                -------                --------                 --------        --------
Ernest F. Becker.......................       68                Vice-Chairman                1977            2001
                                                                and Director

Arno P. Bommer.........................       71               Chairman of the               1955            2001
                                                             Board and Director

Theodore E. Charles....................       55                  Director                   1997            2000

Anthony R. Conte.......................       50                  Director                   1988            2001

Carmen R. Mattuchio....................       60                  Director                   1994            1999

James J. McCarthy......................       37         President, Chief Executive          1989            2000
                                                            Officer and Director

J. Michael O'Brien.....................       45                  Director                   1997            2000

Angelo A. Todisco......................       69                  Director                   1980            1999

John J. Verrengia......................       42                  Director                   1994            1999

-------------
(1)  At July 1, 1998.


BIOGRAPHICAL INFORMATION

     Set forth below is certain information regarding the directors and executive officers of the Bank. Unless otherwise indicated, each director and executive officer has held his current occupation for the last five years.

     Ernest F. Becker has been a director of the Bank since 1977. Mr. Becker, a licensed engineer, served as Chief Engineer, Vice President and President of Whitmore Company, an engineering company located in Revere, Massachusetts, from 1952 until his retirement in 1996.

     Arno P. Bommer has served on the Board of Directors of the Bank since 1955. He was elected to the position of Chairman of the Bank's Board of Directors in 1978. Mr. Bommer is a consultant to both the Massachusetts Dental Service Corporation and the Division of Medical Assistance of the Commonwealth of

Massachusetts. He is also a partner in Fanuiel Associates, which provides dental office reviews throughout the Commonwealth of Massachusetts. Mr. Bommer is a also a licensed dentist and had a private practice in Revere, Massachusetts before his retirement in 1996.

     Theodore E. Charles has been a director of the Bank since 1996. Mr. Charles is the Chairman of the Board and Chief Executive Officer of Investors Capital Holdings which is located in Lynnfield, Massachusetts. As Chairman and Chief Executive Officer of Investors Capital Holdings, Mr. Charles is responsible for supervising the brokerage and investment services provided by its affiliates, Investors Capital Corporation, a brokerage concern registered with the National Association of Securities Dealers and Eastern Point Advisors, registered investment advisors.

     Anthony R. Conte was elected to the Bank's Board of Directors in 1988. Mr. Conte has been a practicing attorney since 1974. He is presently the Regional Solicitor for the U.S. Department of the Interior, Northeast Region.

     Carmen R. Mattuchio has served on the Board of Directors of the Bank since 1994. Mr. Mattuchio is the owner of Burnett & Moynihan, Inc., a building materials supplier, located in Revere, Massachusetts. Mr. Mattuchio has been self-employed by Burnett & Moynihan for the past 20 years.

     James J. McCarthy has served as President and Chief Executive Officer of the Bank since 1989. He has also served as a director of the Bank since 1989. Prior to joining the Bank, Mr. McCarthy, a CPA, was employed by the predecessor to Ernst & Young, Boston, Massachusetts, serving in a variety of audit functions. Mr. McCarthy has also been employed by Pell Rudman & Company, a Broker Dealer/Investment Advisor firm as a consultant with respect to accounting and reporting to the NASD. Mr. McCarthy is on the Board of Directors of the Massachusetts Bankers Association and is involved in many local Revere charities and business organizations including the Revere Chamber of Commerce, Revere Rotary and the Revere Partnership for Economic Development. Mr. McCarthy also served as the Executive Committee Chairman of the Massachusetts Thrift Fund for Economic Development until its dissolution in 1997.

     J. Michael O'Brien has been a director of the Bank since 1997. He is the President, Chief Executive Officer and a principal of Eagle Air Freight, a domestic air freight provider, founded in 1981 and based in Chelsea, Massachusetts. Mr. O'Brien is also the trustee and a principal of O'Brien Realty Trust. O'Brien Realty Trust owns and leases warehouse and commercial office space in Chelsea, Massachusetts.

     Angelo A. Todisco was elected to the Board of Directors of the Bank in 1980. Mr. Todisco is a retired licensed public adjuster and serves as President of DePiano & Todisco Adjusters, Inc. which appraises damages to residential and commercial properties on behalf of its clients in connection with the settlement of insurance claims.

     John J. Verrengia has served on the Board of Directors of the Bank since 1994. Mr. Verrengia is a certified public accountant and is currently self-employed as principal accountant of John J. Verrengia, CPA, a professional corporation. Mr. Verrengia is also a registered investment advisor and provides financial and investment advice to clients through Anchor Investments, a consulting firm which he founded in 1992.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Anthony J. Patti, age 43, has been the Executive Vice President and Chief Financial Officer of the Bank since 1992. He is responsible for the financial, lending operations, information systems customer service and marketing functions of the Bank on a day-to-day basis. Prior to joining the Bank, Mr. Patti served as an

Operations Specialist for the Resolution Trust Corporation. Mr. Patti has also been employed by Home Owners Savings Bank, F.S.B., located in Boston, Massachusetts where he served as a First Vice President and Controller and by Andover Savings Bank, Andover, Massachusetts, where he served as Comptroller.

     Judith E. Tenaglia, age 46, has been employed by the Bank for 21 years and has been Treasurer of the Bank since 1991. Prior to becoming the Bank's Treasurer, Ms. Tenaglia worked in the customer service department of the Bank.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Bank meets on a monthly basis and may have additional special meetings upon request of the Chairman of the Board. During the fiscal year ended September 30, 1997, the Board of Directors met 12 times. No current director attended fewer than 75% of the total number of Board meetings and no fewer than 75% of the total number of committee meetings of which such director was a member.

     The Board's Nominating Committee consists of Messrs. Bommer, McCarthy and Becker, with Director Bommer serving as the Chairman of this Committee. This Committee nominates individuals for election to the Bank's Board of Directors. The Committee met three times during the fiscal year ended September 30, 1997.

     The Board's Compensation Committee consists of Messrs. Becker, Charles, McCarthy and Bommer and is chaired by Director Becker. The Compensation Committee provides advice and recommendations to the Board in areas of employee salaries and directors' compensation. This Committee met 5 times during the fiscal year ended September 30, 1997.

     The Audit Committee function is carried out by the entire Board of Directors and is responsible for reviewing a number of periodic management reports. It also reviews the annual audit and audit report prepared by the independent accountants and recommends the appointment of the accountants.

     The Executive Committee, under certain circumstances and to the extent permitted by law, can exercise all powers of the Board of Directors when the Board is not in session. The Executive Committee held 11 meetings in fiscal 1997. The present members of the Executive Committee are Messrs. Bommer (Chairman), Becker and McCarthy.

     It is anticipated that after the Reorganization, the Board of Directors of the Bank in its stock form and/or the Board of Directors of the Stock Company will establish committees which initially are identical in responsibilities and composition to the committees of the Board of Directors of the Bank in its mutual form.

DIRECTORS' COMPENSATION

     Fee Arrangements. Members of the Board of Directors of the Bank receive a fee of $275 for attendance at each of the twelve regularly scheduled meetings of the Board of Directors with the Chairman and Vice- Chairman receiving $300 for each meeting attended. The directors also receive fees ranging from $25 to $50 per month for each committee meeting attended. The aggregate amount of directors' fees paid during fiscal 1997 totaled $19,750 and the aggregate amount of committee fees totaled $4,125. It is anticipated that members of the Board of Directors of the Stock Company will not receive compensation for their services on such Board but will participate in the Option and Restricted Stock Programs expected to be implemented by the Stock Company for directors, officers, executives and key employees following the completion of the Reorganization and Offering.

EXECUTIVE COMPENSATION

     Compensation Decisions. Decisions regarding the compensation of the Stock Company's executives will be determined by the members of the Compensation Committee to be established by the Board of Directors of the Stock Company following the Reorganization. However, because directors employed by the Stock Company who are appointed to serve on the Compensation Committee will not be permitted to make decisions with respect to the compensation and benefits payable to executives of the Stock Company, no interlocks will exist between members of the Compensation Committee and the employees of the Stock Company.

     Cash Compensation. The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal year ended September 30, 1997 to the Chief Executive Officer of the Bank and all other executive officers of the Bank who received compensation in excess of $100,000 (each, a "Named Executive Officer") during such fiscal year.

                                                            ANNUAL COMPENSATION (1)
----------------------------------------------------------------------------------------------------------===---------
                                                                      OTHER ANNUAL    LONG-TERM       ALL OTHER
  NAME AND                      FISCAL                                COMPENSATION   INCENTIVE PLAN  COMPENSATION
 PRINCIPAL                      YEAR        SALARY ($)     BONUS ($)    ($)(2)          PAYOUT (3)     ($)(4)
-----------------------------------------------------------------------------------------------------------------------
James J. McCarthy,              1997        112,013         4,039        --               --             4,750
   President and Chief
   Executive Officer

Anthony J. Patti,              1997         92,474          3,400        --               --             4,750
   Executive Vice President
   and  Chief Financial
   Officer

--------------------

(1) Under Annual Compensation, the column titled "Salary" includes the Named Executive Officer's base salary including all payroll deductions for health insurance under the Bank's health insurance plan and pre-tax contributions to the Bank's 401(k) Plan.

(2) For the fiscal year ended September 30, 1997, there were no: (a) perquisites with an aggregate value for each Named Executive Officer in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock.

(3) During the fiscal year ended September 30, 1997, the Bank did not maintain any stock option, restricted stock or other long-term incentive compensation plans.

(4) Reflects matching contributions made by the Bank under the 401(k) Plan.


EMPLOYMENT AGREEMENTS


     Effective upon the Reorganization, the Bank, subject to non-objection from the OTS, intends to enter into separate Employment Agreements with each of Mr. McCarthy, Mr. Patti and Ms. Tenaglia ("Senior Executive(s)"). The Employment Agreements will provide for initial terms of three years, in the case of Messrs. McCarthy and Patti and two years in the case of Ms. Tenaglia. Commencing on the first anniversary of the effective date of each Employment Agreement, and continuing on each anniversary date thereafter, the Senior Executive's Agreement may be extended, after review by the Bank's Board of Directors, for an additional one-year period, so that the remaining term will be three years, in the case of Messrs. McCarthy and Patti and two years, in the case of Ms. Tenaglia. If the Senior Executive's Employment Agreement is not renewed, the
Agreement will expire in accordance with its terms. The current base salaries for Mr. McCarthy, Mr. Patti and Ms. Tenaglia are $156,800, $104,047, and $56,778, respectively. The Employment Agreements provide for each Senior Executive's base salary to be reviewed annually and it is anticipated that each Senior Executive's base salary will be increased on the basis of his or her job performance and the overall performance of the Bank. In addition to base salary, each Employment Agreement provides for, among other things, participation in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel such as fees for club and organization membership deemed appropriate by the Bank and the Senior Executive. The Agreements provide for the termination of the Senior Executive by the Bank for "cause" as defined in the Agreement at any time during the term. In the event the Bank terminates a Senior Executive's employment for reasons other than for "cause," or in the event of the Executive's resignation from the Bank upon (i) failure to re-appoint, elect or re-elect the executive to his or her current offices; (ii) a material change in the Senior Executive's functions, duties or responsibilities, or relocation of the Senior Executive's principal place of employment by more than 30 miles; (iii) a "change in control" of the Bank (as defined below) such as its liquidation or dissolution; or (iv) a breach of the agreement by the Bank, the Senior Executive, or in the event of death, his or her beneficiary would be entitled to a lump sum cash payment in an amount equal to the remaining base salary due to the Senior Executive at the time of termination that would have been payable during the remaining term of the Executive's Employment Agreement. In addition, the Employment Agreement for Mr. McCarthy provides for him to receive, as additional severance, the highest cash bonus and the additional contributions or benefits that he would have earned or accrued under any employee benefit plans of the Bank or the Stock Company during the remaining unexpired term of his Employment Agreement. As additional severance, all of the Employment Agreements provide for the Bank to continue the Senior Executive's life, health, dental and disability coverage for the remaining term of the Executive's Employment Agreement.

     The Bank's Employment Agreements will have restrictions on the aggregate dollar amount of compensation and benefits payable to a Senior Executive in the event of an employment termination following a "change in control" of the Bank. In general, for purposes of the Employment Agreements and the plans maintained by the Bank, a "change in control" will be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security, such as Common Stock of the Bank, or in the event of a tender offer, exchange offer, merger or other form of business combination, sale of assets or contested election of directors which results in a "change in control" of the majority of the Board of Directors of the Bank.

     If the total cash and benefits paid to a Senior Executive under an Employment Agreement together with payments under other benefit plans following a "change in control" constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code of 1986 (the "Code"), the compensation payable to the Senior Executive would be reduced (but not below zero) to avoid the assessment of excise taxes on such excess parachute payments.

BENEFITS

     Pension Plan. The Bank maintains a tax-qualified defined benefit plan through the Financial Institutions Retirement Fund ("Pension Plan"). An employee of the Bank who has attained age 21 and completed at least one year of service with the Bank will be eligible to participate and accrue benefits under the Plan. The Pension Plan provides an annual pension benefit for each participant, including the Named Executive Officers, equal to 2.25% of the participant's "average annual salary" multiplied by the participant's years of benefit service, up to a maximum of 30 years. The Pension Plan defines "average annual salary" to mean the average of a participant's salary over a five year period of employment with the Bank during which the participant's salary was the highest. A participant will become fully vested in the benefits that have accrued for him under the Pension Plan after completion of five years of service with the Bank. The Pension Plan provides for benefits to be paid in a straight life or joint and survivor annuity; however, optional forms of benefits payment, such as lump sum distributions, are also available under the Plan.

     The Bank makes annual contributions to the Pension Plan in an amount necessary to satisfy the actuarially determined minimum funding requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The assets of the Pension Plan are held in a separate trust established by the Financial Institutions Retirement Fund.

     Pension Plan Table. The following table sets forth the estimated annual benefits payable under the Pension Plan upon a participant's normal retirement at age 65, expressed in the form of a single life annuity and for the average annual salary and years of credited service specified therein. The annual benefits shown in the table assume the participant would receive his retirement benefits under the Pension Plan in the form of a straight life annuity, upon normal retirement, at age 65. The benefits provided under the Pension Plan are not integrated with federal Social Security retirement benefits. Pursuant to the terms of the Pension Plan, no more than a maximum of 30 years of service may be recognized for benefit accrual purposes.

                         YEARS OF SERVICE AND BENEFIT PAYABLE AT RETIREMENT
    AVERAGE          -------------------------------------------------------
  ANNUAL SALARY        15               20               25            30
  -------------       ----             ----             ----          ---
     $ 50,000         $ 16,900       $ 22,500       $ 28,100         $  33,800
     $ 75,000         $ 25,300       $ 33,800       $ 42,200         $  50,600
     $100,000         $ 33,800       $ 45,000       $ 56,300         $  67,500
     $125,000         $ 42,200       $ 56,300       $ 70,300         $  84,400
     $150,000         $ 50,600       $ 67,500       $ 84,400         $ 101,300



     As of June 30, 1998, Mr. McCarthy had 11 years and 5 months of credited service and Mr. Patti had 5 years and 3 months of credited service for benefit accrual purposes under the Pension Plan.

     401(k) Plan. The Bank also maintains a tax-qualified 401(k) defined contribution plan through the Financial Institutions Thrift Fund ("401(k) Plan"). Generally, any employee of the Bank who has attained age 21 and completed at least one year of service will be eligible to participate in the 401(k) Plan and make pre-tax deferrals from 1% to 15% of his annual compensation, subject to limitations of the Code (for 1997, the annual limit was $9,500; this limit was increased to $10,000 for 1998). The Bank makes matching contributions of 50%, up to a maximum of 10% of the participant's salary each year. Employees are always 100% fully vested in their pre-tax deferrals and matching contributions made by the Bank.

     In connection with the Reorganization, the Bank also intends to amend the 401(k) Plan to permit employer matching contributions to be made in shares of Common Stock or cash, at the discretion of the Bank. In addition, the Bank intends to amend the 401(k) Plan to establish an employer stock fund in order to allow participants to invest their 401(k) Plan account balances in shares of Common Stock in addition to the other investment alternatives available under the 401(k) Plan. The assets of the employer stock fund will be held by an independent corporate trustee to be appointed for the 401(k) Plan and allocated to the accounts of individual participants. Participants will control the exercise of voting and tender rights relating to the shares of Common Stock held in their accounts in the 401(k) Plan. The Common Stock held by the 401(k) Plan employer stock fund may be newly issued or treasury shares acquired from the Stock Company or outstanding shares purchased in the open market or in privately negotiated transactions.

     Employee Stock Ownership Plan and Trust. The Stock Company intends to implement a tax-qualified employee stock ownership plan ("ESOP") in connection with the Reorganization. Employees with at least one year of employment with the Bank and who have attained age 21 will be eligible to participate. As part of the Reorganization, the ESOP intends to borrow funds from the Stock Company and to use those funds to purchase a number of shares equal to up to 8.0% of the Common Stock to be sold in the Offering. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of not less than ten years. It is anticipated that the interest rate for the loan will be 8%.

     Shares purchased by the ESOP will be held in a suspense account pending allocation among eligible participants on an annual basis as the loan is repaid. The ESOP will provide for the shares held in the suspense account to be released in an amount proportional to the repayment of the ESOP loan and will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. A participant will become 100% vested in his benefits after five years of service with the Bank or upon normal retirement (as defined in the ESOP), disability or death. A participant who terminates employment for reasons other than death, retirement, or disability prior to completing five years of service with the Bank will forfeit his ESOP benefits. Benefits will be payable in the form of Common Stock and/or cash upon death, retirement, disability or separation from service. The Bank's contributions to the ESOP will be subject to the loan terms and federal income tax law limits, and, therefore, the aggregate dollar amount of the benefits payable under the ESOP cannot be estimated at this time.

    In connection with the establishment of the ESOP, the Stock Company will establish a committee of nonemployee directors to administer the ESOP; it will also appoint an independent corporate trustee for the ESOP trust. The ESOP trustee, subject to its fiduciary duty, will be required to vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

    In addition to the provisions described above, the ESOP will also provide for certain actions to occur upon a "change in control" of the Stock Company or the Bank. The ESOP will provide that, if such "change in control" occurs, the ESOP trustee will be directed to sell the shares of Common Stock held in the ESOP's suspense account and to use the proceeds to repay the outstanding ESOP loan. Following this action, the ESOP will provide for each eligible participant to receive a final allocation of the shares of Common Stock, or the proceeds received from the sale of such Stock, held in the ESOP's trust. Once the final allocation of shares has been completed, the ESOP will provide for the automatic termination of the plan to occur and for final distributions of account balances to be made to participants and beneficiaries. Upon such "change in control," all ESOP participants would automatically become 100% vested in their ESOP account balances.

    Benefit Restoration Plan. In connection with the Reorganization, the Stock Company also intends to adopt the Benefit Restoration Plan of RFS Bancorp, Inc. ("BRP"). This Plan will provide eligible employees with the benefits that would otherwise be due to them as participants in the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Code.

     The Stock Company intends to establish an irrevocable "grantor trust" to hold the assets of the BRP. This trust would be funded with contributions of the Stock Company to be made from time to time for the purpose of providing the benefits under the BRP. The assets of the trust are considered to be part of the general assets of the Stock Company and will be subject to the claims of its general creditors. Earnings on the trust's assets will be taxable to the Stock Company.

     Stock Option Plan. At a meeting of the Stock Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors intends to submit for shareholder approval stock option plans for directors, officers and employees of the Bank and of the Stock Company (collectively, the "Stock Option Plan"). If approved by the shareholders, Common Stock in an aggregate amount equal to 10% of the shares sold in the Offering would be reserved for issuance by the Stock Company upon the exercise of the stock options granted under the Stock Option Plan. Ten percent of the shares issued in the Offering would amount to 37,952 shares, 44,650 shares, 51,347 shares and 59,049 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received.

     It is anticipated that options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of nonqualified options). The exercise price of the options granted under the Stock Option Plan will be equal to the fair market value of the shares on the date the stock options are granted. If the Stock Option Plan is adopted within one year following the Offering, options will become exercisable at a rate of 20% at the end of each 12 months of service with the Stock Company, commencing after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan, if adopted more than 12 months after the Offering, would also become 100% vested upon normal retirement or a change in control of the Bank or the Stock Company. Under OTS rules, if the Stock Option Plan is adopted within the first 12 months after the Offering, no individual officer can receive more that 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate.

     The Stock Option Plan would be administered by a Committee of nonemployee members of the Stock Company's Board. In general, options granted under the Stock Option Plan to employees may be "incentive stock options" which permit certain beneficial tax treatment by the employee but would result in no tax deduction for the Stock Company. Nonqualified stock options may also be granted under the Stock Option Plan and this type of option award will be the only kind of award available for grant to non-employee directors. In the event an option recipient terminates his employment or service as an employee or director, the options would terminate during certain specified periods.

     Restricted Stock Program. At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors also intends to submit restricted stock award programs for the benefit of directors, officers and employees of the Stock Company and the Bank (collectively, the "Restricted Stock Program") for shareholder approval. The Restricted Stock Program will provide eligible directors, officers and employees of the Stock Company or the Bank with an ownership interest in the Stock Company in a manner designed to encourage them to continue their service with the Bank or the Stock Company. The Stock Company will contribute funds to the Restricted Stock Program from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4% of the shares of Common Stock sold in the Offering, either directly from treasury or open market purchases. Four percent of the shares issued in the Offering would amount to 15,181 shares, 17,860 shares, 20,539 shares and 23,619 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. In the event that additional authorized but unissued shares are acquired by the Restricted Stock Program after the Offering, the interests of existing shareholders would be diluted. The executive officers and directors will be awarded


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
     Common Stock under the Restricted Stock Program without having to pay cash for the shares. No awards under the Restricted Stock Program would be made until the date the Restricted Stock Program is approved by the Stock Company's shareholders.

    Awards under the Restricted Stock Program would be non-transferable and non-assignable. If the Restricted Stock Program is adopted within one year following the Offering, shares subject to an award would vest at the rate of 20% per year. Awards would be adjusted for capital changes such as stock dividends and stock splits. However, the Restricted Stock Program is also expected to provide for awards to be 100% vested upon termination of an award holder's employment or service due to death or disability, and if the Restricted Stock
Program is adopted more than 12 months after the Offering, the Program would provide for awards to be 100% vested upon an award holder's normal retirement or a change in control of the Bank or Stock Company. If the individual's employment or service were to terminate for other reasons, the award recipient would forfeit any non-vested award. If an award holder's employment or service is terminated for cause (as would be defined in the Restricted Stock Program), shares not already delivered under the Program would be forfeited. Under OTS rules, if the Restricted Stock Program is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the Program and no outside director can receive more than 30% of the awards under the Program in the aggregate.


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



                               THE REORGANIZATION

     THE BOARD OF DIRECTORS OF THE BANK HAS ADOPTED THE PLAN OF REORGANIZATION AND STOCK ISSUANCE PLAN SUBJECT TO THE APPROVAL OF THE OTS AND THE MEMBERS OF
THE BANK ENTITLED TO VOTE THEREON AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF EITHER THE PLAN OF REORGANIZATION OR THE STOCK ISSUANCE PLAN BY THE OTS.

GENERAL

     The Bank's Board of Directors unanimously adopted the Plan and the OTS has approved the Plan. Pursuant to the Plan, the Bank will reorganize into what is called a "two-tier" mutual holding company structure. It is a two-tier structure because it will have two levels of holding companies--a "mid-tier" stock holding company and a "top-tier" mutual holding company. Under the terms of the Plan (i) the Bank will form the Stock Company as a federal corporation; (ii) the Bank will form the Mutual Company as a federal mutual holding company; (iii) the Bank will reorganize into the capital stock form of organization and issue 100% of the Bank's to-be outstanding common stock to the Stock Company; and (iv) the Stock Company will issue shares of Common Stock to the public and the Mutual Company. The number of shares of Common Stock sold to the public pursuant to this Prospectus will be equal to 47% of the shares issued in the Reorganization, and the number of shares issued to the Mutual Company will be equal to 53% of the shares issued in the Reorganization. All of these steps are referred to in this Prospectus as the "Reorganization," and the sale of 47% of the Common Stock pursuant to this Prospectus is referred to as the "Offering." The two-tiered mutual holding company structure is most easily understood by considering the following diagram:

[GRAPHIC OMITTED]

     It is anticipated that, pursuant to the Stock Issuance Plan, the Offering will be consummated immediately following the Reorganization; however, the Bank anticipates that it will consummate the Reorganization even if the Offering is not completed immediately thereafter. For additional information concerning the Offering, see "The Offering."


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
     For purposes of this discussion, references to the Stock Bank refer to the Bank in the post-reorganization stock form. References to the Bank shall include Revere Federal Savings in its current mutual form or in its post-reorganization stock form, as indicated by the context.

     PURPOSES OF THE REORGANIZATION

     The Board of Directors of the Bank has determined that the Reorganization is in the best interest of the Bank and its members, and has several business purposes for effecting the proposed Reorganization.

     Formation of the Stock Company as a subsidiary of the Mutual Company will permit the Stock Company to issue Common Stock, which is a source of capital not available to mutual savings banks. At the same time, the Bank's mutual form of ownership will be preserved in the Mutual Company, and the Mutual Company, as a mutual corporation, will control at least a majority of the Common Stock of the Stock Company so long as the Mutual Company remains in existence. The Reorganization will enable the Bank to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions following such mutual to stock conversions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support for and involvement by a financial institution. The Bank is committed to being an independent, community-oriented institution, and the Board of Directors believes that the Mutual Company structure is best suited for this purpose. The Mutual Company structure also will give the Stock Company flexibility to issue its Common Stock at various times and in varying amounts as market conditions permit, rather than in a single stock offering. The Reorganization will not foreclose the opportunity for the Mutual Company to convert from mutual to stock form of organization in the future.

     The Reorganization will also give the Bank greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements, understandings or agreements regarding any such opportunities, the Stock Company will be in a position after the Reorganization, subject to regulatory limitations and the Stock Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable the Stock Company to distribute capital to its stockholders in the form of dividends and stock repurchases. Because only a minority of the Common Stock will be offered for sale in the Offering, the Bank's current mutual form of ownership and its ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

     Contemporaneously with or immediately following the Reorganization, the Stock Company expects to offer for sale up to 47% of its Common Stock in an Offering at an aggregate price determined by an independent appraisal. The sale of Common Stock will provide the Bank with new equity capital, which will support future deposit growth and expanded operations. The ability to sell Common Stock also will enable the Bank to increase capital in response to the changing capital requirements of the federal banking agencies. While the Bank currently meets or exceeds all regulatory capital requirements, the Board of Directors believes that it is desirable for the Bank to increase its capital position in view of the increasingly competitive and changing market and regulatory conditions in which the Bank operates. The sale of Common Stock at appropriate times, coupled with the accumulation of earnings (net of dividends) from year to year, represents


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
a means for the orderly preservation and expansion of the Bank's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. The investment of the net proceeds of a stock offering also will provide additional income to enhance further the Bank's future capital position.

         The ability of the Stock Company to issue Common Stock also will enable the Stock Company in the future to establish stock benefit plans for management and employees, including incentive stock option plans, stock award plans and employee stock ownership plans.

         The formation of the Stock Company also will allow the Stock Company to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any such borrowings or debt issuance may be contributed to the Bank as core capital for regulatory capital purposes. The Bank has not made a determination to borrow funds or issue debt at the present time, and there can be no assurance when, if ever, any such borrowing or debt issuance would occur, or whether it would be consummated on terms satisfactory to the Stock Company.

     The Board of Directors believes that these advantages outweigh the potential disadvantages of the Mutual Company structure, which include: the inability of the Bank to raise voting stock in excess of 49% of its estimated pro forma market value so long as the Mutual Company remains in existence; the more limited liquidity of the Common Stock, as compared to a standard conversion; and the inability of stockholders other than the Holding Company to obtain a majority ownership of the Bank which may result in the perpetuation of the existing management and Board of Directors of the Bank. The Mutual Company will be able to elect all members of the Board of Directors of the Bank, and will be able to control the outcome of all matters presented to the stockholders of the Bank for resolution by vote, except for matters which by regulation must be approved by a majority of the Minority Stockholders, including certain matters relating to stock compensation plans and certain votes regarding a conversion to stock form by the Mutual Company. No assurance can be given that the Mutual Company will not take action adverse to the interests of the Minority Stockholders. For example, the Mutual Company could revise the dividend policy, prevent the sale of control of the Bank, or defeat a candidate for the Board of Directors of the Bank or other proposal put forth by the Minority Stockholders.

EFFECTS OF THE REORGANIZATION

     General. After the Reorganization, the Bank will be authorized to exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under federal law. The initial Board of Directors of the Stock Company will be the existing Board of Directors of the Bank. Thereafter, the holders of shares of the Stock Company's voting stock will elect approximately one-third of the Stock Company's Board of Directors annually. It is expected that present management of the Bank will continue as the management of the Stock Company following the Reorganization.

     The Reorganization will have no effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The Reorganization will not result in any change in the existing services provided to depositors and borrowers, or in its existing offices, management and staff. As is the case prior to the Reorganization, the Bank after the Reorganization is completed will be subject to regulation, supervision and examination by the OTS.

     Accounts and Loans. Upon the effective date of the Reorganization, the voting, ownership and liquidation rights of members of the Bank will become the rights of members of the Mutual Company, subject to the conditions specified below. Each deposit account in the Bank at the effective date will become a deposit account in the Bank in the same amount and upon the same terms and conditions, except that the


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
holder of each such deposit account will have ownership and membership rights with respect to the Mutual Company rather than the Bank for so long as such holder maintains a deposit account with the Bank. All insured deposit accounts of the Bank will continue to be federally insured up to the legal maximum by the FDIC in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization. Any new deposit accounts established with the Bank after the Reorganization will create membership and liquidation rights in the Mutual Company and will be federally insured up to the legal maximum by the FDIC. All loans and other borrowings from the Bank shall retain the same status with the Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

     Voting Rights. As a federally chartered mutual savings bank, the Bank has no authority to issue capital stock and, thus, no stockholders. Control of the Bank in its mutual form is vested in the Board of Directors of the Bank, one-third of the members of which are elected each year by the members of the Bank. After the Reorganization, the members of the Board of Directors of the Bank will become the members of the Board of Directors of the Stock Company and will continue to be elected in staggered, three year terms. The affairs of the Bank will be directed by its Board of Directors and all voting rights as to the Bank will be vested exclusively in the holders of its outstanding voting stock.

     Following the Reorganization, the Stock Company will have the power to issue shares of Common Stock to persons other than the Mutual Company. However, so long as the Mutual Company is in existence, the Mutual Company will be required to own more than a majority of the Common Stock of the Stock Company. By virtue of its majority ownership interest, the Mutual Company generally will be able to elect all members of the Board of Directors of the Bank and generally will be able to control the outcome of most matters presented to the stockholders of the Bank for resolution by vote, excluding certain matters related to stock compensation plans and certain votes regarding a conversion to stock form by the Mutual Company.

     As a federally chartered mutual holding company, the Mutual Company will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts in and borrowers of the Bank will become members of the Mutual Company entitled to vote on all questions requiring action by the members of the Mutual Company including, without limitation, election of directors of the Mutual Company. In addition, all persons who become depositors of the Bank following the Reorganization will have membership rights with respect to the Mutual Company. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization.

     Liquidation Rights. In the unlikely event of a voluntary or involuntary liquidation, dissolution or winding-up of the Bank in its present mutual form prior to the Reorganization, holders of deposit accounts in the Bank would be entitled, pro rata to the value of their accounts, to distribution of any assets of the Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the Reorganization, the holders of the Common Stock would be entitled to any assets remaining upon a liquidation, dissolution or winding-up of the Bank and, except through their liquidation interests in the Mutual Company, discussed below, holders of deposit accounts in the Bank would have no interest in any such assets.

     In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Mutual Company following consummation of the Reorganization, holders of deposit accounts in the Bank would be entitled, pro rata to the value of their accounts, to distribution of any assets of the Mutual Company remaining after the claims of all creditors of the Holding Company are satisfied. The Mutual Company will establish, upon the completion of the Reorganization, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Mutual Company as of that date. Each Eligible Account Holder and Supplemental Eligible Account


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



Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Mutual Company after the Reorganization, to an interest in the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on December 31, 1996 (with respect to an Eligible Account Holder) and June 30, 1998 (with respect to a Supplemental Eligible Account Holder) ("Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of such person's Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on each such record date.

     If, however, on any annual closing date of the Bank, commencing October 1, 1998, the amount in any deposit account is less than the amount in such deposit account on December 31, 1996 (with respect to an Eligible Account Holder) and June 30, 1998 (with respect to a Supplemental Eligible Account Holder) or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Stockholders of the Bank will have no liquidation or other rights with respect to the Holding Company in their capacities as such.

     There currently are no plans to liquidate the Bank or the Mutual Company in the future.

     Subscription and Preemptive Rights. Under OTS regulations, depositors of the Bank are entitled to priority subscription rights to purchase shares of capital stock of the Mutual Company in the event that the Mutual Company fully converts from mutual to stock form subsequent to the Reorganization. Holders of the capital stock of the Stock Company shall not be entitled to preemptive rights with respect to any shares of the Stock Company which may be issued.

FEDERAL AND STATE TAX CONSEQUENCES OF THE REORGANIZATION

     In the following discussion, "Mutual Bank" refers to the Bank before the Reorganization and "Stock Bank" refers to the Bank after the Reorganization. The Reorganization will be effected as follows:]

     (i) Mutual Bank will organize Mutual Company, which will initially be organized in stock form and initially exist as Mutual Bank's wholly-owned subsidiary.

     (ii) Mutual Company will organize two wholly-owned subsidiaries, one of which will be Stock Company, and the other of which will be an interim stock savings bank ("Interim").

     (iii) The following events will occur simultaneously  pursuant to the Plan:
(A) Mutual Bank will exchange its charter for a federal stock savings bank charter and thereby become Stock Bank (the "Conversion"); (B) Interim will merge with and into Stock Bank with Stock Bank surviving; (C) Mutual Company will cancel its stock and exchange its charter for a federal mutual holding company charter and thereby become a mutual holding company the members of which (the "Mutual Company Members") will be the former depositors in and borrowers of Mutual Bank immediately prior to these transactions ("Mutual Bank Members"). As a mutual entity, Mutual Company will not have any authorized capital stock. As a result of the merger and charger exchanges, Stock Bank will become a wholly-owned subsidiary of Mutual Company, and the Mutual Company Members will hold interests in Mutual Company comparable to the interests they previously held in Mutual Bank.

     (iv) Mutual Company will then contribute all of the stock of Stock Bank to Stock Company.

     As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of Stock Company and Stock Company will be a wholly-owned subsidiary of Mutual Company. In substance, upon the Conversion, the Mutual Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for membership interests in Mutual Company (the "Exchange"). The Conversion is intended to be a tax-free reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code"), and the Exchange is intended to be a tax-tree exchange under Code section 351.

     Under the Plan of Reorganization, consummation of the Reorganization is conditioned on prior receipt by the Bank of (i) either an Internal Revenue Service ruling or an opinion of counsel or tax advisor with respect to the federal income tax consequences of the Reorganization, and (ii) an opinion of counsel or tax advisor with respect to the Massachusetts tax consequences of the Reorganization. Unlike private letter rulings,opinions of counsel are not binding on the Internal Revenue Service or the State of Massachusetts, and either agency could disagree with such opinions. In the event of such disagreement, there can be no assurance that the Bank or the depositors would prevail in a judicial proceeding. The Bank has not applied for an Internal Revenue Service ruling, but will receive such an opinion of Thacher Proffitt & Wood, based upon certain facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time of the Reorganization. As regards to the Conversion, Thacher Proffitt & Wood intends to issue an opinion that: (i) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Code, and that the Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Reorganization; (ii) the basis of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion; (iii) the holding period of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by Mutual Bank prior to the Conversion; (iv) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Reorganization and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382, and 384), including Mutual Bank's bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the Reorganization had not occurred; (v) Mutual Bank Members will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interest (i.e., liquidation and voting rights) in Mutual Bank; (vi) a Mutual Bank Member's basis in the shares of Stock Bank common stock constructively received in the Conversion will be the same as the basis of the Mutual Bank interest constructively surrendered in exchange therefor; (vii) a Mutual Bank member's holding period for the shares of Stock Bank common stock constructively received in the Conversion will include the holding period of the Mutual Bank interest constructively surrendered in exchange therefor; and (viii) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in Mutual Bank. As regards the Exchange, Thacher Proffitt & Wood intends to issue an opinion that: (i) the Exchange will qualify as an exchange of property for stock under Code section 351; (ii) the shareholders of Stock Bank (the former Mutual Bank Members) will recognize no gain or loss upon the transfer to Mutual Company of the shares of Stock Bank common stock they constructively received in the Conversion in exchange for interests (i.e., liquidation and voting rights) in Mutual Company; (iii) the basis of the interest in Mutual Company received by each shareholder of Stock Bnak in exchange for such shareholder's shares of Stock Bank common stock will be equal to the basis of such shares of Stock Bank common stock; (iv) the holding period of the interest in Mutual Company received

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
by each shareholder of Stock Bank will, as of the date of the Exchange, be the same as the holding period of the shares of Stock Bank common stock transferred in exchange therefor, provided such shares of Stock Bank common stock were held as a capital asset on the date of the Exchange; (v) Mutual Company will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank common stock in exchange for interests in Mutual Company; (vi) Mutual Company's basis for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Company will be the equal to the basis of such share of common stock in the hands of such Stock Bank shareholder; and (vii) Mutual Company's holding period for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Company will, as the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder. Thacher Proffitt & Wood also intends to opine that (i) no gain or loss will be recognized by Stcok Company upon the sale of Common Stock in the Offering; (ii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares Common Stock in the Offering, provided that the amount to be paid for such shares is equal to the fair market value of such shares; and (iii) the basis to the shareholders of shares of Common Stock purchased in the Offering pursuant to such subscription rights will be the amount paid therefor and the holding period for such shares will begin on the date on which such subscription rights are exercised.

     Shatswell, MacLeod & Company, P.C., intends to opine, subject to the limitations and qualifications in its opinion, that, for purposes of the Massachusetts corporate income tax, the Massachusetts income tax on savings banks and the Massachusetts individual income tax, the Reorganization will not be taxable transactions to the Bank (in either its status as Bank or Stock
Bank), the Stock Company, the Mutual Company, the stockholders of the Stock Company or the depositors of the Bank.

     Certain portions of both the federal and the state and local, if any, tax opinions are based upon the letter of RP Financial that subscription rights issued in connection with the Reorganization will have no value. In the letter of RP Financial, which letter is not binding on the Service, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase the common stock of the Stock Bank at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders or Other Members are deemed to have an ascertainable value, such parties may realize taxable income upon the receipt or exercise of the subscription rights in an amount equal to such value and the Mutual Company may recognize gain on such distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

ACCOUNTING CONSEQUENCES

     The Reorganization will be accounted for at historical cost in a manner similar to pooling of interest accounting in accordance with GAAP. Accordingly, the carrying value of the Bank's assets, liabilities and equity will be unaffected by the Reorganization and will be reflected in the Stock Company's financial statements based on their historical amounts.

CONDITIONS TO THE REORGANIZATION

     Consummation of the Reorganization is subject to the receipt of all requisite regulatory approvals, including various approvals of the OTS. No assurance can be given that all regulatory approvals will be received. Receipt of such approvals from the OTS will not constitute a recommendation or endorsement of the Plan of Reorganization or the Offering by the OTS. Consummation of the Reorganization also is subject to approval by a majority of the total votes of the members to be cast at the Special Meeting, as well as the receipt of rulings by the Service and/or opinions of counsel with respect to the tax consequences of the Reorganization. See "--Federal and State Tax Consequences of the Reorganization."

STOCK COMPENSATION PLANS

     The Board of Directors of the Stock Company intends to adopt and seek shareholder approval of one or more stock benefit plans for its employees, officers and directors, including an ESOP, restricted stock programs and stock option plans which will be authorized to purchase Common Stock, award Common Stock and grant options for Common Stock. Specifically, the Board of Directors of the Stock Company intends to establish the ESOP and authorize the ESOP and any other tax-qualified employee stock benefit plans to purchase in the aggregate up to 10% of the Common Stock issued in the Offering, as well as up to 8% of the Common Stock issued by the Mutual Company (excluding any shares of the Stock Company exchanged for shares of the Holding Company) in the event of its conversion to stock form in a Conversion Transaction. In addition, no sooner than six months after the Reorganization, the Board of Directors of the Stock Company intends to seek shareholder approval to award shares of Common Stock pursuant to the Stock Programs, in an amount up to 4% of the number of shares of Common Stock sold in the Offering. No sooner than six months after the Reorganization, the Board of Directors of the Stock Company intends to seek shareholder approval to grant stock options for a number of shares equal to up to 10% of the Common Stock sold in the Offering.

     No shares shall be issued pursuant to the Restricted Stock Programs unless such plans shall have been presented to and approved by shareholders of the Stock Company (excluding the Mutual Company), and no options shall be awarded under the stock option plans described in this paragraph unless such stock option plan shall have been presented to and approved by the Stock Company's shareholders (excluding the Mutual Company). The exercise price of the options permitted thereby shall be the fair value on the date such options are granted. Shares sold to the ESOP or awarded pursuant to the Restricted Stock Programs, and shares issued upon exercise of options, may be authorized but unissued shares of the Stock Company's Common Stock, or shares of Common Stock purchased by the Stock Company or such plan on the open market. See "Management of the Bank --Benefits --Employee Stock Ownership Plan and Trust."

AMENDMENT OR TERMINATION OF THE PLAN OF REORGANIZATION


     If necessary or desirable, the terms of the Plan of Reorganization may be amended by a majority vote of the Bank's Board of Directors, at any time prior to submission of the Plan of Reorganization and proxy materials to the members. At any time after submission of the Plan of Reorganization and proxy materials to the members, the Plan of Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the OTS. The Plan of Reorganization may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan of Reorganization by the OTS and the date of the Special Meeting, and at any time thereafter with the concurrence of the OTS. In its discretion, the Board of Directors may modify or terminate the Plan of Reorganization upon the order of the regulatory authorities or to conform to new mandatory regulations of the OTS, without an affirmative resolicitation of proxies or another meeting of the members only if the OTS concurs that such resolicitation is not required;

however, any material amendment of the terms of the Plan of Reorganization that relates to the Reorganization which occurs after the Special Meeting shall require an affirmative resolicitation of members.

     The Plan of Reorganization shall be terminated if the Reorganization is not completed within 24 months from the date upon which the members of the Bank approve the Plan of Reorganization, and may not be extended by the Bank or the OTS.

                                  THE OFFERING

GENERAL

     Concurrently with the Reorganization, the Stock Company is offering shares of Common Stock to persons other than the Mutual Company. The Stock Company is offering between a minimum of 379,525 shares and an anticipated maximum of 513,475 shares of Common Stock in the Offering (subject to adjustment to up to 590,496 shares in the event the estimated pro forma market value of the Bank has increased at the conclusion of the Offering), which will expire at 12:00 noon, Eastern time, on ________________ unless extended by the Stock Company. A minimum purchase of 25 shares of Common Stock (minimum investment of $250) is required.

     The Offering will expire at 12:00 noon Eastern time, on _____________, unless extended. Subscription funds may be held by the Bank for up to 45 days after the last day of the Subscription Offering in order to consummate the Reorganization and Offering and thus, unless waived by the Bank, all orders will be irrevocable until _____________ In addition, the Reorganization and Offering may not be consummated until the Bank receives approval from the OTS. Consummation of the Reorganization and Offering will be delayed, and resolicitation will be required, in the event the OTS does not issue a letter of approval within 45 days after the last day of the Subscription Offering, or in the event the OTS requires a material change to the Subscription and Community Offerings prior to the issuance of its approval. Thus, in the event the Reorganization and Offering is not consummated by ______________, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.

     The Bank may cancel the Offering at any time, and orders for Common Stock which have been submitted prior thereto are subject to cancellation under such circumstances.

     The OTS is expected to approve the Plan of Reorganization which is also subject to the approval of the Bank's Members and the satisfaction of certain other conditions. However, there is no assurance that OTS approval will be obtained and if obtained OTS approval does not constitute a recommendation of the Plan of Reorganization by the OTS. If OTS approval is not obtained, all funds received will be promptly returned with interest at the Bank's passbook rate and all withdrawal authorizations will be cancelled.

CONDUCT OF THE OFFERING

     Subject to the limitations of the Stock Issuance Plan, shares of Common Stock are being offered in descending order of priority in the Subscription Offering to: (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members. Any shares of Common Stock that are not subscribed for in the Subscription Offering may be offered for sale in a Community Offering commencing concurrently with the commencement of the Subscription Offering and/or a Syndicated Community Offering.

     The Bank shall have the right, in its sole discretion, to determine whether prospective purchasers are "residents," "associates" or "acting in concert." All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

SUBSCRIPTION OFFERING

     Non-transferable subscription rights to subscribe for the purchase of Common Stock have been granted under the Stock Issuance Plan to the following persons:

     PRIORITY (1):   ELIGIBLE  ACCOUNT  HOLDERS.  Each Eligible  Account  Holder
                     shall be given the opportunity to purchase up to $150,000 of Common Stock offered in the Offering; provided that the Stock Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Offering or decrease such maximum purchase limitation to 0.5% of the maximum number of shares offered in the Offering, subject to the overall purchase limitation set forth below. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account
                     Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on December 31, 1996, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account
                     Holder must list on his subscription Order Form all accounts in which he had an ownership interest as of the Eligibility Record Date.

    PRIORITY (2):    THE STOCK  COMPANY'S  TAX-QUALIFIED  EMPLOYEE STOCK BENEFIT
                     PLANS. The tax- qualified employee stock benefit plans, if any, shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Offering. It is expected that the ESOP will purchase up to 8% of the Common Stock issued in the Offering. In the event of an oversubscription in the Offering, the ESOP will have a priority right to fill its subscription, in whole or in part, or subscriptions for shares by the ESOP may be satisfied, in whole or in part, out of authorized but unissued shares of the Stock Company subject to the maximum purchase limitations applicable to the ESOP and set forth below, or may be satisfied, in whole or in part, through open market purchases by the ESOP subsequent to the closing of the Offering.

     PRIORITY (3):   SUPPLEMENTAL  ELIGIBLE ACCOUNT HOLDERS. To the extent there are  sufficient  shares  remaining  after  satisfaction  of subscriptions  by Eligible Account Holders and the ESOP and other  tax-qualified  employee stock benefit plans, if any, each  Supplemental  Eligible  Account Holder shall have the opportunity  to purchase  up to  $150,000  of Common  Stock offered in the Offering; provided that the Bank may, in its
                     sole   discretion   and  without   further   notice  to  or
                     solicitation   of   subscribers   or   other    prospective
                     purchasers, increase such maximum purchase limitation to 5%
                     of the maximum  number of shares offered in the Offering or decrease  such maximum  purchase  limitation to 0.5% of the maximum number of shares offered in the Offering subject to the overall  purchase  limitations  set forth below. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by  Eligible  Account  Holders  and the ESOP and  other tax-qualified  employee stock benefit plans,  if any, is in excess  of  the  total  number  of  shares  offered  in the
                     Offering,  the  shares of Common  Stock  will be  allocated among  subscribing  Supplemental  Eligible  Account Holders
                     first  so  as  to  permit  each  subscribing   Supplemental
                     Eligible  Account  Holder  to  purchase  a number of shares sufficient to make his total allocation equal to the lesser of 100
                     shares or the number of shares subscribed for.  Thereafter, unallocated  shares will be allocated  to each  subscribing
                     Supplemental  Eligible  Account  Holder whose  subscription
                     remains   unfilled  in  the  same   proportion   that  such
                     subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental
                     Eligible  Account  Holders,  in each case on September  30,
                     1998, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account
                     Holder must list on his subscription Order Form all accounts and loans in which he had an ownership interest as of the Supplemental Eligibility Date.

     PRIORITY (4):   OTHER  MEMBERS.  To the extent  that  there are  sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders,  the  tax-qualified  employee stock benefit  plans,  and  Supplemental  Eligible  Account
                     Holders,  each Other Member shall have the  opportunity  to purchase  up to  $150,000  of Common  Stock  offered in the
                     Offering;   provided   that  the  Bank  may,  in  its  sole
                     discretion and without  further  notice to or  solicitation of, subscribers or other prospective  purchasers,  increase such  maximum  purchase  limitation  to 5% of  the  maximum number of shares  offered in the Offering or decrease  such maximum  purchase  limitation to 0.5% of the maximum number of shares  offered in the Offering,  subject to the overall purchase  limitations  set forth below.  In the event Other
                     Members  subscribe for a number of shares which, when added to the shares  subscribed for by Eligible  Account Holders,
                     the   tax-qualified   employee   stock  benefit  plans  and
                     Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Offering, the subscriptions of such Other Members will be allocated among subscribing Other Members on a pro rata basis based on the size of such Other Members' orders. To ensure proper allocation of stock each Other Member must list on his subscription Order Form all accounts in which he had an ownership interest as of the Voting Record Date.

COMMUNITY OFFERING

     Any shares that remain available for purchase after satisfaction of all subscriptions in the Subscription Offering may be offered for sale in a Community Offering shares to certain members of the general public with preference given first to residents of Revere, Massachusetts, subject to the right of the Bank in its sole discretion to accept or reject any such orders, in whole or in part, either at the time of receipt of the order, or as soon as practicable following the completion of the Offering. Such persons, together with associates of and persons acting in concert with such persons may purchase up to $150,000 of Common Stock offered in the Community Offering.

     In the event of an oversubscription for shares in the Community Offering, shares may, at the sole discretion of the Bank, be allocated (to the extent shares remain available) so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

     The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within Revere, Massachusetts (the "Community"), has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

     The Bank, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Common Stock in states in which the offers and sales comply with such states' securities laws. However, no person will be offered or allowed to purchase any Common Stock under the Stock Issuance Plan if he resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to purchase shares under the Stock Issuance Plan reside in such state or foreign country; (ii) the offer or sale of shares of Common Stock to such persons would require the Bank or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

     The Board of Directors has the right to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Stock Issuance Plan.

SYNDICATED COMMUNITY OFFERING

     Any shares of Common Stock not sold in the Subscription Offering or Community Offering may be offered for sale to the general public by a selling group (the "Selling Group") of broker-dealers ("Selected Dealers") to be managed by Trident in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Bank in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Stock Company to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. The Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Offering or decrease such maximum purchase limitation to 1% of the maximum number of shares offered in the Offering subject to the overall purchase limitations set forth below. However, the shares purchased in the Subscription or Community Offering by any person together with an associate or group of persons acting in concert shall be counted toward meeting the maximum purchase limitations set forth below. Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Community Offering at any time.

MARKETING AND SELLING COMMISSIONS

     Directors and executive officers of the Bank, subject to any state securities law limitations, may contact prospective investors personally, by telephone and/or by individual mailings. Other employees of the Bank may participate in the Offering in ministerial and clerical capacities. Directors and executive officers of the Bank will not receive any additional compensation for their efforts in connection with the Offering but may be reimbursed for reasonable expenses, if any, incurred by them in connection with selling shares.

     The directors, officers and employees of the Bank who will be involved in the Offering are expected to be exempt from the requirement to register with the Securities and Exchange Commission ("SEC") as broker-dealers within the meaning of Rule 3a4-1 under the Exchange Act. Such persons will qualify under the safe harbor provisions of that rule on the basis of paragraphs (a)(4)(ii) and/or
(iii), i.e., management of the Bank expects that such persons either (i) will perform substantial duties for the Bank in its business, will not otherwise be broker-dealers and are not expected to participate in another offering in the next 12 months or (ii) will limit their activities to preparing written communications, responding to customer inquiries and/or performing ministerial and clerical functions.

     A stock information center will be established at the Bank's executive office in Revere, Massachusetts (the "Stock Information Center") to assist in answering questions concerning the Offering. Employees at the Bank's office will take orders and forward them to the Stock Information Center, inform prospective purchasers to direct their questions to the Stock Information Center and will provide such persons with the telephone number of the Center. Completed stock orders will be accepted by the Stock Information Center located at the Bank's executive office.

     To assist in the marketing of the Common Stock, the Bank has retained Trident, which is a registered broker-dealer with the National Association of Securities Dealers, Inc. (the "NASD"). For Trident's services, the Bank will pay to it the following compensation: (i) a management fee of 0.5% of the total dollar amount of stock sold in the offering in connection with specified advisory and administrative services; (ii) a commission equal to 2.0% of the dollar amount of Common Stock sold in the Offering without the assistance of selected dealers, provided that no such fee shall be payable in connection with the sale of Common Stock to officers and directors (including members of their immediate families), employees and employee benefit plans of the Bank; (iii) a management fee equal to 1.5% of the dollar amount of Common Stock sold by a selling group of NASD member firms, which may include Trident, under a selected dealers' agreement, which fee, along with the fee payable directly by the Bank to selected dealers, shall not exceed 7% in the aggregate of the dollar amount of the Common Stock sold in the Syndicated Community Offering. The Bank also has agreed to reimburse Trident for its reasonable out-of-pocket expenses of up to $18,000 (excluding reimbursable legal fees and expenses). The Bank has also agreed to pay all other expenses of the offering including but not limited to its attorneys' fees, National Association of Securities Dealers ("NASD") filing fees, and fees of either Trident's attorneys or other attorneys relating to any required state securities laws filings, transfer agent charges, telephone charges, air freight, rental equipment, supplies, fees relating to auditing and accounting and costs of printing all documents necessary in connection with therewith.

     The Bank has agreed to indemnify Trident, and its directors, officers, employees and controlling persons, against liabilities and expenses arising out of or based on any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statement contained herein or in any other document or communication utilized by the Bank in connection with the Offering, and Trident similarly has agreed to indemnify the Bank and its directors, officers, employees and controlling persons, with respect to material misstatements or omissions relating to material specifically provided by Trident for inclusion in the Prospectus.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     Pursuant to OTS regulations, the aggregate price at which shares of Common Stock are sold in the Offering shall be based on a pro forma valuation of the aggregate market value of the total amount of Common Stock to be outstanding upon completion thereof, as determined by an independent valuation. The Bank has retained RP Financial to make such a valuation. RP Financial is a financial consulting firm experienced in the appraisal of savings institutions. RP Financial will receive a fee of $20,000 for its appraisal, including subsequent updates, plus its reasonable out-of-pocket expenses incurred in connection with the appraisal, not to exceed $5,000 unless approved by the Bank. In addition, RP Financial will receive $7,500 for services in connection with the preparation of the Bank's business plan. The Bank has agreed to indemnify RP Financial under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Bank to RP Financial, except where RP Financial is determined to have been negligent or engaged in willful misconduct in the preparation of its appraisal.

     The Independent Valuation was prepared by RP Financial in reliance upon the information contained in this Prospectus, including the Financial Statements of the Bank. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing market areas; certain historical financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions and savings and loan holding companies; the impact of the Offering on the Bank's equity and earnings potential; the Bank's proposed dividend policy; the trading market for securities of comparable institutions and general conditions in the markets for such securities; the effects of the minority ownership represented by the Common Stock to be issued in the Offering; the liquidity of the Common Stock after the Offering; as well as the marketability of the Common Stock. In preparing the Independent Valuation, RP Financial relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank. RP Financial did not independently verify the financial statements and other information provided by the Bank, or independently value their assets and liabilities.

     RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the Financial Statements and other information provided by the Bank, nor did RP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Offering will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

     On the basis of the foregoing, RP Financial advised the Bank that, in its opinion, the estimated aggregate pro forma market value of the Common Stock to be outstanding upon completion of the Reorganization and the Offering was $9.5 million at August 21, 1998. Based on such Independent Valuation, and taking into account that the Bank must be a majority-owned subsidiary of the Mutual Company as long as the Mutual Company is in mutual form, the Stock Company is offering a minimum of 379,525 shares and an anticipated maximum of 513,475 shares of Common Stock in the Offering at $10.00 per share. Based on the Independent Valuation, the 379,525 and 513,475 shares to be sold in the Offering represent 47.0% and 47.0% of the total amount of Common Stock to be outstanding upon completion of the Offering, respectively. The Bank is prohibited from issuing shares of Common Stock which would exceed a 49.9% Minority Ownership Interest.

     In the event of a change in the Independent Valuation immediately prior to consummation of the Offering, the Bank may adjust the Minority Ownership Interest by increasing or decreasing the total number of shares of Common Stock to be issued to the Mutual Company in the Reorganization and/or the number of shares of Common Stock to be issued in the Offering. Increases or decreases in the number of shares of Common Stock to be issued in the Reorganization and the Offering as a result of a change in the Independent

Valuation would be subject to applicable limitations on purchases of Common Stock and, unless otherwise permitted by the Bank or required by the OTS, no resolicitation of persons who ordered Common Stock in the Offering will be made and such persons will not be permitted to modify or cancel their orders unless the Independent Valuation changes to less than $8.1 million or greater than $10.9 million. If the Independent Valuation is increased to reflect changes in the estimated pro forma value of the Bank and the number of shares of Common Stock to be issued in the Offering is not adjusted, the number of shares issued to the Holding Company will increase to reflect the final Independent Valuation and the Minority Ownership Interest will decrease. Conversely, a decrease in the Independent Valuation under such circumstances will result in a decrease in the number of shares issued to the Holding Company and an increase in the Minority Ownership Interest.

     In the event of an increase in the Independent Valuation up to $10.9 million immediately prior to consummation of the Offering, the Bank may, in its discretion, choose to increase the number of shares of Common Stock issued in the Offering to up to 590,496 shares without offering persons who subscribed for shares an opportunity to increase, decrease or rescind their orders. If the Independent Valuation increases to $10.9 million, the total number of shares of Common Stock issued and outstanding, including shares issued to the Mutual Company, upon consummation of the Offering would be 1,092,500. Under such circumstances, if the Bank chose to increase the number of shares of Common Stock offered in the Offering to 590,496 shares, the 590,496 shares would represent a 47.0% Minority Ownership Interest. The final Minority Ownership Interest percentage will be determined as follows: (i) the numerator will be the product of (x) the number of shares of Common Stock sold in the Offering and (y) the Purchase Price ($10.00 per share); and (ii) the denominator shall be the final Independent Valuation of the estimated pro forma market value of the Bank immediately upon conclusion of the Offering as determined by RP Financial.

     EXCEPT AS OTHERWISE SET FORTH HEREIN, AN EXECUTED ORDER FORM, ONCE RECEIVED BY THE BANK, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE BANK.

     No sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Bank and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate price of the Common Stock sold in the Offering is incompatible with its estimate of the aggregate consolidated pro forma market value of the total amount of Common Stock to be outstanding upon completion of the Offering. If such confirmation is not received, the Bank may extend, modify or cancel the Offering, or take such other action as the OTS may permit.

     Copies of the Independent Valuation are on file and available for inspection at the executive offices of the Bank, located at 310 Broadway, Revere, Massachusetts 02151, at the Northeast Regional Office of the OTS, located at 745 Atlantic Avenue, Boston, MA 02111 and at the main office of the OTS, located at 1700 G Street, N.W., Washington, D.C. 20552. The Independent Valuation is not intended, and must not be construed as, a recommendation of any kind as to the advisability of purchasing shares of Common Stock.

LIMITATIONS ON PURCHASES OF COMMON STOCK

     Purchases of Common Stock in the Offering will be subject to the following purchase limitations:

     a) The aggregate amount of outstanding Common Stock of the Stock Company owned or controlled by persons other than the Mutual Company at the close of the Offering shall be less than 50% of the Stock Company's total outstanding Common Stock.

    b) No person, associate thereof, or group of persons acting in concert, may purchase more than $150,000 of Common Stock offered in the Offering to persons other than the Mutual Company, except that: (i) the Stock Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the Offering; (ii) tax-qualified employee stock benefit plans may purchase up to 8% of the shares offered in the Offering; and (iii) for purposes of this paragraph (b), shares to be held by the tax-qualified employee stock benefit plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

    c) The aggregate amount of Common Stock acquired in the Offering by any non-tax-qualified employee stock benefit plan or executive officer or director of the Stock Company and his or her associates, exclusive of any Common Stock acquired by such non-tax-qualified employee stock benefit plan or executive officer or director and his or her associates in the secondary market, shall not exceed 34% of the outstanding shares of Common Stock held by persons other than the Mutual Company at the close of the Offering. In calculating the number of shares held by an executive officer or director or associate under the provisions of this paragraph and paragraph (d) of this section, shares of Common Stock held by any tax-qualified employee stock benefit plan of the Stock Bank that are attributable to such person shall not be counted.

   (d) The Board of Directors has the right to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent the terms and conditions of the Stock Issuance Plan.

     In the event of an increase in the total number of shares offered in the Offering due to an increase in Independent Valuation of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unfulfilled subscriptions in the Community Offering to the extent possible exclusive of the Adjusted Maximum.

     For purposes of the foregoing limitations, the term "person" means any corporation, partnership, trust, unincorporated association or any other entity or a natural person and the term "associate," when used to indicate a relationship with any person, means (i) a corporation or organization (other than the Bank or the Holding Company) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank or a director or officer of the Mutual Company; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through (iii).

     By purchasing shares in the Offering, each person will be deemed to confirm that such purchase does not conflict with the purchase limitations set forth above. Under the Stock Issuance Plan, the Stock Company shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Stock Issuance Plan and the terms, conditions and representations contained in the accompanying Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrence) to delay, terminate or refuse to consummate any sale of Common Stock which it believes might violate, or is designed to, or is any part of a plan to, violate, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons and the Bank shall be free from any liability to any person on account of any such action.

ORDERS FOR COMMON STOCK

     In order to purchase shares of Common Stock in the Offering, an Order Form with the required payment for each share subscribed must be received by the Bank by 12:00 noon, Eastern time, on______ , 1998 Order Forms which are not received by the Bank by such time or are executed defectively or are received without full payment will not be accepted except as discussed below. An executed Order Form once received by the Bank may not be modified, amended or rescinded without the consent of the Bank. Each person ordering shares is required to represent that he or she is purchasing such shares for his or her own account. The Bank has the right to extend the Offering, as discussed under "-- Expiration Date" below, or to waive or permit correction of incomplete or improperly executed forms, but does not represent that it will do so.

         Payment for Common Stock will be permitted to be made in any of the following manners: (i) by check, bank draft or money order; (ii) or such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's passbook, money market or certificate account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal; (iii) if the authorized withdrawal is from a certificate account ,and the remaining balance does not meet the applicable minimum balance requirements, the certificate may, at the Bank's discretion, be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate or be returned to the depositor. Funds for which a withdrawal is authorized will remain in the purchaser's Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the applicable regulatory authorities) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. If for any reason the Stock offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal; (iv) Wire transfers as payment for common stock will not be permitted or accepted as proper payment.

     No Order Form is binding until accepted by the Stock Company following expiration of the Offering. Pursuant to the terms of the Stock Issuance Plan, the Bank may, in its sole discretion, reject any order in whole or in part without liability to the prospective purchaser.

EXPIRATION DATE

     The Offering will terminate at 12:00 noon, Eastern time, on _________, 1998 unless extended by the Bank an additional 45 days, or if approved by the OTS for an additional period after such 45 day extension (if so extended, the "Expiration Date"). It is anticipated that in the event of a Syndicated Community Offering, the Community Offering would be terminated. The Community Offering or any Syndicated Community Offering must be completed within 45 days after the close of the Subscription Offering, or____________________ , 1998 unless extended by the Bank with the approval of the OTS. If the Offering is not completed within 90 days after the date the Prospectus is declared effective by the SEC (by______ , 1998), all funds received will be returned promptly with interest at the Bank's rate on passbook savings accounts and all withdrawal authorizations will be cancelled or, if OTS approval of an extension of such period has been obtained, all persons who ordered Common Stock in the Offering may be given the right to increase, decrease or rescind their orders. No extension may go beyond__________ , 1999.

RESTRICTIONS ON AGREEMENTS OR UNDERSTANDING REGARDING TRANSFER OF COMMON STOCK TO BE PURCHASED IN THE OFFERING

     Prior to the completion of the Reorganization and Offering, no member of the Bank may transfer or enter into an agreement or understanding to transfer the legal or beneficial ownership of the shares of Common Stock to be purchased by such person in the Offering. Each depositor who submits an Order Form will be required to certify that the purchase of Common Stock by such person is solely for the purchaser's own account and there is no agreement or understanding regarding the sale or transfer of such shares. The Bank and the Stock Company intend to pursue any and all legal and equitable remedies in the event it becomes aware of any such agreement or understanding, and will not honor orders reasonably believed by the Bank to involve such an agreement or understanding.

CONDITIONS TO THE OFFERING

     Consummation of the Offering is subject to: (i) consummation of the Reorganization, which requires, without limitation, the receipt of various approvals from the OTS, the approval of the Bank's members and the receipt of rulings and/or opinions of the Service or counsel as to the tax consequences of the Reorganization, (ii) the receipt of all required federal approvals for the issuance of Common Stock in the Offering, including without limitation the approval of the OTS, and (iii) the sale of a minimum of 379,525 shares of Common Stock. In the event that conditions (i) and (ii) are not satisfied prior to completion of the Offering, all funds received will be promptly returned with interest at the Bank's passbook rate and all withdrawal authorizations will be cancelled. In the event that condition (iii) is not met, i.e., if the minimum amount of stock is not sold during the Subscription Offering, the Bank may conduct a Community Offering and/or a Syndicated Community Offering. Subscription funds may be held by the Bank for up to 45 days after the last day of the Subscription Offering in order to consummate the Reorganization and Offering. Thereafter, if the minimum is still not met, and no extension has been granted to complete the Offering, then all funds received would be refunded with interest and all withdrawal authorizations will be cancelled.

STOCK CERTIFICATES

     Certificates representing shares issued in the Offering will be mailed to the persons entitled thereto as soon as possible following consummation of the Offering. Any certificates returned as undelivered will be held by the Stock Company until claimed by the persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to the purchasers after the Offering, purchasers may not be able to sell the shares of Common Stock for which they subscribe.

REQUIREMENTS FOLLOWING THE OFFERING FOR REGISTRATION, MARKET MAKING, ETC.

     It is likely that there will be a limited market for the Common Stock sold in the Offering, when and if such an Offering occurs, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. The Stock Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

     Pursuant to OTS regulations, if the Bank has more than 100 holders of the Common Stock at the close of the Offering, the Bank shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Common Stock and (ii) list the Common Stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq quotation system. No assurance can be given, however, that the Bank's stock will be quoted on the Nasdaq stock market or that an active and liquid market for the Common Stock will develop. It is likely that the Bank's Common Stock will be quoted and traded on the OTC Bulletin Board. Trident has advised the Bank that, upon completion of the Offering, it intends to make a market in the Common Stock. See "Market for the Common Stock."

RESTRICTIONS ON TRANSACTIONS IN COMMON STOCK BY MANAGEMENT

     Under OTS regulations, for a period of three years following the Offering, directors and officers of the Stock Company and their associates may not purchase, without the prior written approval of the OTS, any Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1.0% of the outstanding Common Stock and (ii) purchases of Common Stock made by and held by any tax-qualified or non-tax-qualified employee stock benefit plan which may be attributable to directors and officers of the Bank and their associates.

     Common Stock purchased by executive officers, directors and their associates in the Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the executive officer or director or associate. Therefore, the shares of Common Stock issued by the Bank to such persons shall bear a legend restricting sales for one year following their purchase.

     The above-described restrictions on transactions in the Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws, such as the insider reporting and trading rules promulgated pursuant to the Exchange Act.

RESTRICTIONS ON FINANCING

     The Stock Company will not offer or sell any of the Common Stock proposed to be issued in the Offering to any person whose purchase would be financed by funds loaned, directly or indirectly, to the person by the Bank or any of its affiliates.

                 CERTAIN RESTRICTIONS ON ACQUISITION OF THE BANK

GENERAL

     The Plan of Reorganization provides for the reorganization of the Bank from a federally chartered mutual savings bank into the Mutual Holding Company form pursuant to the laws of the United States of

America, and the regulations of the OTS and, in connection therewith, provides for a new Federal Stock Charter ("Charter") and Bylaws to be adopted by members of the Bank.

     The following discussion is a general summary of the OTS regulations and other regulatory restrictions on the acquisition of the Common Stock. In addition, the following discussion generally summarizes certain provisions of the Charter and Bylaws of the Bank and the Stock Company and certain regulatory provisions that may be deemed to have a potential "anti-takeover" effect.

FEDERAL LAW

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given 60 days prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the OTS. Any company that acquires such control becomes a federal savings bank or a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to the federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

     OTS regulations governing standard conversions generally prohibit any person from acquiring or making an offer to acquire, directly or indirectly, beneficial ownership of more than 10% of the stock of any converted savings institution without OTS approval. Although the Bank believes that these restrictions in the standard conversion regulations of the OTS will be applicable to the Bank, to the Bank's knowledge the OTS has not issued any formal precedent to this effect.

MUTUAL COMPANY STRUCTURE

     The Mutual Company structure could restrict the ability of stockholders of the Bank to effect a change of control of management because the Mutual Company, as long as it remains in the mutual form of organization, will control a majority of the voting stock of the Stock Company. The Mutual Company will be controlled by its Board of Directors, which will initially consist of the same persons who are members of the Board of Directors of the Bank and the Stock Company. The Mutual Company will be able to elect all members of the Board of Directors of the Stock Company, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of the Stock Company for resolution by vote, except for matters that require a vote greater than a majority. The Mutual Company, acting through its Board of Directors, will be able to prevent any challenge to the ownership or control of the Stock Company by Minority Stockholders. Accordingly, a change in control of the Stock Company and the Bank cannot occur unless the Mutual Company first converts to the stock form of organization. Although OTS regulations and policy and the Plan of Reorganization permit the Mutual Company to convert from the mutual to the capital stock form of organization, the Board of Directors has no current plan to do so.

THE STOCK COMPANY'S CHARTER AND BYLAWS

     General. The following discussion is a general summary of the OTS regulations and other regulatory restrictions on the acquisition of the common stock and certain provisions of the Stock Company Charter and Bylaws relating to stock ownership that might have a potential "anti-takeover" effect. The following description of certain provisions of the Charter and Bylaws of the Stock Company is necessarily general, and reference should be made in each case to the Charter and Bylaws of the Bank, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Classified Board of Directors. The Stock Company's Charter provides that the Board of Directors of the Stock Company is required to be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually. A classified Board of Directors promotes continuity and stability of management of the Stock Company but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

     Limitation on Voting Rights. Section 8 of the Charter of the Bank provides that, for a period of five years from the effective date of the Reorganization, no person, except the Stock Company in forming a Holding Company or a tax-qualified employee stock benefit program, shall directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of the Stock Company other than shares held by the Mutual Company. In the event shares are acquired in violation of Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

     Prohibition of Cumulative Voting. The absence of cumulative voting rights for the election of directors for a period of five years from the effective date of the Reorganization effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors elected at the meeting, thus precluding a Minority Stockholder from obtaining representation on the Board of Directors unless the Minority Stockholder is able to obtain the support of a majority.

     Authorized but Unissued Shares of Capital Stock. Following the Offering, the Stock Company will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock." Although such shares could be used by the Board of Directors of the Stock Company to render more difficult or to discourage an attempt to obtain control of the Stock Company by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given the Mutual Company must own a majority of the Common Stock.

     Ownership of Common Stock by Management. Directors and officers are expected to purchase up to 90,700 shares of Common Stock in the Offering and are expected to control the voting of 20.3% of the shares of Common Stock sold in the Offering (at the maximum of the Offering Range), and may control the voting of approximately 8% of the shares of common stock issued in the Offering through the ESOP established in connection with the Offering (assuming that an allocation has not been made under the ESOP). Under the terms of the ESOP, the unallocated shares will be voted by the independent trustees for the ESOP generally in the same proportion as the instructions received by the trustee from participants voting their allocated shares. In addition, current officers and directors of the Stock Company will also be officers and directors of the Mutual Company which, after the Reorganization and Offering, will own 47.0% and 47.0% of the total number of shares outstanding at the minimum and maximum, respectively, of the Offering Range.

     Certain provisions of the Stock Company's Stock Option Plans and other benefit plans provide for benefits and cash payments in the event of a change in control of the Stock Company. The plans provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over the Stock Company, and thus generally may serve to perpetuate current management. The Stock Option Plans and Restricted Stock Programs will be subject to approval by the Minority Stockholders.

     Indemnification. The Stock Company's Bylaws provide that it shall indemnify every person who acts on behalf of the Stock Company, or serves as a director or officer of the Stock Company, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the Stock Company, and with respect to any criminal proceeding such person had no reason to believe his or her conduct was unlawful. The Bylaws also provide that such indemnification shall be to the fullest extent permitted under Massachusetts or federal law.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon consummation of the Reorganization, the Stock Company will be authorized to issue 5,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of serial preferred stock, no par value per share. The consideration for the issuance of the shares shall be cash, tangible or intangible property, labor or services actually performed for the Stock Company, or any combination of the foregoing, and shall be paid in full before their issuance and shall not be less than the par value. Upon payment of the purchase price for the Common Stock, all such shares will be fully-paid, duly issued and non-assessable. Subject to the approval required by any governing law, rule or regulation, the Board of Directors is authorized to approve the issuance of shares up to the amount authorized in the Charter of the Stock Company from time to time without the approval of the Stock Company's stockholders. Under OTS regulations, a majority of the issued and outstanding voting stock of the Stock Company must be held at all times by the Mutual Company. THE COMMON STOCK OF THE STOCK COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

     Voting Rights. The holders of Common Stock shall possess exclusive voting rights in the Stock Company. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, except that for a period of 5 years from the completion of the Reorganization, the Charter eliminates voting rights with respect to those shares that are beneficially owned by any person, other than the Mutual Company, in excess of 10% of the Common Stock then outstanding. Also, for a period of 5 years from the completion of the Reorganization, stockholders will not be permitted to cumulate their votes in the election of directors. See "Certain Restrictions on Acquisition of the Bank--The Bank's Charter and Bylaws--Limitation on Voting Rights."

     Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

     Liquidation. In the event of any liquidation, dissolution, or winding up of the Stock Company, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Stock Company available for distribution remaining after: (i) payment or provision for payment of the Stock Company's debts and liabilities;
(ii) distributions or provisions for distributions in settlement of any liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Stock Company. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

         Preemptive Rights; Redemption. Holders of Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock that may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Bank without first offering such shares to existing stockholders of the

Stock Company. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by the Stock
Company  of  the  full   purchase   price   therefor  will  be  fully  paid  and
non-assessable.

SERIAL PREFERRED STOCK

     None of the 1,000,000 authorized shares of serial preferred stock of the Stock Company will be issued in the Offering. Upon consummation of the Reorganization, the Board of Directors of the Stock Company will be authorized, without stockholder approval, to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares. The preferred stock may be issued in distinctly designated series and may be convertible into Common Stock. If and when issued, the serial preferred stock may rank senior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full, limited or no voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of Common Stock.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                                     EXPERTS

     The consolidated financial statements of the Bank and its subsidiary, as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997, have been included herein in reliance upon the report, appearing elsewhere herein, of Shatswell, MacLeod & Company, P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Bank and Stock Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Reorganization and its letter with respect to subscription rights.

                              LEGAL AND TAX MATTERS

     Thacher Proffitt & Wood, Washington, D.C., special counsel to the Bank and the Stock Company, will pass on the legality of the Common Stock and the federal income tax consequences of the Reorganization. Massachusetts state tax consequences of the Reorganization will be passed upon for the Bank by Shatswell, MacLeod & Company, P.C. Certain legal matters will be passed upon for Trident Securities, Inc., by Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C.

                             ADDITIONAL INFORMATION


     The Stock Company has filed with the SEC a registration statement under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this web site is http://www.sec.gov. The registration statement, including all exhibits thereto, is available for inspection at this website. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessary complete but do contain all material information regarding such documents. Each such statement is qualified by reference to such contract or document.


     In connection with the Offering, the Stock Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act; and , upon such registration, the Stock Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Stock Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

     The Bank has filed with the OTS a Notice of Mutual Company Reorganization on Form MHC-1 and an Application for Approval of a Minority Stock Issuance on Form MH2-C (the "Applications"). Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in the Applications. The Applications may be examined at the principal office of the OTS, 1700 G Street, NW, Washington, D.C. 20552 and at the office of the Regional Director of the Northeast Regional Office of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, NJ 07302. The Plan of Reorganization, Stock Issuance Plan, Charter and Bylaws of the Bank, the Stock Company and the Mutual Company may be obtained without charge by contacting the Bank's Corporate Secretary at (781) 284-7777. Copies of the Independent Valuation are available for inspection at the Bank's main office, 310 Broadway, Revere, Massachusetts 02151.

     A copy of the certificate of the incorporation and bylaws of the Stock Company are available without charge from the Bank.

           REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report                                                           F-2

Consolidated Balance Sheet as of June 30, 1998 (unaudited) and the
  Consolidated Balance Sheets as of September 30, 1997 and 1996                        F-3

Consolidated  Statements  of Income for the nine months  ended June 30, 1998 and       See "Consolidated Statements
  1997  (unaudited),  the  Consolidated  Income  Statement  for the  year  ended       of Income" on page 32 of the
  September 30, 1997, and the restated  Consolidated  Income  Statements for the       prospectus.
  years ended September 30, 1996 and 1995

Consolidated  Statement  of Changes in Equity for the nine months ended June 30,
  1998 (unaudited), the Consolidated Statement of Changes in Equity for the year ended September 30, 1997, and the restated Consolidated  Statements of Changes
  in Equity for the years ended September 30, 1996 and 1995                            F-4

Consolidated  Statements  of Cash Flows for the nine months  ended June 30, 1998 and 1997  (unaudited),  the Consolidated  Statement of Cash Flows for the year ended  September 30, 1997,  and the restated  Consolidated  Statements of Cash
  Flows for the years ended September 30, 1996 and 1995                                F-5

Notes to Consolidated Financial Statements                                             F-7

------------------
The financial statements for RFS Bancorp, Inc. have been omitted because RFS Bancorp, Inc. has not yet issued any stock, has no liabilities, and has not conducted any business other than of an organizational nature.

All schedules have been omitted either because they are not required, not applicable, or are included in the Notes to Consolidated Financial Statements.

                                  [LETTERHEAD]


The Board of Directors
Revere Federal Savings and Loan Association
Revere, Massachusetts

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Revere Federal Savings and Loan Association and Subsidiary as of September 30, 1997 and 1996 and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Revere Federal Savings and Loan Association and Subsidiary as of September 30, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

The consolidated statements of income, changes in equity and cash flows for the years ended September 30, 1996 and 1995 are restatements of previously issued consolidated financial statements. The restatements were necessary to correct an error in the consolidated financial statements originally issued. The correction is described in the consolidated statements of changes in equity and Note 12.



                                           /s/SHATSWELL, MacLEOD & COMPANY, P.C.
                                           -------------------------------------
                                              SHATSWELL, MacLEOD & COMPANY, P.C.




October 17, 1997, except for Note 12,
as to which the date is January 21, 1998

           REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                                           September 30,
                                                                     June 30,           -----------------------
                                                                       1998             1997              1996
                                                                       ----             ----              ----
ASSETS                                                              (unaudited)
Cash and due from banks                                            $     789,612    $     558,622     $     344,032
Interest bearing demand deposits with other banks                        798,968           27,641            61,301
Federal funds sold                                                     2,909,032        1,245,359           384,756
                                                                   -------------    -------------    --------------
           Cash and cash equivalents                                   4,497,612        1,831,622           790,089
Investments in available-for-sale securities (at fair value)             849,564          636,380           440,708
Investments in  held-to-maturity  securities  (fair values of
   $33,657,615 as of June 30, 1998 (unaudited), $40,507,431
   as of September 30, 1997 and  $40,356,382 as of
   September 30, 1996)                                                33,296,332       40,153,278        40,679,723
Federal Home Loan Bank stock, at cost                                  1,517,000        1,405,400         1,405,400
Loans, net                                                            46,825,441       41,175,133        33,046,105
Premises and equipment, net of depreciation and amortization             972,325          951,887           860,428
Accrued interest receivable                                              640,200          702,142           564,158
Other assets                                                             181,801           64,169           111,412
                                                                  --------------  ---------------    --------------
           Total assets                                              $88,780,275      $86,920,011       $77,898,023
                                                                     ===========      ===========       ===========
LIABILITIES AND EQUITY
Demand deposits                                                     $  3,801,140     $  1,983,174      $  1,043,553
Savings and NOW deposits                                              22,868,638       18,751,097        17,208,959
Time deposits                                                         36,306,065       34,718,003        31,140,845
                                                                    ------------     ------------      ------------
           Total deposits                                             62,975,843       55,452,274        49,393,357
Advances from Federal Home Loan Bank of Boston                        19,284,394       25,104,420        22,711,955
Other liabilities                                                        145,824          324,090           345,511
                                                                  --------------   --------------    --------------
           Total liabilities                                          82,406,061       80,880,784        72,450,823
                                                                    ------------     ------------      ------------
Commitments and contingencies

Equity:
   Retained earnings                                                   5,888,711        5,680,732         5,204,330
   Net unrealized holding gain on available-for-sale
    securities, net of taxes                                             485,503          358,495           242,870
                                                                  --------------   --------------    --------------
           Total equity                                                6,374,214        6,039,227         5,447,200
                                                                   -------------    -------------     -------------
           Total liabilities and equity                              $88,780,275      $86,920,011       $77,898,023
                                                                     ===========      ===========       ===========

        The accompanying notes are an integral part of these consolidated financial statements.

           REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY


                                                                             Net Unrealized
                                                                             Holding Gain on
                                                         Retained            Available-for-
                                                         Earnings            Sale Securities            Total
                                                         --------            ---------------            -----
Balance, September 30, 1994                             $4,568,578                $250,663           $4,819,241
Net income, as previously reported                         354,374                                      354,374
Restatement to correct for overaccrual of
   FDIC insurance                                          186,971                                      186,971
                                                      ------------                                 ------------
Net income, as restated                                    541,345                                      541,345
Net change in unrealized holding gain on
   available-for-sale securities                                                   (83,287)             (83,287)
                                                 -----------------              ----------         ------------
Balance, September 30, 1995, as restated                 5,109,923                 167,376            5,277,299
Net income, as previously reported                         281,378                                      281,378
Restatement to reflect reversal of
   overaccrual of FDIC insurance in
   fiscal year ending September 30, 1995                  (186,971)                                    (186,971)
                                                       -----------                                  -----------
Net income, as restated                                     94,407                                       94,407
Net change in unrealized holding gain on
   available-for-sale securities                                                    75,494               75,494
                                                ------------------              ----------        -------------
Balance, September 30, 1996                              5,204,330                 242,870            5,447,200
Net income                                                 476,402                                      476,402
Net change in unrealized holding gain on
   available-for-sale securities                                                   115,625              115,625
                                                ------------------               ---------         ------------
Balance, September 30, 1997                              5,680,732                 358,495            6,039,227
Net income                                                 207,979                                      207,979
Net change in unrealized holding gain on
   available-for-sale securities                                                   127,008              127,008
                                                ------------------               ---------         ------------
Balance, June 30, 1998 (unaudited)                      $5,888,711                $485,503           $6,374,214
                                                        ==========                ========           ==========

        The accompanying notes are an integral part of these consolidated financial statements.

           REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    For the Nine Months
                                                       Ended June 30,               For the Years Ended September 30,
                                              -------------------------------------------------------------------------
                                                    1998            1997            1997            1996           1995
                                              -------------------------------------------------------------------------
                                                           (unaudited)                           (As Restated)

Cash flows from operating activities:
   Net income                                      $   207,979   $  366,913    $  476,402     $  94,407     $ 541,345
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Security gain from sale of available-
           for-sale security                                                                                 (294,531)
       (Gain) loss on sales of loans, net               13,055       (3,988)       13,778        12,878        (3,080)
       Amortization, net of accretion of securities     25,648       50,133        70,247       132,045        27,046
       Forfeited deposit on fixed assets                                            1,000
       Depreciation and amortization                   112,846       93,787       126,211       121,791       113,500
       Provision (benefit) for loan losses             174,500       45,000        60,000       148,500        (2,000)
       Deferred tax expense (benefit)                  (60,801)      (4,723)        7,141        10,959      (164,637)
       Increase (decrease) in taxes payable           (138,258)     299,640       340,347      (318,177)       39,311
       (Increase) decrease in interest receivable       61,942     (107,233)     (137,984)      (71,816)      (98,860)
       Increase (decrease) in interest payable          (1,828)          (4)          848      (158,427)      (26,224)
       Increase (decrease) in accrued expenses         (72,618)    (339,045)     (359,865)      249,568       121,556
       (Increase) decrease in prepaid expenses         (87,549)       4,360        22,218       (19,326)        5,159
       Decrease in other assets                          6,271       14,450        36,801        17,245        19,277
       Increase (decrease) in other liabilities        (27,291)     (91,409)      (89,939)      103,937        (2,550)
       Change in deferred loan origination fees, net   (14,482)      (1,995)          212        43,213        (1,546)
                                                    -------------------------------------------------------------------
   Net cash provided by operating activities           199,414       325,886      567,417       366,797       273,766
                                                    -------------------------------------------------------------------
Cash flows from investing activities:
   Purchase of Federal Home Loan Bank stock           (111,600)                                (627,700)      (99,000)
   Proceeds from sales of other real estate owned                                                               3,100
   Recoveries of previously charged off loans                                                                  21,241
   Proceeds from sales of available-for-sale securities                                                       317,577
   Purchases of held-to-maturity securities         (5,499,960) (11,315,230)  (11,315,230)   (8,591,714)  (17,153,534)
   Proceeds from maturities of held-to-maturity
       securities                                   12,331,258    8,639,671    11,771,428     9,521,918    10,650,302
   Net increase in loans                           (11,770,533)  (8,100,763)  (10,999,729)  (15,388,342)   (1,206,762)
   Proceeds from sales of loans                      5,947,152    2,191,216     2,796,711     3,411,133       602,245
   Capital expenditures                               (133,284)    (174,339)     (230,446)      (96,842)     (239,412)
                                                    -------------------------------------------------------------------
   Net cash provided by (used in) investing
        activities                                     763,033   (8,759,445)   (7,977,266)  (11,771,547)   (7,104,243)
                                                    -------------------------------------------------------------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits,
     savings and NOW accounts                        5,935,507    2,891,644     2,481,759       706,647      (883,633)
   Net increase in time deposits                     1,588,062    2,459,549     3,577,158       454,594     8,007,203
   Advances from FHLB                               12,500,000   26,300,000    31,100,000    12,871,000     7,911,283
   Repayments of advances from FHLB                (18,320,026) (22,143,692)  (28,707,535)   (3,976,703)   (7,576,116)
                                                    -------------------------------------------------------------------
   Net cash provided by financing activities         1,703,543    9,507,501     8,451,382    10,055,538     7,458,737
                                                    -------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents 2,665,990    1,073,942     1,041,533    (1,349,212)      628,260
Cash and cash equivalents at beginning of period     1,831,622      790,089       790,089     2,139,301     1,511,041
                                                    -------------------------------------------------------------------
Cash and cash equivalents at end of period        $  4,497,612 $  1,864,031  $  1,831,622 $     790,089    $2,139,301
                                                    ===================================================================

           REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (continued)

                                                    For the Nine Months
                                                       Ended June 30,               For the Years Ended September 30,
                                              -------------------------------------------------------------------------
                                                    1998            1997            1997            1996           1995
                                              -------------------------------------------------------------------------
                                                           (unaudited)                           (As Restated)

Supplemental disclosures:
   Interest paid                                   $2,753,245     $2,654,908    $3,584,473    $3,176,369    $2,480,210
   Income taxes (received) paid                       324,038        (86,683)      (60,243)      332,797       396,423
   Loans originated from sales of other real
      estate owned                                                                                             104,500























        The accompanying notes are an integral part of these consolidated financial statements.

           REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          For the Nine Months Ended June 30, 1998 and 1997 (unaudited) and the Years Ended September 30, 1997, 1996 and 1995

NOTE 1 - NATURE OF OPERATIONS

Revere Federal Savings and Loan Association (Association) is a federally chartered mutual savings and loan association which was incorporated in 1901 and is headquartered in Revere, Massachusetts. The Association is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and real estate loans, and in consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Association and Subsidiary conform to generally accepted accounting principles and predominant practices within the savings institution industry. The consolidated financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

         PERVASIVENESS OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

         BASIS OF PRESENTATION:

         The consolidated financial statements include the accounts of the Association and its wholly-owned subsidiary, RFS Investment Corporation. All significant intercompany accounts and transactions have been eliminated in the consolidation.

         The data presented for the nine months ended June 30, 1998 and 1997 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30,
        1998.

         CASH AND CASH EQUIVALENTS:

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and federal funds sold.

         SECURITIES:

         Investments in debt securities are adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of investment securities are computed on a specific identification basis.

         The Association classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. In general, securities may be classified as held-to-maturity only if the Association has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

               -- Held-to-maturity securities are measured at amortized cost in the balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

               -- Available-for-sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

               -- Trading securities are carried at fair value on the balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

         LOANS:

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

         Interest on loans is recognized on a simple interest basis.

         Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Association is amortizing these amounts over the contractual life of the related loans using the straight-line method.

         Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

         ALLOWANCE FOR LOAN LOSSES:

         An allowance is available for losses which may be incurred in the future on loans in the current portfolio. The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. The balance in the allowance for loan losses is considered adequate by management to absorb any reasonably foreseeable loan losses.

         As of October 1, 1995, the Association adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to SFAS No. 114 a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

         The Statement is applicable to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Association considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

         Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Association applies SFAS No. 114 on a loan-by-loan basis. The Association does not apply SFAS No. 114 to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Association may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Association will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote. Substantially all of the Association's loans that have been identified as impaired have been measured by the fair value of existing collateral.

         The financial statement impact of adopting the provisions of this Statement was not material.

         PREMISES AND EQUIPMENT:

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the asset.

         OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

         Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

         Beginning on October 1, 1995, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the Association classifies loans as in-substance repossessed or foreclosed if the Association receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

         FAIR VALUES OF FINANCIAL INSTRUMENTS:

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Association disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Association in estimating its fair value disclosures are as follows:

         Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and federal funds sold approximate those assets' fair values.

         Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

         Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

         Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

         Federal Home Loan Bank Advances: Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on FHLB advances.

         Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

         INCOME TAXES:

         The Association recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Association's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

NOTE 3 - SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

                                                                              Gross
                                                              Amortized      Unrealized
                                                                Cost           Holding       Fair
                                                                Basis           Gains        Value
                                                                -----           -----        -----
Available-for-sale securities (1):
   June 30, 1998 (unaudited):
     Marketable equity securities                              $23,870       $825,694      $849,564
                                                               =======       ========      ========
   September 30, 1997:
     Marketable equity securities                              $23,870       $612,510      $636,380
                                                               =======       ========      ========
   September 30, 1996:
     Marketable equity securities                              $23,870       $416,838      $440,708
                                                               =======       ========      ========

                                                                               Gross       Gross
                                                           Amortized       Unrealized   Unrealized
                                                               Cost          Holding       Holding         Fair
                                                               Basis           Gains        Losses         Value
                                                               -----           -----        ------         -----
Held-to-maturity securities:
   June 30, 1998 (unaudited):
     Debt securities issued by the U.S. Treasury and other
       U.S. government corporations and agencies           $  6,499,468    $    9,088   $  78,236    $  6,430,320
     Mortgage-backed securities                              21,635,342       432,626      52,344      22,015,624
     Asset-backed securities                                  5,161,522        50,149                   5,211,671
                                                          -------------    -----------   --------     -------------
                                                            $33,296,332      $491,863    $130,580     $33,657,615
                                                            ===========      ========    ========     ===========
   September 30, 1997:
     Debt securities issued by the U.S. Treasury and other
       U.S. government corporations and agencies           $  9,202,078     $  14,829   $  10,155    $  9,206,752
     Mortgage-backed securities                              25,144,248       452,634     138,681      25,458,201
     Asset-backed securities                                  5,806,952        35,526                   5,842,478
                                                          -------------    -----------   --------     -------------
                                                            $40,153,278      $502,989    $148,836     $40,507,431
                                                            ===========      ========    ========     ===========
   September 30, 1996:
     Debt securities issued by the U.S. Treasury and other
       U.S. government corporations and agencies           $  8,499,901     $  26,815   $  24,556    $  8,502,160
     Mortgage-backed securities                              24,945,208       285,785     622,377      24,608,616
     Asset-backed securities                                  7,234,614        10,992                   7,245,606
                                                          -------------    -----------   --------     -------------
                                                            $40,679,723      $323,592    $646,933     $40,356,382
                                                            ===========      ========    ========     ===========

(1)   Marketable   equity   securities   consists  of  common  stock  issued  by
      government-sponsored agencies.

Mortgage-backed securities are issued by GNMA, FHLMC or Fannie Mae, and are backed by fixed-rate mortgages. Asset-backed securities are SBA loan pools.

The scheduled maturities of held-to-maturity securities were as follows:

                                                                                     Amortized
                                                                                         Cost              Fair
                                                                                         Basis             Value
                                                                                         -----             -----
June 30, 1998 (unaudited):
   Debt securities other than mortgage-backed and asset-backed securities:
     Due within one year                                                            $     499,507     $     503,595
     Due after five years through ten years                                             1,500,000         1,492,340
     Due after ten years                                                                4,499,961         4,434,385
   Mortgage-backed securities                                                          21,635,342        22,015,624
   Asset-backed securities                                                              5,161,522         5,211,671
                                                                                    -------------     -------------
                                                                                      $33,296,332       $33,657,615
                                                                                      ===========       ===========
September 30, 1997:
   Debt securities other than mortgage-backed and asset-backed securities:
     Due within one year                                                            $     999,997      $  1,000,080
     Due after one year through five years                                              2,999,035         3,005,465
     Due after five years through ten years                                             1,900,000         1,902,386
     Due after ten years                                                                3,303,046         3,298,821
   Mortgage-backed securities                                                          25,284,110        25,458,201
   Asset-backed securities                                                              5,667,090         5,842,478
                                                                                    -------------     -------------
                                                                                      $40,153,278       $40,507,431
                                                                                      ===========       ===========

For the nine months ended June 30, 1998 and 1997, there were no sales of available-for-sale securities. For the years ended September 30, 1997 and 1996, there were no sales of available-for-sale securities. For the year ended September 30, 1995, proceeds from the sale of an available-for-sale security amounted to $317,577. The gross realized gain on the sale amounted to $294,531.

During the nine months ended June 30, 1998 and 1997 no held-to-maturity securities were sold or transferred. During the years ended September 30, 1997, 1996 and 1995 no held-to-maturity securities were sold or transferred.

The Association had an investment in security, with an aggregate amortized cost basis and fair value which exceeded 10% of equity as of June 30, 1998 (unaudited) and September 30, 1997 as follows:


                                        Description     Amortized Cost Basis   Fair Value
                                        -----------     --------------------   ----------

         June 30, 1998 (unaudited)       FHLMC Stock         $23,046           $847,134
         September 30, 1997              FHLMC Stock         $23,046           $634,500


Investment securities pledged as of June 30, 1998, September 30, 1997 and 1996 amounted to $7,618,935 (unaudited), $6,155,162 and $2,500,000, respectively. The securities were pledged to secure certain time deposits, $100,000 and over, received from customers.

NOTE 4 - LOANS
Loans consisted of the following:



                                                                                          September 30,
                                                                                    ----------------------------
                                                                   June 30, 1998       1997              1996
                                                                  ----------------------------------------------
                                                                    (unaudited)
Mortgage loans:
   One to-four family                                                $34,495,102      $32,927,514       $30,046,234
   Commercial real estate                                              4,157,223        2,577,312           460,416
   Construction and land                                               1,517,507          814,963         1,075,368
                                                                   -------------   --------------     -------------
     Total mortgage loans                                             40,169,832       36,319,789        31,582,018
                                                                    ------------     ------------      ------------
Commercial loans                                                       2,789,098        1,684,387            48,852
                                                                   -------------    -------------   ---------------
Consumer loans:
   Home equity lines                                                   3,301,418        2,760,863         1,303,039
   Secured by deposit accounts                                           621,108          373,686           369,632
   Auto loans                                                            424,739          413,193           121,419
   Other consumer loans                                                   83,726           72,978            18,550
                                                                 ---------------  ---------------   ---------------
     Total consumer loans                                              4,430,991        3,620,720         1,812,640
                                                                   -------------    -------------     -------------
         Total loans receivable                                       47,389,921       41,624,896        33,443,510
Allowance for loan losses                                               (506,053)        (376,854)         (324,708)
Deferred loan origination fees, net                                      (58,427)         (72,909)          (72,697)
                                                                  --------------  ---------------   ---------------
           Net loans                                                 $46,825,441      $41,175,133       $33,046,105
                                                                     ===========      ===========       ===========

Certain directors and executive officers of the Association were customers of the Association during the nine months ended June 30, 1998. Total loans to such persons and their companies amounted to $47,088 (unaudited) as of June 30, 1998. During the nine months ended June 30, 1998 total payments amounted to $19,362 (unaudited) and principal advances amounted to $0 (unaudited). Certain directors and executive officers of the Association were customers of the Association during the year ended September 30, 1997. Total loans to such persons and their companies amounted to $66,450 as of September 30, 1997. During the year ended September 30, 1997 total payments amounted to $27,534 and principal advances amounted to $43,020. Changes in the allowance for loan losses were as follows:


                                                For the Nine Months                      For the Years
                                                   Ended June 30,                      Ended September 30,
                                           --------------------------------------------------------------------
                                               1998          1997           1997            1996           1995
                                            -----------   -----------    -----------     -----------    -------
                                                     (unaudited)


Balance at beginning of period                 $376,854      $324,708       $324,708        $206,073       $186,832
Loans charged off                               (45,301)                      (7,854)        (29,865)
Provision (benefit) for loan losses             174,500        45,000         60,000         148,500         (2,000)
Recoveries of previously charged off loans                                                                   21,241
                                                -------        ------         ------         -------         ------
Balance at end of period                       $506,053      $369,708       $376,854        $324,708       $206,073
                                               ========      ========       ========        ========       ========


During the nine months ended June 30, 1998 (unaudited), the Association had no loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. There were no impaired loans outstanding as of June 30, 1998 (unaudited). During the years ended September 30, 1997 and 1996, the Association had no loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. There were no impaired loans outstanding as of September 30, 1997 and 1996.

For the nine months ended June 30, 1998 and the fiscal years ended September 30, 1997 and 1996, the amount of interest income that was recognized on nonaccrual loans was $4,936 (unaudited), $7,861 and $1,857, respectively. For the nine months ended June 30, 1998 and the fiscal years ended September 30, 1997 and 1996, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $5,919 (unaudited), $4,370 and $1,080, respectively.


Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," (SFAS No. 122), became effective for the Association on October 1, 1996. SFAS No. 122 was superseded by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS No. 125) effective for transfers and servicing occuring after December 31, 1996. In the nine months ending June 30, 1998 the Association sold mortgage loans totaling approximately $5,960,000 (unaudited) and retained the servicing rights. In the fiscal year ending September 30, 1997 the Association sold mortgage loans totaling approximately $2,810,000 and retained the servicing rights. The fair value of those rights under SFAS No. 122 and SFAS No. 125 is not material and has not been recognized in the financial statements for the nine months ended June 30, 1998 (unaudited) or the year ended September 30, 1997.


NOTE 5 - PREMISES AND EQUIPMENT, NET OF DEPRECIATION AND AMORTIZATION

The following is a summary of premises and equipment:



                                                                        September 30,                 Estimated
                                                                  -------------------------------      Useful
                                                 June 30, 1998         1997             1996            Life
                                                 -------------    --------------   --------------    ---------
                                                  (unaudited)

Land                                             $   170,000         $   170,000     $   66,000
Buildings                                            448,932             448,932         448,932         50 years
Furniture and equipment                              759,536             626,251         524,356        3-5 years
Renovations                                          389,309             389,309         389,309       3-20 years
                                                ------------        ------------     ------------
                                                   1,767,777           1,634,492        1,428,597
Accumulated depreciation and amortization           (795,452)           (682,605)        (568,169)
                                                ------------        ------------     ------------
                                                 $   972,325         $   951,887      $   860,428
                                                 ===========         ===========      ===========


NOTE 6 - DEPOSITS

The aggregate amount of time deposit accounts (including CDs), each with a minimum denomination of $100,000, was approximately $9,649,571 (unaudited), $10,115,066 and $7,188,950 as of June 30, 1998, September 30, 1997 and 1996,
respectively. Deposits greater than $100,000 are not federally insured.

For time deposits as of June 30, 1998, the aggregate amount of maturities for each of the following five years ended after June 30, and thereafter are:

                                        (unaudited)

                  1999                  $27,199,508
                  2000                    6,994,822
                  2001                    1,755,708
                  2002                      182,763
                  2003                      173,264
                                     --------------
                                        $36,306,065
                                     ==============

For time deposits as of September 30, 1997, the aggregate amount of maturities for each of the following five years ended after September 30, 1997 and thereafter are:

                  1998                     $25,825,666
                  1999                       7,578,170
                  2000                       1,034,830
                  2001                         171,796
                  2002                         107,541
                                        --------------
                                           $34,718,003
                                        ==============


NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON

Advances  consist of funds  borrowed  from the Federal  Home Loan Bank of Boston
(FHLB).

The components of these borrowings are as follows as of June 30, 1998:

                  Maturity Date                                     Rate          Principal
                  -------------                                     ----          ---------
                                                (unaudited)

          July 10, 1998                                             5.75%         $    800,000
          September 24, 2003, amortizing                            5.36             2,937,061
          November 3, 2003, amortizing                              5.64             1,214,219
          June 2, 2005, amortizing                                  6.64             3,833,114
          January 8, 2008                                           4.99             7,500,000
          June 25, 2008                                             5.01             3,000,000
                                                                                 -------------
                                                                                   $19,284,394
                                                                                 =============


Maturities of advances from the Federal Home Loan Bank of Boston for the five years ending after June 30, 1998 and thereafter are summarized as follows:

                  1999                          $  1,851,447
                  2000                             1,214,306
                  2001                             1,290,109
                  2002                             1,368,450
                  2003                             1,454,678
                  Thereafter                      12,105,404
                                                ------------
                                                $ 19,284,394
                                                =============


The components of these borrowings are as follows as of September 30, 1997:

               Maturity Date                       Rate             Principal
          ---------------------------------        -----          ------------
          October 23, 1997                         5.71%          $ 1,500,000
          November 21, 1997                        5.89               500,000
          December 29, 1997                        5.36             2,000,000
          January 14, 1998                         5.62             1,000,000
          January 21, 1998                         5.62             3,000,000
          April 27, 1998                           6.07             2,000,000
          June 26, 1998                            5.87             5,500,000
          July 10, 1998                            5.75               800,000
          September 24, 2003, amortizing           5.36             3,299,482
          November 3, 2003, amortizing             5.64             1,357,410
          June 2, 2005, amortizing                 6.64             4,147,528
                                                                -------------
                                                                  $25,104,420
                                                                =============

Maturities of advances from the Federal Home Loan Bank of Boston for the five fiscal years ending after September 30, 1997 and thereafter are summarized as follows:

                  1998                            $17,400,270
                  1999                              1,167,941
                  2000                              1,237,860
                  2001                              1,317,010
                  2002                              1,397,191
                  Thereafter                        2,584,148
                                                -------------
                                                  $25,104,420
                                                =============



Advances are secured by the Association's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agencies obligation not otherwise pledged.


NOTE 8 - INCOME TAXES

The components of income tax expense are as follows:

                                            For the Nine Months                 For the Years
                                               Ended June 30,                Ended September 30,
                                         -----------------------------------------------------------------
                                              1998         1997         1997            1996          1995
                                           ----------   ----------   -----------     ----------    -------
                                                  (unaudited)                            (As Restated)
Current:
   Federal                                   $157,600     $196,701      $259,454    $ (1,378)      $413,264
   State                                       28,180       16,256        20,650      15,998         22,470
                                           ----------   ----------    ----------    --------     ----------
                                              185,780      212,957       280,104      14,620        435,734
                                            ---------    ---------     ---------    --------      ---------
Deferred:
   Federal                                    (46,263)      (3,434)        2,545      46,073       (156,143)
   State                                      (14,538)      (1,289)        4,596     (35,114)        (8,494)
                                           ----------  -----------   -----------    --------    -----------
                                              (60,801)      (4,723)        7,141      10,959       (164,637)
                                           ----------  -----------   -----------    --------      ---------
           Total income tax expense          $124,979     $208,234      $287,245     $25,579       $271,097
                                             ========     ========      ========     =======       ========


The following reconciles the income tax provision from the statutory rate to the amount reported in the consolidated statements of income:


                                                 For the Nine Months                For the Years
                                                    Ended June 30,                Ended September 30,
                                                ---------------------------------------------------------------
                                                 1998         1997          1997          1996          1995
                                                 ----         ----          ----          ----          ----
                                                 % of         % of          % of          % of          % of
                                                 Income       Income        Income        Income        Income
                                                 ------       ------        ------        ------        ------
                                                       (unaudited)                            (As Restated)

Federal income tax at statutory rate             34.0%        34.0%         34.0%         34.0%         34.0%
Increase (decrease) in tax resulting from:
   Dividends received deduction                   (.4)         (.2)          (.2)         (1.4)          (.3)
   Unallowable expenses and other adjustments     1.2           .7           1.7            .3          (1.7)
State tax, net of federal tax benefit             2.7          1.7           2.1         (11.6)          1.3
                                                -----        -----         -----          ----         -----
                                                 37.5%        36.2%         37.6%         21.3%         33.3%
                                                =====        =====         =====          =====        =====


The Association had gross deferred tax assets and gross deferred tax liabilities as follows:


                                                                                            September 30,
                                                                                      --------------------------
                                                                     June 30, 1998        1997              1996
                                                                     -------------    -----------       --------
                                                                      (unaudited)

Deferred tax assets:
   Allowance for loan losses                                            $184,690         $121,358          $111,558
   Loan origination fees                                                  63,632           63,404            62,445
   Estimated expenses                                                      7,159           28,245            45,373
   Investment writedown                                                                     1,526             1,526
   Depreciation                                                           21,257            7,560             9,627
   Accrued pension expense                                                 9,888            2,488
                                                                     -----------      -----------         ---------
           Gross deferred tax assets                                     286,626          224,581           230,529
                                                                       ---------        ---------         ---------
Deferred tax liabilities:
   Unrealized gain on available-for-sale securities                     (340,191)        (254,015)         (173,968)
   Deferred loan costs                                                   (34,538)         (33,295)          (32,102)
                                                                      ----------       ----------        -----------
           Gross deferred tax liabilities                               (374,729)        (287,310)         (206,070)
                                                                       ---------        ---------         ---------

Net deferred tax asset (liability)                                     $ (88,103)       $ (62,729)        $  24,459
                                                                       =========        =========         =========



Deferred tax assets as of June 30, 1998 (unaudited), September 30, 1997 and 1996 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

As of June 30, 1998 (unaudited) and September 30, 1997, the Association had no operating loss and tax credit carryovers for tax purposes.

In prior years, the Association was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Association as of June 30, 1998 and September 30, 1997 includes approximately $1,111,595 (unaudited) and $1,111,595 for which federal and state income taxes have not been provided. Under the provisions of recent federal income tax legislation, if the Association no longer qualifies as a bank as defined in certain provision of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 41%.

NOTE 9 - FINANCIAL INSTRUMENTS

The Association is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Association to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows:

                                                                                                September 30,
                                                                                   ---------------------------------
                                                                    June 30, 1998       1997              1996
                                                                    -------------  --------------    ---------------
                                                                     (unaudited)

Commitments to originate loans*                                       $1,588,193       $3,786,000       $   979,500
Unadvanced funds on construction loans                                 1,343,126          225,231           397,049
Unadvanced funds on home equity lines of credit                        2,002,461        2,002,521         1,130,415
Unadvanced funds on commercial lines of credit                           295,017
Standby letters of credit                                                 50,000           50,000
                                                                   -------------    -------------       -----------
                                                                      $5,278,797       $6,063,752       $ 2,506,964
                                                                      ==========       ==========       ===========

* The range of rates for fixed rate loans included within commitments to originate loans were 6.375% to 10.50% (unaudited), 6.875% to 8.50%, and 7.25% to 9.25% as of June 30, 1998, September 30, 1997 and 1996, respectively. The range of terms for these fixed rate loans was four (unaudited) years to thirty (unaudited) years, fifteen years to thirty years and fifteen years to thirty years as of June 30, 1998, September 30, 1997 and 1996, respectively.



The estimated fair values of the Association's financial instruments, all of which are held or issued for purposes other than trading, are as follows:


                                                          June 30, 1998
                                            --------------------------------
                                                Carrying
                                                Amount          Fair Value
                                                ------          ----------
Financial assets:                                      (unaudited)
    Cash and cash equivalents               $  4,497,612         $4,497,612
    Available-for-sale securities                849,564            849,564
    Held-to-maturity securities               33,296,332         33,657,615
    Federal Home Loan Bank stock               1,517,000          1,517,000
    Loans, net                                46,825,441         48,172,000
    Accrued interest receivable                  640,200            640,200

Financial liabilities:
    Deposits                                  62,975,843         63,228,000
    Federal Home Loan Bank advances           19,284,394         19,254,000

                                                              September 30,
                                      -------------------------------------------------------------------
                                                   1997                                1996
                                      -------------------------------------------------------------------
                                          Carrying                           Carrying
                                           Amount        Fair Value          Amount          Fair Value
                                           ------        ----------          ------          ----------


Financial assets:
    Cash and cash equivalents           $ 1,831,622      $ 1,831,622     $    790,089       $    790,089
    Available-for-sale securities           636,380          636,380          440,708            440,708
    Held-to-maturity securities          40,153,278       40,507,431       40,679,723         40,356,400
    Federal Home Loan Bank stock          1,405,400        1,405,400        1,405,400          1,405,000
    Loans, net                           41,175,133       41,753,000       33,046,105         32,968,000
    Accrued interest receivable             702,142          702,142          564,158            564,158

Financial liabilities:
    Deposits                             55,452,274       55,785,000       49,393,357         49,793,000
    Federal Home Loan Bank advances      25,104,420       25,035,000       22,711,955         22,436,000



The carrying amounts of financial instruments shown in the above tables are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The  Association  has  no  derivative  financial   instruments  subject  to  the
provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

NOTE 10 - PENSION PLAN


The Association is a member of a multi employer comprehensive retirement program sponsored by Financial Institutions Retirement Fund. The defined benefit pension plan is a non-contributory plan available to each employee meeting service and age requirements. Employees are eligible to participate in the Retirement Plan after the completion of 12 consecutive months of employment with the Association and the attainment of age 21. Hourly paid employees are excluded from participation in the Plan. The Association matches employee contributions to the 401(k) plan at 50% of member's contribution up to 10% of their W-2 salary. The expenses for the defined benefit and contribution plans are $20,445 (unaudited) and $20,700 (unaudited), respectively, for the nine months ended June 30, 1998, $23,816 (unaudited) and $18,817 (unaudited), respectively for the nine months ended June 30, 1997 and $30,226 and $25,367, respectively for the year ended September 30, 1997, $1,800 and $20,885, respectively for the year ended
September 30, 1996 and $1,800 and $21,894, respectively for the year ended September 30, 1995.


NOTE 11 - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier 1 capital (as defined) to adjusted total assets (as defined) and Tangible capital (as defined) to Tangible assets (as defined). Management believes, as of June 30, 1998 (unaudited) and September 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 and Tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the association's category.

The Association's actual capital amounts and ratios are also presented in the table.


                                                          Actual
                                                  ------------------
                                                  Amount      Ratio
                                                  ------      -----
                                            (Dollar Amounts in Thousands)
As of June 30, 1998 (unaudited):
   Total Capital (to Risk Weighted Assets)       $6,332     17.89%
   Core Capital (to Adjusted Tangible Assets)     5,889      6.63
   Tangible Capital (to Tangible Assets)          5,889      6.63
   Tier 1 Capital (to Risk Weighted Assets)       5,889     16.64

As of September 30, 1997:

   Total Capital (to Risk Weighted Assets)        6,035     21.33
   Core Capital (to Adjusted Tangible Assets)     5,681      6.54
   Tangible Capital (to Tangible Assets)          5,681      6.54
   Tier 1 Capital (to Risk Weighted Assets)       5,681     20.08

As of September 30, 1996:
   Total Capital (to Risk Weighted Assets)        5,490     24.03
   Core Capital (to Adjusted Tangible Assets)     5,204      6.69
   Tangible Capital (to Tangible Assets)          5,204      6.69
   Tier 1 Capital (to Risk Weighted Assets)       5,204     22.78

                                                                                                To Be Well
                                                                                                Capitalized Under
                                                               For Capital                     Prompt Corrective
                                                              Adequacy Purposes:               Action Provisions:
                                                             ------------------             ----------------------
                                                          Amount         Ratio                 Amount         Ratio
                                                          ------         -----                 ------         -----
                                                                               (Dollar Amounts in Thousands)
As of June 30, 1998 (unaudited):
   Total Capital (to Risk Weighted Assets)           $2,831    greater than or equal to 8.0%  $3,539  greater than or equal to 10.0%
   Core Capital (to Adjusted Tangible Assets)         3,555    greater than or equal to 4.0    4,443  greater than or equal to  5.0
   Tangible Capital (to Tangible Assets)              1,333    greater than or equal to 1.5      N/A                            N/A
   Tier 1 Capital (to Risk Weighted Assets)             N/A                             N/A    2,124  greater than or equal to  6.0

As of September 30, 1997:

   Total Capital (to Risk Weighted Assets)            2,263    greater than or equal to 8.0    2,829  greater than or equal to  10.0
   Core Capital (to Adjusted Tangible Assets)         3,477    greater than or equal to 4.0    4,346  greater than or equal to   5.0
   Tangible Capital (to Tangible Assets)              1,304    greater than or equal to 1.5      N/A                             N/A
   Tier 1 Capital (to Risk Weighted Assets)             N/A                             N/A    1,697  greater than or equal to   6.0

As of September 30, 1996:
   Total Capital (to Risk Weighted Assets)            1,827    greater than or equal to 8.0    2,284  greater than or equal to  10.0
   Core Capital (to Adjusted Tangible Assets)         3,111    greater than or equal to 4.0    3,889  greater than or equal to   5.0
   Tangible Capital (to Tangible Assets)              1,167    greater than or equal to 1.5      N/A                             N/A
   Tier 1 Capital (to Risk Weighted Assets)             N/A                             N/A    1,371  greater than or equal to   6.0

The  following  provides  a  reconciliation  of  the  Association's   equity  to
regulatory capital:

                                                                                 September 30,
                                                        June 30,        -----------------------------
                                                         1998             1997              1996
                                                         ----             ----              ----
                                                       (unaudited)
Equity                                                  $6,374,214       $6,039,227        $5,447,200
Less:  Unrealized holding gain on securities
   available-for-sale, net of taxes                       (485,503)        (358,495)         (242,870)
                                                      ------------     ------------      ------------
Tangible/core capital                                    5,888,711        5,680,732         5,204,330
Plus:  Allowance for loan losses                           443,000          354,000           286,000
                                                      ------------     ------------      ------------
Total risk based capital                                $6,331,711       $6,034,732        $5,490,330
                                                        ==========       ==========        ==========

NOTE 12 - PRIOR PERIOD ADJUSTMENTS

The Association has restated its previously issued 1996 and 1995 financial statements to reflect an adjustment related to an overaccrual of FDIC insurance in fiscal year September 30, 1995.

Previously reported retained earnings as of September 30, 1995 has been increased by $186,971 and previously reported results of operations have been changed as follows:


                                                 Year Ended September 30,
                                                 ------------------------
                                                  1996              1995
                                                  ----              ----


Income before income taxes:
   As previously reported                       $  409,244        $  523,184
   As restated                                     119,986           812,442

Net income:
   As previously reported                          281,378           354,374
   As restated                                      94,407           541,345

Retained earnings:
   As previously reported                        5,204,330         4,922,952
   As restated                                         N/A         5,109,923


NOTE 13 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Association's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Association's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 14 - PLAN OF REORGANIZATION

On January 21, 1998 the Board of Directors of the Association approved a Plan of Reorganization from Mutual Savings Association to Mutual Holding and Stock
Issuance (the "Plan") under which the Association will be reorganized from a federally chartered mutual savings association into a mutual holding company (the "MHC") under the laws of the United States of America and the regulations of the Office of Thrift Supervision (the "O.T.S."). As part of the reorganization and the Plan, the Association will convert to a federal stock savings Association (the "Stock Association") and will establish a federal corporation (the "Holding Company"). The Holding Company will be a majority-owned subsidiary of the MHC and the Stock Association will be a wholly-owned subsidiary of the Holding Company. Concurrently with the reorganization, the Holding Company intends to offer for sale up to 49.9% of its common stock to qualifying depositors and the tax-qualifying employee plans of the Association, with any remaining shares offered to the public in a community offering.

The Plan is subject to the approval of the O.T.S. and the majority of depositors and borrowers entitled to vote.

After conversion, the Holding Company will not be able to declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause the regulatory capital of the Association to be reduced below the amount required under O.T.S. rules and regulations.

NOTE 15 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

================================================================================

         No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the RFS Bancorp, Inc., or Revere Federal Savings and Loan Association. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.




                                     [Logo]






                                RFS BANCORP, INC.

                          (Proposed Holding Company for
                             Revere Federal Savings)

                              UP TO 590,496 SHARES

                                  COMMON STOCK

                           ($.01 PAR VALUE PER SHARE)

                                SUBSCRIPTION AND
                               COMMUNITY OFFERING

                                   PROSPECTUS

                            TRIDENT SECURITIES, INC.

                              _______________, 1998

                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

     Until _____________, 1998 or 25 days after the commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     12 C.F.R. Section 545.121 of OTS Regulations sets forth the ability of a federal savings & loan association to indemnify its officers and directors. This section provides that a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association for: (1) any amount for which that person become liable under a judgment if such action; and (2) reasonable costs and expenses, including reasonable attorney's fees paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under such section if he or she attains a favorable judgment in such enforcement action.

     Indemnification shall be made to such individuals if (1) final judgements on the merits is in the individual's favor; or (2) in case of (i) settlement;
(ii) final judgement against the individual, or (iii) final judgement in the individual's favor, other than on the merits, if a majority of the disinterested directors determine that the individual was acting in good faith within the scope of his or her employment or authority as he or she could have reasonable perceived it under the circumstances and for a purpose her or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members. The section also provides that no indemnification may be made unless the association gives the OTS 60 days notice of its intention to make such indemnification.

     In addition to providing indemnification, under OTS Regulations, a savings association may obtain insurance to protect in and its officers, directors and employees from potential losses arising from claims against any of the for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers or employees. However, the savings association may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

     Section 545.121 of OTS regulations is subject to and qualified by 12 U.S.C ss. 1821(k) which provides in general that a director or officer of an insured depository institution may be held personally liable for monetary damages by, on behalf of, or at the request or direction of the Federal Deposit Insurance Corporation in certain circumstances.

     Article XIII of both the Stock Company's and the Bank's Bylaws provide that it shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the Stock
Company for: (a) any amount for which that person becomes liable under a judgment in such action; and (b) reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under the indemnification section of the bylaws if he or she attains a favorable judgment in such enforcement action. These bylaw sections mirror OTS regulations as set forth above.

     Section 18 of the Bylaws of the Mutual Company provide that the Mutual Company shall indemnify its officers, directors and employees to the fullest extent permitted by the rules and regulations of the OTS at 12 C.F.R. ss. 545.121.

     The Bank is party to an Employment Agreement with each of Mr. James J. McCarthy, Mr. Anthony J. Patti and Ms. Judith Tenaglia ("Senior Executives"). These Employment Agreements provide for the Company to indemnify the Senior Executives to the fullest extent permitted under federal law.

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC Registration Fee (1).............................................. $   1,742
OTS application fee and registration..................................    14,400
National Association of Securities Dealers filing fee.................     1,100
OTC Electronic Bulletin Board Listing.................................     5,000
Printing, postage and mailing.........................................    50,000
Legal fees and expenses...............................................   150,000
Placement Agent's fees and commissions................................    90,500
Placement Agent's expenses (excluding counsel fees)...................    40,000
Placement Agent's counsel fees and expenses...........................    30,000
Accounting fees and expenses..........................................    40,000
Appraiser's fees and expenses (including preparing business plan).....    24,000
Conversion agent fees and expenses....................................     5,000
Certificate printing..................................................     1,500
Blue Sky fees and expenses (including fees of counsel)................     5,000
Miscellaneous.........................................................     8,850
                                                                       ---------
TOTAL................................................................. $ 465,350
                                                                       =========
----------

(1) Actual expenses based upon the registration and sale of 590,496 shares each at $10.00 per share. All other expenses are estimated.


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 27.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(A)     LIST OF EXHIBITS.  (Filed herewith unless otherwise noted.)

      EXHIBIT NO.                DESCRIPTION
      -----------                -----------

        *1.1 Engagement letter, dated December 22, 1997, between Revere Federal Savings and Trident Securities, Inc.

         1.2  Draft Form of Agency Agreement

        *2.1 Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan of Revere Federal Savings

        *3.1  Federal Stock Charter of RFS Bancorp, Inc.

        *3.2  Bylaws of RFS Bancorp, Inc.

        *3.3  Federal Stock Charter of Revere Federal Savings Bank

        *3.4  Bylaws of Revere Federal Savings Bank

        *3.5  Federal Stock Charter of Revere, M.H.C.

        *3.6  Bylaws of Revere, M.H.C.

        *4.1  Federal Stock Charter of RFS Bancorp, Inc. (See Exhibit 3.1)

        *4.2  Bylaws of RFS Bancorp, Inc. (See Exhibit 3.2)

        *4.3  Form of Stock Certificate of RFS Bancorp, Inc.

        *5.1 Form of Opinion of Thacher Proffitt & Wood re: legality of securities to be registered

        *8.1  Form of Opinion of Thacher Proffitt & Wood re: federal tax matters

         8.2 Form of Opinion of Shatswell, MacLeod & Company, P.C. re: state and local tax matters

        *8.3  Letter from RP  Financial  regarding  Subscription  Rights

    *10.1(a)  Form of Employee Stock Ownership Plan of RFS Bancorp, Inc.

    *10.1(b)  Form of ESOP Trust Agreement

       *10.2  Form of Executive Employment Agreement, by and between James
              J. McCarthy and Revere Federal Savings

       *10.3 Form of Executive Employment Agreement, by and between Anthony J. Patti and Revere Federal Savings

       *10.4 Form of Executive Employment Agreement, by and between Judith Tenaglia and Revere Federal Savings

        10.5  Form of Benefit Restoration Plan For James J. McCarthy

       *21.1  Subsidiaries of the Registrant

       *23.1  Consent of Thacher  Proffitt & Wood (included in Exhibits
              5.1 and 8.1 to this Registration Statement)

        23.2  Consent of Shatswell MacLeod & Company, P.C.

       *23.4  Consent of RP Financial

        24.1 Powers of Attorney (Included in Signature Page of this Registration Statement)

        27.1  Financial Data Schedule (only filed in electronic  format)

       *99.1  Appraisal  Report of RP Financial

        99.2  Draft  Marketing Materials in connection with the Offering
----------
* Incorporated by reference to the Registration Statement on Form SB-2, Filed with the Securities Exchange Commission on September 9, 1998.

(b)      Financial Statement Schedules.

         Financial statements of Revere Federal Savings as of and for the year ended September 30, 1997 and as of and for the nine months ended June 30, 1998 (included in pp. F-1 -- F-21 of the Prospectus).

ITEM 28.          UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Amendment No. 1 to the Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Revere, Commonwealth of Massachusetts, on October 21, 1998.


                                           RFS BANCORP, INC.

                                           By:   /s/ James J. McCarthy
                                           -------------------------------------
                                           James J. McCarthy
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints James J. McCarthy and Richard A. Schaberg as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form SB-2 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



                   Name                                        Title                                   Date
                   ----                                        -----                                   ----
/s/ James J. McCarthy                               Director, President and Chief                 October 21, 1998
------------------------------------------          Executive Officer
James J. McCarthy                                   (Principal executive officer)

/s/ Arno P. Bommer                                  Chairman                                      October 21, 1998
------------------------------------------
Arno P. Bommer

/s/ Ernest F. Becker                                Vice Chairman                                 October 21, 1998
------------------------------------------
Ernest F. Becker

/s/ John J. Verrengia                               Director                                      October 21, 1998
------------------------------------------
John J. Verrengia

/s/ Angelo A. Todisco                               Director                                      October 21, 1998
------------------------------------------
Angelo A. Todisco

/s/ Anthony R. Conte                                Director                                      October 21, 1998
------------------------------------------
Anthony R. Conte

/s/ Carmen R. Mattuchio                             Director                                      October 21, 1998
------------------------------------------
Carmen R. Mattuchio

/s/ J. Michael O'Brien                              Director                                      October 21, 1998
------------------------------------------
J. Michael O'Brien

/s/ Theodore E. Charles                             Director                                      October 21, 1998
------------------------------------------
Theodore E. Charles

/s/ Anthony J. Patti                                Chief Financial Officer                       October 21, 1998
------------------------------------------          (Principal Accounting Officer)
Anthony J. Patti
